  As filed with the Securities and Exchange Commission on March 18, 1999
                                                      Registration No. 333-68805
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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                --------------

                              AMENDMENT NO. 2
                                       To
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                --------------

                              IDENTIX INCORPORATED
             (Exact Name of Registrant as Specified in Its Charter)

             Delaware                              7373                             94-2842496
 (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
   incorporate or organization)         Classification Code Number)             Identification No.)

     510 North Pastoria Avenue, Sunnyvale, California 94086, (408) 731-2000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

            Randall C. Fowler, President and Chief Executive Officer
     510 North Pastoria Avenue, Sunnyvale, California 94086, (408) 731-2000 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

                                   Copies to:

             Richard A. Peers                           Thomas W. Kellerman
             Christina L. Vail                         Jonathan P. Shanberge
      Heller Ehrman White & McAuliffe             Brobeck Phleger & Harrison LLP
           525 University Avenue                          2200 Geng Road
        Palo Alto, California 94301                     Palo Alto, CA 94303
         Telephone: (650) 324-7000                   Telephone: (650) 424-0160
         Facsimile: (650) 324-0638                   Facsimile: (650) 496-2885

                                --------------

  Commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

                                --------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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                               IDT HOLDINGS, INC.
                         1150 Bayhill Drive, Suite 215,
                          San Bruno, California 94066

                               ----------------
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON                  , 1999

                               ----------------

TO THE STOCKHOLDERS OF IDT HOLDINGS, INC.:

   NOTICE IS HEREBY GIVEN that IDT Holdings, Inc. ("IDT") will hold a special
meeting of stockholders on           , 1999, at IDT's principal office located
at 1150 Bayhill Drive, Suite 215, San Bruno, California 94066 (including any adjournments or postponements thereof) for the following purposes:

  1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization and Merger, dated as of November 14, 1998, as amended on December 11, 1998 and February 3, 1999, by and among Identix Incorporated ("Identix"), IDT, and ID Acquisition Corp., a wholly owned subsidiary of Identix ("Merger Sub"), providing for the merger of Merger Sub with and into IDT. As a result of the merger, IDT would be the surviving corporation (the "Surviving Corporation") and become a wholly owned subsidiary of Identix. Each IDT stockholder will receive approximately [1.067] shares of Identix common stock in the merger for each share of IDT common stock such stockholder holds. The exact exchange ratio cannot be determined until the closing of the merger, but will be equal to 5,050,000 divided by the number of shares of IDT capital stock outstanding at the closing, assuming the exercise of all IDT stock options and warrants.

  2.To transact such other business as may properly come before the special meeting.

   Only the holders of record of IDT common stock as of the close of business
on the record date,      , 1999, are entitled to notice of, and to vote at, the
special meeting. A list of such stockholders will be open to examination by any IDT stockholder at the special meeting and for a period of ten days prior to the date of the special meeting during ordinary business hours at IDT's headquarters, located at 1150 Bayhill Drive, Suite 215, San Bruno, California 94066. The approval of the merger agreement and the merger requires the affirmative vote of the holders of at least a majority of the shares of IDT common stock outstanding on the record date for the special meeting.

   If you attend the meeting, you may vote your shares in person, which will revoke any previously executed proxy. Failure to return a properly executed proxy card or to vote at the special meeting will generally have the same effect as a vote against the merger.

                                          By Order of the Board of Directors,

                                          Oscar Pieper
                                          President

San Bruno, California
     , 1999

    Your vote is very important. Whether or not you plan to attend the special meeting, please complete, sign and date your proxy card and return it promptly in the enclosed postage-prepaid envelope. Even if you give your proxy, you may still vote in person if you attend the meeting.

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      IDT HOLDINGS, INC.                          IDENTIX INCORPORATED


       PROXY STATEMENT                                 PROSPECTUS
                                                      Common Stock
                                                     $.01 par value

   The boards of directors of IDT Holdings, Inc. and Identix Incorporated have approved the acquisition of IDT by Identix.

   As a result of the merger, IDT security holders will be entitled to receive a total of 5,050,000 shares of Identix common stock, either in the merger or upon the exercise of IDT options and warrants assumed by Identix in the merger. Immediately after the merger, IDT security holders will own approximately [ ]% of the outstanding Identix common stock, assuming the exercise of all outstanding IDT options and warrants assumed by Identix in the merger.

   Each IDT stockholder will receive approximately [1.067] shares of Identix common stock in the merger for each share of IDT common stock such stockholder holds. The IDT stockholders will not know, at the time of vote, the exact number of shares to be received by them in the merger.

   IDT stockholders will not immediately receive and be able to sell all of the Identix shares issuable in the merger. Shortly after the closing, each IDT stockholder will receive 90% of the shares issuable to such stockholder in the merger. The remaining 10% of the shares will automatically be placed in escrow for a one-year period. Those escrowed shares may be returned to Identix to the extent that Identix successfully makes a claim after the closing for damages or expenses as a result of breaches or misrepresentations by IDT relating to the merger agreement or this prospectus. Holders of shares released from escrow will be prohibited from selling those shares until fifteen months after closing. In addition to the 10% placed in escrow, any IDT stockholder owning more than 1,000 IDT shares immediately prior to the merger will be prohibited from selling at least 40% of the Identix shares received by the stockholder in the merger for a period of fifteen months from closing.

   It is expected that IDT stockholders will not be taxed solely as a result of the exchange of Identix common stock for IDT common stock in the merger, except to the extent they receive cash for fractional shares. See "Material Federal Income Tax Consequences" beginning on page 31 for a discussion of the limitations on that conclusion and the assumptions on which it is based.

   The IDT board of directors has scheduled the following special meeting for IDT stockholders to vote on the merger:

                                     [DATE]

                                     [TIME]

           1150 Bayhill Drive, Suite 215, San Bruno, California 94066


   The merger cannot be completed unless IDT stockholders approve it. Stockholder approval of the merger is assured because Identix has received the agreement of persons holding at least a majority of IDT common stock to vote their IDT shares in favor of the merger. However, your vote is still very important. Whether or not you plan to attend the IDT special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us.

   The merger involves certain risks to IDT stockholders. See "Risk Factors," beginning on page 13.

    The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  Prospectus dated     , 1999, first mailed to IDT stockholders on     , 1999.

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                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Summary....................................................................   1
  The companies............................................................   1
  IDT's reasons for the merger.............................................   1
  The merger...............................................................   1
  What IDT stockholders will receive in the merger.........................   1
  What IDT option holders will receive in the merger.......................   2
  Ownership of Identix following the merger................................   2
  Escrow of Identix shares in case Identix incurs damages or expenses......   2
  Fifteen-month resale restriction.........................................   2
  The special meeting......................................................   3
  IDT's recommendation to IDT stockholders.................................   3
  Record date; voting power................................................   3
  Votes required...........................................................   3
  Voting Agreement.........................................................   3
  Appraisal rights.........................................................   3
  Federal income tax consequences..........................................   3
  Listing of Identix common stock..........................................   4
  Interests of IDT officers and directors in the merger....................   4
  Conditions to the merger.................................................   4
  Termination of the merger agreement......................................   4
  Accounting treatment.....................................................   5
  Regulatory approvals.....................................................   5
  Operations following the merger..........................................   5
  Identicator, Inc.........................................................   5

Selected Historical Financial Data and Comparative Per Share Data..........   6

Market Price and Dividend Information......................................  11

Special Note Regarding Forward-Looking Statements..........................  12

Risk Factors...............................................................  13
  Risks Relating to the Merger.............................................  13
  Risks Relating to Business of Identix and Identicator Technology.........  14

The Special Meeting........................................................  24
  Time and Place...........................................................  24
  Matters to be Considered at the Special Meeting..........................  24
  Record Date and Quorum...................................................  24
  Votes Required...........................................................  24
  Proxies..................................................................  25
  Solicitation of Proxies and Expenses.....................................  25

The Merger.................................................................  26
  Background of the Merger.................................................  26
  IDT's Reasons for the Merger; Recommendation of the IDT Board............  27
  Identix's Reasons for the Merger.........................................  29
  Actions Preceding the Merger.............................................  30
  Operations Following the Merger..........................................  30

                                                                          Page
                                                                          ----
  Interests of IDT Officers and Directors in the Merger..................  31
  Material Federal Income Tax Consequences...............................  31
  Regulatory Approvals...................................................  34
  Appraisal Rights.......................................................  34

The Merger Agreement.....................................................  39
  Effective Time; Effect of Merger.......................................  39
  Conversion of Securities...............................................  39
  Exchange Procedures....................................................  41
  Indemnification and Escrow.............................................  41
  Fifteen-Month Resale Restriction.......................................  42
  Representations and Warranties.........................................  43
  Conduct of Business Pending the Merger.................................  43
  Exclusivity............................................................  44
  Additional Covenants...................................................  45
  Conditions.............................................................  45
  Termination............................................................  46
  Expenses...............................................................  47
  Amendment..............................................................  47
  Affiliate's Agreements.................................................  47
  Voting Agreement.......................................................  47
  Employment and Noncompetition Agreements...............................  48

Comparison of Capital Stock..............................................  49
  Description of Identix Capital Stock...................................  49
  Description of IDT Capital Stock.......................................  49
  Comparison of Stockholder Rights.......................................  51

Unaudited Pro Forma Condensed Combined Financial Information.............  54

Business of Identicator Technology.......................................  62
  Overview...............................................................  62
  Technology and Products................................................  62
  Marketing and Distribution Channels....................................  64
  Proprietary Technology.................................................  66

IDT'S Management Discussion and Analysis of Financial Condition and
 Results of Operations...................................................  67
Security Ownership of Certain Beneficial Owners and Management of IDT....  72
Legal Matters............................................................  73
Experts..................................................................  73
Where You Can Find More Information......................................  73
Incorporation of Certain Documents by Reference..........................  74
IDT Index to Consolidated Financial Statements........................... F-1
Appendix A Agreement and Plan of Reorganization and Merger............... A-1
Appendix B Stockholder Voting and Proxy Agreement........................ B-1
Appendix C Escrow Agreement.............................................. C-1
Appendix D Delaware General Corporation Law Appraisal Rights............. D-1
Appendix E Chapter 13 General Corporation Law of California
 Dissenters' Rights...................................................... E-1

                                    SUMMARY

  This summary highlights selected information from this document and does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. We have included page references to direct you to more complete descriptions of the topics presented in this summary.

The companies

Identix Incorporated
510 North Pastoria Avenue
Sunnyvale, California 94086
(408) 731-2000

Identix is a leader in designing, developing, manufacturing and marketing biometric products for the capture or comparison of fingerprints for security, fraud prevention, law enforcement and other applications. "Biometrics" is the analysis of unique biological characteristics of an individual, such as a fingerprint, for identification or verification purposes.

Through its subsidiary ANADAC, Inc., Identix provides information technology, engineering and management consulting services, including the installation and integration of Identix products, to private and public sector clients.

Please see "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on pages 73 and 74 for additional information about Identix.

IDT Holdings, Inc. and Identicator Technology, Inc. (page 62)

IDT Holdings, Inc. is a holding company. The business operations are conducted through Identicator Technology, Inc., which is a wholly owned subsidiary of IDT. Prior to completion of the merger, Identicator Technology, Inc. will be merged with and into IDT. IDT and Identicator Technology are referred to together in this document as "Identicator Technology."

IDT's reasons for the merger (page 27)

The IDT board of directors believes that the merger will enable IDT to benefit from the sales and marketing, management and capital resources of Identix and allow its stockholders to participate in a publicly traded company that is a leader in biometric security and imaging products.

The merger (page 26)

The merger agreement is attached as Appendix A to this document. We encourage you to read the merger agreement. It is the legal document governing the merger.

What IDT stockholders will receive in the merger (page 39)

If you hold shares of IDT common stock, you will receive approximately [1.067] shares of Identix common stock in the merger for each share of IDT common stock you hold. The exact exchange ratio cannot be determined until the closing of the merger, but will be equal to 5,050,000 divided by the number of shares of IDT capital stock outstanding at the closing, assuming the exercise of all IDT stock options and warrants. As of the date of this prospectus, there were [4,732,096] shares of IDT capital stock outstanding (assuming exercise of all stock options and warrants).

Identix will not issue fractional shares. Instead, you will receive cash for any fractional share of Identix common stock owed to you based on the average of the high and low prices of Identix common stock on the trading day before the closing of the merger.

You should not send in your stock certificates until instructed to do so after the merger is completed.

What IDT option holders will receive in the merger (page 40)

If you hold options to purchase shares of IDT common stock, after the merger your options will be assumed by Identix and you will have the right to purchase Identix common stock. The number of shares issuable upon exercise of your IDT options and the exercise price per share will be adjusted in accordance with the same exchange ratio applied to determine the number of shares of Identix stock to be issued per share of IDT common stock in the merger. See "What IDT stockholders will receive in the merger" above.

Ownership of Identix following the merger

Immediately following the merger, existing IDT stockholders will own
approximately   % of the outstanding Identix common stock, assuming the
exercise of all IDT stock options and warrants assumed by Identix in the merger.

Escrow of Identix shares in case Identix incurs damages or expenses (page 41)

IDT stockholders will not immediately receive all of the Identix shares issuable in the merger. 10% of the shares issuable to each IDT stockholder will automatically be placed in escrow for a one-year period. Those escrowed shares may be returned to Identix to the extent that Identix successfully makes a claim for damages or expenses as a result of breaches or misrepresentations by IDT relating to the merger agreement or this prospectus. Holders of shares released from escrow will be prohibited from selling those shares until fifteen months after closing.

A stockholder representative will be authorized to represent the IDT security holders in all matters relating to the escrow. Harry F. Camp has been selected by the IDT board to act as the stockholder representative. Approval by the IDT stockholders of the merger will constitute approval of the escrow agreement and the selection of the stockholder representative.

IDT will also ask its stock option and warrant holders to agree that 10% of their IDT stock options and warrants (and the Identix common stock they receive upon exercise of those options and warrants) will also be subject to the escrow agreement and subject to cancellation if Identix successfully claims damages in excess of the value of the shares issued into escrow at closing.

Fifteen-month resale restriction (page 42)

In addition to the shares subject to the escrow, at least 40% of the Identix shares issued in the merger to any IDT stockholder who owns more than 1,000 IDT shares immediately prior to the merger will automatically be subject to a "lock-up" period for fifteen months. Shares subject to the lock-up period may not be sold, pledged or otherwise transferred during the period, except upon the death of a stockholder. The exact number of shares of each IDT stockholder subject to the lock-up will be determined at closing. IDT will also ask each holder of IDT stock options or warrants to agree that, in addition to the portions of their options and warrants subject to the escrow, 40% of the Identix shares issuable upon exercise of their options and warrants will be subject to the lock-up period.

The special meeting (page 24)

The IDT special meeting will be held at IDT's principal office located at 1150 Bayhill Drive, Suite 215, San Bruno, California 94066 on [date] at [time]. At the special meeting, you will be asked to approve and adopt the merger agreement and approve the merger.

IDT's recommendation to IDT stockholders (page 27)

The IDT board of directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote "for" the proposal to approve and adopt the merger agreement and approve the merger.

Record date; voting power (page 24)

You are entitled to vote at the special meeting if you owned shares of IDT
common stock as of the close of business on    , 1999, the record date for the
special meeting.

On the record date, there were outstanding [2,727,762] shares of IDT common stock and no shares of Series A Preferred Stock. IDT stockholders will have one vote for each share of IDT common stock they owned at the record date.

Votes required (page 24)

At least a majority of the shares of IDT common stock outstanding on the record date must vote to approve and adopt the merger agreement and approve the merger.

Voting agreement (page 47)

IDT stockholders who hold approximately [70%] of the shares of IDT common stock outstanding on the record date have agreed to vote their IDT shares "for" adoption and approval of the merger agreement and approval of the merger. The stockholders who are parties to the voting agreement are International Technology Concepts, Inc. and the directors of IDT.

Appraisal rights (page 34)

Under Delaware law, stockholders of IDT have rights to demand an appraisal of the value of their shares of IDT common stock in lieu of participating in the merger. In addition, because IDT is subject to certain California laws, IDT stockholders are also entitled to exercise dissenters' rights under California law.

Federal income tax consequences (page 31)

It is expected that IDT stockholders will not be taxed solely as a result of the exchange of Identix common stock for IDT common stock in the merger, except to the extent they receive cash for fractional shares. It is a condition to the closing of the merger that each of IDT and Identix receive an opinion from its outside counsel to that effect. However, tax counsel is not giving an opinion as to any prior IDT transaction or as to the effect of the merger on prior IDT transactions.

Tax matters are very complicated and the tax consequences of the merger to you will depend in part on the facts of your own situation. You should consult your tax advisors, as you deem appropriate, for a full understanding of the tax consequences of the merger to you.

Listing of Identix common stock

As a condition of closing, the Identix common stock issued in connection with the merger must be approved for quotation on the AMEX.

Interests of IDT officers and directors in the merger (page 31)

In considering the merger, you should be aware that the officers and directors of IDT have interests in the merger that are in addition to the interests of IDT's stockholders generally. Pursuant to their terms, some of the options held by four IDT officers and directors will vest upon the consummation of the merger. Furthermore, Identix will enter into employment agreements and issue additional options after the merger to four officers of IDT, three of whom who are also directors of IDT.

In connection with the merger, Identix will enter into an agreement with International Technology Concepts, Inc. under which International Technology Concepts will provide administrative, research, development, testing and production services and access to facilities to Identix. Two of the officers and directors of IDT are also officers, directors and principal stockholders of International Technology Concepts.

In connection with the merger, Identix will enter into an agreement with Identicator, Inc. under which Identicator, Inc. will provide administrative services and a trademark license to Identix. Two of the officers and directors of IDT are also officers, directors and principal stockholders of Identicator, Inc.

Conditions to the merger (page 45)

Identix and IDT will complete the merger only if a number of conditions are satisfied or waived, including the following:

  . the holders of at least a majority of the IDT common stock approve the merger agreement;

  . the number of "dissenting shares" of IDT does not exceed 5% of the aggregate number of shares of Identix common stock that would be issuable in the merger at the effective time if there were no dissenting shares;

  . no material adverse change occurs in the businesses of either Identicator Technology or Identix;

  . four officers of Identicator Technology enter into employment and noncompete agreements with Identix and receive option grants; and

  . the escrow holder, Identix and the stockholder representative enter into an escrow agreement and holders of IDT stock options have entered into supplemental written agreements, so that the total number of shares of Identix common stock available to satisfy escrow claims is at least 434,300.

Termination of the merger agreement (page 46)

Identix and IDT can jointly agree to terminate the merger agreement at any time without completing the merger. Either company can terminate the merger agreement under various circumstances, including if:

  . the other company fails to perform any material covenant in the merger agreement; or

  . the other company has not met its closing conditions by April 30, 1999 and the terminating party has not waived such conditions.

Accounting treatment

The merger will be accounted for by Identix as a purchase in accordance with generally accepted accounting principles. Application of the purchase method of accounting for the merger will reduce Identix's pre-tax earnings for at least 3 years, and as many as 12 years. The reported results of operations of Identix will include the results of IDT from and after the closing date. The assets, including intangible assets, and liabilities of IDT will be recorded at their fair values as of the closing date. Any excess of the purchase consideration over the fair values of the assets and liabilities of IDT will be recorded as goodwill. Identix will write off at closing the value of certain acquired intangible assets referred to as in-process research and development. In addition, other acquired intangible assets and goodwill created as a result of the merger will be amortized by Identix over a period from 3 to 12 years.

Regulatory approvals (page 34)

The merger is not subject to the filing and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Operations following the merger (page 30)

Following the merger, Identicator Technology will continue its operations as a wholly-owned subsidiary of Identix. The board of directors of Identicator Technology will consist of two continuing members, Oscar Pieper and Yuri Khidekel, and two officers of Identix, Randall C. Fowler and James P. Scullion. The following individuals will continue as officers of Identicator Technology following the merger: Oscar Pieper, Yuri Khidekel, Yury Shapiro and Grant Evans.

Identicator, Inc.

Until March 31, 1997, a predecessor of IDT was engaged in developing and commercializing products for non-electronic, paper-based production, development or capture of fingerprint images. On March 31, 1997, that predecessor transferred that paper-based business to a company called Identicator, Inc. and distributed shares in Identicator, Inc. to its stockholders. IDT does not own any interest in Identicator, Inc., and Identix is not acquiring Identicator, Inc. or any part of its business through the merger.

Identicator, Inc. owns all rights to the Identicator trademark and logo, and will grant to Identicator Technology a royalty-free, perpetual, irrevocable, worldwide right and license to use the Identicator trademark and logo for its business. Such license will be exclusive in Identicator Technology's line of business.

                       SELECTED HISTORICAL FINANCIAL DATA
                         AND COMPARATIVE PER SHARE DATA

   Identix is providing the following information to aid you in your analysis of the financial aspects of the merger. Identix derived this information from its historical audited financial statements for the fiscal years ended June 30, 1994 through June 30, 1998, and its historical unaudited financial statements for the six months ended December 31, 1997 and 1998 which have been prepared on the same basis as the historical audited financial statements. In the opinion of management, the unaudited financial statements of Identix, from which such data have been derived, contain all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the results for, and as of the end of, such periods. The operating results of Identix for the six months ended December 31, 1998 are not necessarily indicative of the results that may be expected for the year ending June 30, 1999. This information is only a summary and you should read it in conjunction with Identix's historical consolidated financial statements, including the related notes, and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the annual reports, quarterly reports and other information on file with the Securities and Exchange Commission. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on pages 73 and 74.

                  Identix Selected Consolidated Financial Data
                     (in thousands, except per share data)

                                                                       Six Months
                                                                          Ended
                                Fiscal Year Ended June 30,            December 31,
                          ------------------------------------------ ---------------
                           1994     1995     1996     1997    1998    1997    1998
                          -------  -------  -------  ------- ------- ------- -------
Historical Consolidated
 Statement of Operations
 Data:
Revenues................  $20,135  $27,014  $38,541  $52,543 $79,374 $38,603 $40,323
Net income (loss).......   (2,596)    (715)  (3,441)     518     768     951     394
Basic net income (loss)
 per share..............    (0.14)   (0.04)   (0.15)    0.02    0.03    0.04    0.02
Diluted net income
 (loss) per share.......    (0.14)   (0.04)   (0.15)    0.02    0.03    0.04    0.02
Weighted average common
 shares used in
 computing basic net
 income (loss) per
 share..................   18,304   19,371   23,485   24,817  25,104  25,011  25,319
Weighted average common
 shares used in
 computing diluted net
 income (loss) per
 share..................   18,304   19,371   23,485   25,586  25,669  25,690  25,646

                                         June 30,
                          --------------------------------------- December 31,
                           1994    1995    1996    1997    1998       1998
                          ------- ------- ------- ------- ------- ------------
Historical Consolidated
 Balance Sheet Data:
Cash and cash
 equivalents............. $   799 $ 3,842 $   981 $ 2,510 $   753   $ 2,418
Working capital..........   3,588   9,571  14,914  15,477  18,153    19,716
Total assets.............  10,593  18,104  27,107  32,440  42,012    41,932
Long-term debt and
 convertible debt........     500     --      127     --      --        --
Shareholders' equity.....   5,751  12,274  19,472  20,898  22,910    24,344

   IDT is providing the following information to aid you in your analysis of the financial aspects of the merger. IDT derived this information from its historical unaudited financial statements for the fiscal years ended December 31, 1994 and 1995 and the audited financial statements for the fiscal years ended December 31, 1996, 1997 and 1998.This information is only a summary and you should read it in conjunction with IDT's Consolidated Financial Statements (and related notes) beginning on page F-1 and "IDT's Management Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 67.

              IDT Selected Historical Consolidated Financial Data
                     (in thousands, except per share data)

                                         Fiscal Year Ended December 31,
                                       -----------------------------------
                                        1994   1995   1996   1997   1998
                                       ------ ------ ------ ------ -------
Historical Consolidated Statement of
 Operations Data:
Revenues.............................. $1,541 $2,088 $3,061 $3,194 $ 4,378
Net income (loss) from operations.....    424    703    453    143  (5,899)(1)
Net income (loss).....................     81    709    459    146  (5,978)(1)

                                                          December 31,
                                                  ----------------------------
                                                  1994 1995 1996  1997   1998
                                                  ---- ---- ---- ------ ------
Historical Consolidated Balance Sheet Data:
Cash and cash equivalents........................ $135 $102 $474 $   15 $   76
Working capital (deficit)........................  195  650  787    853    (55)
Total assets.....................................  214  893  847  1,991  1,990
Long-term debt, net of issuance costs............  --   --   --     --     299
Total partners' capital..........................  196  685  844    990    --
Shareholders' equity (deficit)...................  --   --   --     --     (77)

--------

(1) The issuance of options to purchase IDT common stock at an exercise price of $0.28 per share resulted in IDT recognizing stock compensation charges of $4.6 million in the year ended December 31, 1998. See Note 9 of Notes to IDT's Consolidated Financial Statements.

   The following table sets forth unaudited pro forma condensed combined financial data for Identix and IDT which gives effect to the acquisition, accounted for as a purchase, as if it had been consummated as of July 1, 1997 for the year ended June 30, 1998 statement of operations data and for the six months ended December 31, 1998 statement of operations data. The net loss set forth below does not include in-process research and development costs in the amount of $10,044,000 which will be written off immediately after the transaction is completed. The balance sheet data assumes the merger was consummated on December 31, 1998. The pro forma data is not necessarily indicative of the results that would have been achieved had such transaction been consummated on such dates and should not be construed as representative of future operations. This presentation is subject to the assumptions set forth in the notes to the Unaudited Pro Forma Condensed Combined Financial Information appearing elsewhere in this prospectus. The information presented should be read in conjunction with such pro forma financial information and the notes thereto and the historical consolidated financial statements including the notes thereto of Identix, incorporated by reference into this prospectus and of IDT, appearing elsewhere in this prospectus. See "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 54, IDT's Consolidated Financial Statements beginning on page F-1, and "Where You Can Find More Information" and "Incorporation of Certain Documents By Reference" on pages 73 and 74.

         Unaudited Selected Pro Forma Condensed Combined Financial Data
                     (in thousands, except per share data)

Pro Forma Combined Statement of Operations Data:

                                                Year Ended   Six Months Ended
                                               June 30, 1998 December 31, 1998
                                               ------------- -----------------
      Revenues................................    $83,477         $42,597
      Loss from operations....................     (1,447)         (6,313)(1)
      Loss before taxes.......................     (1,616)         (6,567)(1)
      Net loss................................     (1,787)         (6,816)(1)
      Net loss per share--basic and diluted...      (0.06)          (0.24)
      Shares used in computing net loss per
       share--basic and diluted...............     28,013          28,228

Pro Forma Combined Balance Sheet Data:

                                                               December 31, 1998
                                                               -----------------
      Current assets..........................................      $38,887
      Total assets............................................       68,472
      Working capital.........................................       19,111
      Current liabilities.....................................       19,776
      Long-term liabilities...................................          429
      Stockholders' equity....................................       48,267

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(1) The issuance of options to purchase IDT common stock at an exercise price of $0.28 per share resulted in IDT recognizing stock compensation charges of $4.6 million in the six months ended December 31, 1998. See Note 9 of Notes to IDT's Consolidated Financial Statements.

Comparative Per Share Information

   The following table sets forth certain earnings, dividend and book value per share data for IDT and Identix on a historical basis and pro forma combined basis.

   The information is only a summary and you should read it in conjunction with the "Unaudited Pro Forma Condensed Combined Financial Information" on pages 54 through 61 and the respective audited and unaudited consolidated financial statements of Identix and IDT, including the notes thereto, incorporated by reference or appearing elsewhere in this prospectus. See IDT's Consolidated Financial Statements (and related notes) beginning on page F-1, "IDT's Management Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 67, and "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on pages 73 and 74.

   The IDT pro forma equivalent per share amounts are calculated by multiplying the Identix pro forma per share amounts by the assumed exchange ratio of approximately 1.067. This ratio is calculated by dividing the total number of shares of Identix common stock to be issued in the merger and upon the exercise of options and warrants assumed in the merger (5,050,000) by the number of shares of IDT common stock outstanding on a fully diluted basis (4,732,096).

   Prior to September 30, 1998, Identicator Technology was a partnership and had no common shares outstanding. On September 30, 1998, ownership of substantially all of the assets and business of the partnership was transferred to Identicator Technology, Inc., a wholly owned subsidiary of IDT Holdings, Inc. Identicator Technology, Inc. will be merged with and into IDT prior to the merger. The IDT historical book value is computed by dividing partners' capital/shareholders' equity at the end of the period by the number of shares of IDT common stock outstanding at December 31, 1998 (2,727,762). Partners' capital was $905,000 at June 30, 1998 and shareholders' deficit was $77,000 at December 31, 1998. The IDT historical net income (loss) per share is computed by dividing net income (loss) by the number of shares of IDT common stock outstanding at December 31, 1998 (2,727,762). Options and warrants outstanding at December 31, 1998 to acquire shares of IDT common stock (2,004,334) are included in the computation to the extent that they are dilutive. Net income for the year ended June 30, 1998 was $85,000. The net loss for the six month period ended December 31, 1998 was $5,890,000. This loss includes stock compensation charges of $4,642,000 in connection with the issuance of options to purchase IDT common stock at an exercise price of $0.28 per share during that six month period.

   This information is not necessarily indicative of the results of future operations of the combined company or the actual results that would have occurred had the merger been consummated prior to the periods indicated.

                              At or for the Year Ended At or for the Six Months Ended
                                   June 30, 1998             December 31, 1998
                              ------------------------ ------------------------------
     Per Share of Identix
      Common Stock:
       Book Value:
         Historical..........          $ 0.91                      $ 0.96
         Pro forma...........          $ 1.72                      $ 1.71
       Net income (loss):
         Historical..........          $ 0.03                      $ 0.02
         Pro forma...........          $(0.06)                     $(0.24)
     Per Share of IDT Common
      Stock:
       Book Value:
         Historical..........          $ 0.34                      $(0.03)
         Pro forma
          equivalent.........          $ 1.83                      $ 1.83
       Net income (loss):
         Historical..........          $ 0.02                      $(2.24)
         Pro forma
          equivalent.........          $(0.07)                     $(0.26)

                     MARKET PRICE AND DIVIDEND INFORMATION

   The shares of Identix common stock are listed and principally traded on the AMEX and quoted under the symbol "IDX." The following table sets forth, for the quarters indicated, the high and low closing prices of Identix common stock as reported on the AMEX. For current price information, IDT stockholders are urged to consult publicly available sources.

                              Identix Common Stock

        Period                                          High   Low
        ------                                         ------ -----
        Fiscal Year ended June 30, 1997:
          First Quarter............................... $13.88 $8.19
          Second Quarter..............................  10.75  7.25
          Third Quarter...............................  12.75  8.38
          Fourth Quarter..............................  11.25  7.44
        Fiscal Year ended June 30, 1998:
          First Quarter............................... $11.81 $8.75
          Second Quarter..............................  11.63  9.31
          Third Quarter...............................  10.50  8.50
          Fourth Quarter..............................   8.56  5.63
        Fiscal Year ending June 30, 1999:
          First Quarter............................... $ 8.38 $4.56
          Second Quarter .............................  10.00  5.00
          Third Quarter (through March 16, 1999)......  10.25  5.94

   There is no public market for the IDT common stock.

Dividend Information

   Identix has not paid any cash dividends on its common stock during the last five fiscal years. Identix currently intends to retain any earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future. In addition, Identix's bank lines of credit restrict Identix's ability to pay cash dividends.

   IDT has never paid any cash dividends on the IDT common stock, and if the merger is not consummated, it anticipates that it will continue to retain any earnings for the foreseeable future for use in the operation of its business.

Recent Closing Prices

   The following table sets forth the closing prices per share of Identix common stock on the AMEX on November 13, 1998, the last trading day before
announcement of the proposed merger, and on     , 1999, the latest practicable
trading day before the printing of this prospectus. The table also includes an IDT equivalent value which is calculated by multiplying the closing price per share of Identix common stock on the applicable date by an assumed exchange ratio of 1.067 shares of Identix per share of IDT stock. The IDT equivalent per share price can be used by the IDT stockholders to determine the approximate value of one share of IDT capital stock based on the Identix common stock trading price, without giving effect to the escrow and resale restrictions.

                                       Identix Stock IDT Equivalent
                                       ------------- --------------
        November 13, 1998.............    $7.875         $8.403
              , 1999..................

   Because the market price of Identix common stock is subject to fluctuation, the market value of the shares of Identix common stock that holders of IDT securities will receive in the merger may increase or decrease prior to and following the merger.

   Stockholders are urged to obtain current quotations for the market prices of Identix common stock. No assurance can be given as to the market price of Identix common stock at the effective time of the merger. The number of shares to be issued by Identix in the merger is fixed. Accordingly, the market value of the shares of Identix common stock that holders of IDT common stock will receive in the merger may vary significantly from the prices shown above.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains and incorporates by reference certain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this prospectus (including statements as to "beliefs," "expectations," "anticipations," "intentions" or similar words) and all statements which are not statements of historical fact. Actual results, performance or events may differ materially for a variety of reasons, including the risks and uncertainties described in "Risk Factors" or in the other SEC filings of Identix. Identix and Identicator Technology undertake no obligation to publicly update forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                 RISK FACTORS

   You should consider carefully the following risk factors in evaluating whether to approve the merger agreement and the consummation of the merger. If any of the following risks actually occur, they could have a severe negative impact on Identix's or Identicator Technology's financial results and stock price.

   This prospectus contains forward-looking statements that involve risks and uncertainties. Identix's and Identicator Technology's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Risks Relating to the Merger

The number of shares you will receive in the merger will be fixed even if the Identix stock price changes. All outstanding IDT securities will be converted into 5,050,000 shares of Identix common stock issuable in the merger or upon exercise of options and warrants assumed by Identix in the merger. The ratio will be fixed and will not be adjusted in the event of changes in the price of Identix common stock. In addition, IDT may not terminate the merger agreement solely because of a change in the stock price of Identix. Consequently, if the market price of the Identix common stock decreases, the value of the consideration to be received by IDT stockholders would also decrease.

Identix's results of operations will be adversely affected by write-offs and amortization of intangible assets associated with the merger and expenses incurred in connection with the merger. Identix expects to take a one-time write-off related to acquired research and development of approximately $10,044,000 in the quarter in which the merger closes. Identix will recognize approximately $24,550,000 in core technology, assembled work force and goodwill as a result of the merger, which Identix will be required to amortize over periods of approximately 3-12 years. This goodwill amortization and the amortization of core technology and assembled workforce will result in an additional charge to pre-tax earnings of approximately $660,000 per quarter on an ongoing basis.

In addition, Identix and IDT estimate that they will together incur direct transaction costs, including legal, accounting, registration and printing fees, of approximately $700,000 associated with the merger. There is a risk that Identix may incur additional material charges in subsequent quarters to reflect additional costs associated with the merger.

IDT stockholders risk forfeiture or a loss in value of a portion of the Identix stock issued in the merger before such shares are received or can be sold by the stockholders. 10% of the Identix shares issuable to IDT stockholders in the merger will automatically be placed in escrow for one year and are subject to the risk of forfeiture if Identix successfully makes a claim for damages or expenses after the closing of the merger. Fifty percent of the shares issuable in the merger, including the shares subject to the escrow, are subject to a fifteen month lock-up period. There is a risk that the value of the Identix shares issued in the merger subject to the fifteen month lock-up period will decline before such shares are released from the lock-up.

The Internal Revenue Service could successfully contend that the merger is a taxable transaction to the IDT stockholders or that it affects transactions previously engaged in by Identicator Technology or its predecessors. For example, the IRS could successfully contend that the merger causes the 1998 restructuring in which Identicator Technology, the joint venture in which the biometrics business was previously conducted, was transferred to Identicator Technology, Inc., if the transaction was otherwise nontaxable, to be a taxable transaction. Counsel for Identix and IDT have not rendered and are not rendering an opinion as to the taxability of transactions previously engaged in by Identicator Technology or its predecessors or the impact of the merger on such transactions. The IDT stockholders are urged to consult their own tax advisors regarding the tax consequences of such prior transactions and the impact of the merger on such tax consequences.

The anticipated benefits of the merger may not be achieved unless certain operations of Identix and Identicator Technology are successfully combined, including aspects of the two companies, research and development and marketing operations. The transition to a combined company will require substantial management attention and the process of coordination of the operations, especially research and development and marketing, may be complicated by the necessity of combining personnel in different locations with disparate business backgrounds and corporate cultures. In addition, combining the two organizations could cause the interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses. Any difficulties experienced in the transition process and any loss of or interruption in business as a result of the diversion of resources to pursue the integration of the organizations could have an adverse effect on the combined operations.

Risks Relating to Business of Identix and Identicator Technology

All of Identix's and Identicator Technology's product revenues are derived from the sale of biometric products and their businesses will not grow unless the market for biometric products expands both domestically and internationally. Biometric products have not gained widespread commercial acceptance. Neither company can accurately predict the future growth rate, if any, or the ultimate size of the biometric technology market.

The expansion of the market for Identix's and Identicator Technology's products depends on a number of factors including:

  . the cost, performance and reliability of their products and products of competitors

  .  customers' perception of the perceived benefits of these products

  . public perceptions of the intrusiveness of these products and the manner in which firms are using the fingerprint information collected

  .  public perceptions regarding the confidentiality of private information

  . customers' satisfaction with Identix's and Identicator Technology's products

  .  marketing efforts and publicity regarding these products.

Certain groups have publicly objected to the use of biometric products for some applications on civil liberties grounds and legislation has been proposed to regulate the use of biometric security products.

Even if biometric markets develop, Identix's and Identicator Technology's products may not gain wide market acceptance.

Identix and Identicator Technology face intense competition from other biometric identification providers as well as traditional identification and security systems providers. A significant number of established and startup companies are developing and marketing software and hardware for fingerprint biometric security applications that could compete directly with Identix's and Identicator Technology's biometric security products. Some of these companies are developing semiconductor or optically-based direct contact fingerprint image capture devices. Other companies are developing and marketing other methods of biometric identification such as retinal blood vessel or iris pattern, hand geometry, voice and facial structure. If one or more of these approaches were widely adopted, it would significantly reduce the potential market for Identix's and Identicator Technology's products.

Identix's and Identicator Technology's biometric security products also compete with non-biometric technologies such as traditional key, card, surveillance systems and passwords.

Identix's biometric imaging products face intense competition from a limited number of competitors who are actively engaged in developing and marketing livescan products, including Digital Biometrics, Inc., Heimann Biometric Systems GmbH and Printrak International Inc.

Identix and Identicator Technology expect competition to increase as other companies introduce products that are competitively priced, that may have increased performance or functionality or that incorporate technological advances not yet developed or implemented by Identix or Identicator Technology. Some present and potential competitors have financial, marketing and research resources substantially greater than those of Identix and Identicator Technology. In order to compete effectively in this environment, Identix and Identicator Technology must continually develop and market new and enhanced products at competitive prices and must have the resources available to invest in significant research and development activities.

In its services business, Identix faces substantial competition from professional services providers of all sizes in the government marketplace. ANADAC is increasingly being required to bid on firm fixed price and similar contracts that result in greater performance risk to ANADAC. If ANADAC is not able to maintain a competitive cost structure, support specialized market niches, retain its highly qualified personnel or align with technology leaders, Identix may lose its ability to compete successfully in the services business.

The biometrics industry is characterized by rapid technological change and evolving industry standards which could render existing products obsolete. Identix's and Identicator Technology's future success will depend upon their ability to develop and introduce a variety of new products and product enhancements to address the changing, sophisticated needs of the marketplace. Material delays in introducing new products and enhancements or the failure to offer innovative products at competitive prices may cause customers to forego purchases of Identix's and Identicator Technology's products and purchase those of their competitors.

Identix's and Identicator Technology's revenues and operating results often vary significantly from quarter to quarter and may be negatively affected by a number of factors, including the timing of large orders. Usually, most of each company's revenues in a quarter come from a small number of large orders.

Accordingly, revenues in a particular quarter depend on the timing and size of major orders.


The following are some other reasons why Identix's or Identicator Technology's financial results may fluctuate from quarter to quarter:

  . reduced demand for products caused by a competitor's price reductions or introduction of new or enhanced products

  . changes in the mix of products and services Identix, Identicator Technology, or their distributors sell

  . cancellation, delays or amendments by government agencies relating to contracts with Identix or Identicator Technology

  .  litigation costs

  .  expenses related to acquisitions, including the merger

  .  other one-time financial charges

  .  the lack of availability or increase in cost of key components

  .  economic downturns domestically or internationally.

Identix or Identicator Technology also may reduce prices or increase spending in response to competition or to pursue new market opportunities.

Identix's products often have a lengthy sales cycle while the customer evaluates and receives approvals for such purchase. If after expending significant funds and effort Identix fails to receive an order, a severe negative impact on its financial results and stock price could result. It is difficult to predict accurately the sales cycle of any large order. If Identix does not ship one or more large orders as forecasted for a fiscal quarter, its total revenues and operating results for such quarter could be materially and adversely affected.

Further, the lead time for ordering parts and materials and building Identix's and Identicator Technology's products can be many months. As a result, Identix and Identicator Technology must order parts and materials and build their products based on forecasted demand. If demand for its products lags significantly behind its forecasts, Identix or Identicator Technology may produce more products than it can sell, which can result in cash flow problems and write-offs or write-downs of obsolete inventory.

Identix derives a majority of its revenue from government contracts which are often non-standard, involve competitive bidding and may be subject to cancellation without penalty. Government contracts frequently include provisions that are not standard in private commercial transactions. For example, government contracts may include bonding requirements and provisions permitting the purchasing agency to cancel the contract without penalty in certain circumstances. As public agencies, Identix's prospective customers are also subject to public agency contract requirements that vary from jurisdiction to jurisdiction. Some of these requirements may be onerous or impossible to satisfy.

In addition, public agency contracts are frequently awarded only after formal competitive bidding processes, which have been and may continue to be protracted, and typically impose provisions that permit cancellation in the event that funds are unavailable to the public agency. There is a risk that Identix may not be awarded any of the contracts for which its products are bid or, if awarded, that substantial delays or cancellations of purchases may follow as a result of protests initiated by losing bidders. In addition, local government agency contracts may be contingent upon availability of matching funds from state or federal entities.

During fiscal 1998, Identix derived approximately 89% of its services revenue directly from contracts relating to the Department of Defense and other U.S. Government agencies. The loss of a material government contract due to budget cuts or otherwise could have a severe negative impact on Identix's financial results and stock price.

During fiscal 1998, Identix derived approximately 68% of its services revenue from time and materials contracts and firm-fixed-price contracts. Identix assumes certain performance risk on these contracts. If Identix fails to estimate accurately ultimate costs or to control costs during performance of the work, Identix's profit margins may be reduced and Identix may suffer losses. In addition, revenues generated from government contracts are subject to audit and subsequent adjustment by negotiation between Identix and representatives of the government agencies. ANADAC has completed such an audit by the Defense Contract Audit Agency for the period from July 1, 1992 to June 30, 1995. Identix believes that the results of this audit will not result in a material adjustment of revenues, but there is a risk that significant adjustments could be required.

Identix and Identicator Technology rely on marketing partners to distribute their products and may be adversely affected if such parties do not actively promote their products or pursue installations which use their equipment. A significant portion of Identix's and all of Identicator Technology's product revenues come from sales to marketing partners including OEMs, systems integrators, distributors and resellers. Some of these relationships are formalized in agreements; however, such agreements are often terminable with little or no notice and subject to periodic amendment. Identix and Identicator Technology cannot control the amount and timing of resources that such marketing partners devote to their activities on behalf of Identix or Identicator Technology.

Identix and Identicator Technology intend to continue to seek strategic relationships to distribute and sell certain of their products. Identix and Identicator Technology, however, may not be able to negotiate acceptable distribution relationships in the future and cannot predict whether current or future distribution relationships will be successful.

Loss of sole or limited source suppliers may result in delays or additional expenses. Identix and Identicator Technology obtain certain components for their products from a single source or a limited group of suppliers. Neither company has long term agreements with any of its suppliers. Identix and Identicator Technology will experience delays in manufacturing and shipping of products to customers if they lose these sources or if supplies from these sources are delayed.

As a result, Identix or Identicator Technology may be required to incur additional development and other costs to establish alternative sources of supply. It may take several months to locate alternative suppliers, if required, or to re-tool its products to accommodate components from different suppliers. Neither Identix nor Identicator Technology can predict if it will be able to obtain such components within the time frames it requires at an affordable cost, or at all. Any delays resulting from suppliers failing to deliver components on a timely basis in sufficient quantities and of sufficient quality or any significant increase in the price of components from existing or alternative suppliers could have a severe negative impact on such company's financial results and stock price.

The success of Identix's strategic plan to pursue sales in international markets may be limited by risks related to international trade and marketing. During fiscal 1998, Identix derived 18% of its net product revenues from international sales. Identix currently has offices overseas in Australia, Singapore, Brazil and Switzerland. There is a risk that Identix may not be able to market, sell and deliver its products in foreign countries. Identix's net product revenues attributable to international sales declined by 55% in the three months ended December 31, 1998 from the three months ended December 31, 1997, mainly due to a decline in sales resulting from economic instability in Asia.

In addition to the uncertainty as to Identix's ability to maintain and expand its international presence, there are certain risks inherent in foreign operations, including:

  .  regional economic conditions

  . delays in or prohibitions on exporting products resulting from export restrictions for certain products and technologies, including "crime control" products and encryption technology

  .  fluctuations in foreign currencies and the U.S. dollar

  . loss of revenue, property and equipment from expropriation, nationalization, war, insurrection, terrorism and other political risks

  .  the overlap of different tax structures

  .  seasonal reductions in business activity

  .  risks of increases in taxes and other government fees

  .  involuntary renegotiation of contracts with foreign governments.

In addition, foreign laws treat the protection of proprietary rights differently from laws in the United States and may not protect Identix's proprietary rights to the same extent as U.S. laws.

Identix may need to raise additional debt or equity financing in the next twelve months. As of December 31, 1998, Identix had $19,716,000 in working capital, which included $2,418,000 in cash and cash equivalents. In addition, Identix had $5,029,000 available under its bank line of credit, which expires in December 1999. ANADAC had $4,407,000 available under its bank line of credit, which expires in March 2000. Identix may need to raise additional debt or equity financing in the next 12 months if current sources of capital are not sufficient to finance its operations or if the Identix or ANADAC lines of credit are not renewed or if Identix or ANADAC fail to obtain a waiver of any covenant breaches under their lines of credit. Identix may not be able to obtain additional equity or debt financing on terms that are not excessively dilutive to existing stockholders or more costly than existing sources of debt financing.

Identicator Technology's business may be adversely affected if it can not raise working capital to implement its business plan. If the merger is not completed, IDT will likely be required to raise additional working capital through equity or debt financing in order to meet its working capital needs beyond March 2000. Identix provided Identicator Technology's bank with a standby letter of credit in February 1999 to secure the repayment of Identicator Technology's $1,500,000 line of credit. Identicator Technology is required to reimburse Identix for any amounts drawn under the letter of credit and is required to use its best efforts to obtain a release of Identix from the letter of credit if the merger agreement is terminated.

Although prior to entering into the merger agreement Identicator Technology was discussing possible financings with several lenders and potential sources of equity capital, Identicator Technology may not be able to obtain financing on acceptable terms or in the amounts or at the time needed.

One stockholder owns a significant portion of Identix stock and may delay or prevent a change in control or adversely affect the stock price through sales in the open market. As of October 31, 1998, Ascom USA Inc. beneficially owned approximately 20% of Identix's outstanding common stock. This concentration of ownership may delay or prevent a change in control of Identix. Ascom deposited all of its shares of Identix common stock into a voting trust which expires in 2004. Ascom has preemptive rights with respect to issuances of Identix securities and registration rights with respect to the securities it holds. Ascom has requested registration of approximately 1,700,000 shares. If Ascom sells a significant number of its shares in the open market, Identix's common stock price may be adversely affected. In addition, Identix may not be able to obtain additional financing on favorable terms in the future because of Ascom's preemptive rights and registration rights.

Identix may experience unanticipated expenses and other problems related to Year 2000 issues. Year 2000 problems are caused by computer systems that only use a two-digit year value and, accordingly, will be subject to error or failure when the year 2000 arrives. Identix has a program for evaluating and addressing risks related to the Year 2000 that is described under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in its most recent Form 10-Q. The Year 2000 problem is pervasive and complex and there is a risk that Identix has not identified all of the Year 2000 issues that may affect it or that its remedial efforts do not adequately address identified Year 2000 problems. Identix's products are used in systems that perform a number of critical functions. For example, the biometric security products are used to verify individual identity in a number of high risk situations such as prisons and airports. The biometric security products are also used to protect computer data and to verify commercial transactions, such as the authorization of money transfers by bank personnel. Although Identix believes that it should not have liability for a system failure relating to the Year 2000, such a failure in these or other cricial applications could potentially require Identix to expend substantial resources to assist in remediating the failure or result in litigation to ascertain liability or recover costs.

Identicator Technology may face unanticipated expenses and other problems related to Year 2000 issues. Identicator Technology has evaluated the products and services it offers in an effort to determine whether it or its customers may have exposure to Year 2000 problems. Identicator Technology's products are not date dependent. Nevertheless, Identicator Technology's software products run on operating systems developed and sold by Microsoft Corporation. Identicator Technology's products are dependent upon the error-free operation of such systems. Identicator Technology has not conducted its own tests to determine to what extent such operating systems fail to properly recognize Year 2000 dates.

Identicator Technology has conducted a preliminary review of its internal information technology and non-information technology systems. Identicator Technology has not conducted its own tests or surveyed vendors to determine whether off-the-shelf software that is used in its computer systems is Year 2000 compliant. Identicator Technology does not employ non-information technology systems which are material to its operations.

Identicator Technology is in the very early stages of assessing the readiness of its key suppliers and customers with respect to potential Year 2000 problems. To date, Identicator Technology has made such inquiries of only one of the four turnkey manufacturers which produce Identicator Technology hardware and software products, International Technology Concepts, Inc. Identicator Technology plans to survey the remainder of its key suppliers, application vendors and other information technology suppliers to determine their readiness with respect to Year 2000 problems. Identicator Technology will be able to better determine what actions may be necessary to address potential problems with key suppliers, application vendors and other information technology suppliers after it receives responses back from these suppliers, application vendors and other information technology suppliers.

To date, the costs for conducting Identicator Technology's Year 2000 assessment have not been material. Identicator Technology is currently unable to predict to what extent its business may be affected if any of its key suppliers or customers or products operating in conjunction with third-party supplied software or hardware experience a material Year 2000 problem. Any such problem that affects the operation of Identicator Technology's software applications or products could result in delay or loss of revenue, cancellation of customer contracts, diversion of development resources, damage to Identicator Technology's reputation, increased service and warranty costs, and litigation costs, any of which could materially adversely affect Identicator Technology's business, financial condition and results of operations.

The Year 2000 problem is pervasive and complex and there is a risk that Identicator Technology has not identified all of the Year 2000 issues that may affect it and that any remedial efforts it takes will not adequately address any potential Year 2000 problems.

Identix's and Identicator Technology's products are complex and may contain undetected or unresolved defects when sold or may not meet customer's performance criteria. Performance failure may cause loss of market share, delay in or loss of market acceptance, additional warranty expense or product recall. The negative effects of any such failure could be exacerbated if such failure occurred in products that provide personal security, secure sensitive computer data, authorize significant financial transactions or perform other functions where a security breach could have significant consequences.

If a product fails to meet performance criteria, Identix and Identicator Technology may delay recognizing revenue associated with a product and face higher operating expenses during the period required to correct such defects. There is a risk that for unforseen reasons Identix or Identicator Technology may be required to repair or replace a substantial number of products in use or to reimburse customers for products that fail to work or meet strict performance criteria. Identix carries product liability insurance, but existing coverage may not be adequate to cover potential claims.

Failure by either Identix or Identicator Technology to maintain the proprietary nature of their technology, products and manufacturing processes would negatively impact their ability to compete effectively. Identix principally relies upon patent, copyright, trade secret and contract law to establish and protect its proprietary rights. Identicator Technology principally relies upon a combination of copyright, trade secret, contract, and to a limited extent, patent law.

There is a risk that claims allowed on any patents held by Identix or Identicator Technology may not be broad enough to protect their technology. In addition, their patents may be challenged, invalidated or circumvented and each company cannot be certain that the rights granted thereunder will provide competitive advantages to it. Moreover, any current or future issued or licensed patents, trade secrets or know-how may not afford sufficient protection against competitors with similar technologies or processes, and the possibility exists that already issued patents may infringe upon or be designed around by others. In addition, there is a risk that others may independently develop proprietary technologies and processes, which are the same as, substantially equivalent or superior to those of Identix or Identicator Technology.

There is a risk that Identix or Identicator Technology has infringed or in the future will infringe patents owned by others, that Identix or Identicator Technology will need to acquire licenses under patents belonging to others for technology potentially useful or necessary to Identix or Identicator Technology, and that such licenses will not be available to Identix or Identicator Technology on acceptable terms, if at all.

Identix or Identicator Technology may have to litigate to enforce its patents or to determine the scope and validity of other parties' proprietary rights. Such litigation could be costly and divert management's attention. An adverse outcome in any such litigation may have a severe negative impact on such company's financial results and stock price. To determine the priority of inventions, Identix or Identicator Technology may have to participate in interference proceedings declared by the United States Patent and Trademark Office or oppositions in foreign patent offices, which could result in substantial cost to such company and limitations on the scope or validity of its patents.

Identix and Identicator Technology also rely on trade secrets and proprietary know-how which each of them seeks to protect by confidentiality agreements with their employees, consultants, service providers and third parties. There is a risk that these agreements may be breached, and that the remedies available to Identix and Identicator Technology may not be adequate. In addition, Identix's or Identicator Technology's trade secrets and proprietary know-how may otherwise become known to or be independently discovered by others.

If either Identix or Identicator Technology fails to adequately manage growth of its business, it could have a severe negative impact on that company's financial results or stock price. Each has experienced substantial growth in recent years and believes that in order to be successful it must continue to grow rapidly. In order to do so, it must expand, train and manage its employee base, particularly skilled technical, marketing and management personnel. Rapid growth will also require an increase in the level of responsibility for both existing and new management. In addition, Identix and Identicator Technology will be required to implement and improve operational, financial and management information procedures and controls. The management skills and systems currently in place may not be adequate and either company may not be able to manage any significant growth it experiences effectively.

Identix may encounter difficulties in acquiring and effectively integrating complementary assets and businesses. As part of its business strategy, Identix intends to acquire assets and businesses principally relating to or complementary to its current operations. In addition to the merger with IDT, Identix acquired two companies in fiscal 1996 and one in fiscal 1998. These and any other acquisitions by Identix will be accompanied by the risks commonly encountered in acquisitions of companies. Such risks include, among other things:

  .  potential exposure to unknown liabilities of acquired companies

  .  higher than anticipated acquisition costs and expenses

  . effects of costs and expenses of acquiring and integrating new businesses on its operating results and financial condition

  . the difficulty and expense of assimilating the operations and personnel of the companies

  .  the potential disruption of its ongoing business

  .  diversion of management time and attention

  . failure to maximize its financial and strategic position by the successful incorporation of acquired technology

  .  the maintenance of uniform standards, controls, procedures and policies

  .  loss of key employees and customers as a result of changes in management

  .  the incurrence of amortization expenses

  .  possible dilution to its stockholders.

In addition, geographic distances may make integration of businesses more difficult. Identix may not be successful in overcoming these risks or any other problems encountered in connection with such acquisitions.

Loss of current senior executives and key technical, marketing and sales personnel would adversely affect Identix's or Identicator Technology's business. Identix's or Identicator Technology's personnel may voluntarily terminate their relationship with Identix or Identicator Technology at any time, and competition for qualified personnel, especially engineers, is intense. The process of locating additional personnel with the combination of skills and attributes required to carry out either company's strategy could be lengthy, costly and disruptive.

Identix is dependent on the services of Randall C. Fowler, President and CEO, James P. Scullion, Executive Vice President and Chief Financial Officer, and Daniel F. Maase, Vice President, Biometric Imaging Division. Mr. Fowler, the founder of Identix, has approximately thirty years of experience in the biometrics industry and is considered one of the industry's pioneers. Mr. Scullion and Mr. Maase have a combined total of 20 years experience with Identix and have a substantial amount of acquired knowledge regarding Identix and the biometrics industry generally and play a major role in the execution by Identix of its strategic plan. If Identix loses the services of key personnel, it could have a severe negative impact on Identix's financial results and stock price.

Identicator Technology receives important contributions from certain key personnel. Specifically, Oscar Pieper, President, has approximately thirty years of experience in the biometrics industry and is considered one of the industry's pioneers. Grant Evans, Vice President--Sales and Marketing, has established relationships with major companies and plays a central role in the company's marketing strategy. In addition, both Yuri Khidekel, Vice President-- Software, and Yury Shapiro, Vice President--Hardware, serve as key researchers and developers for Identicator Technology and are responsible for Identicator Technology's research and development activities. If Identicator Technology loses the services of its key personnel, it could have a severe negative impact on Identicator Technology's financial results.

                              THE SPECIAL MEETING

   This prospectus is furnished in connection with the solicitation of proxies by IDT's board of directors from the holders of IDT common stock to be voted at the special meeting of stockholders of IDT.

Time and Place

   The special meeting will be held at IDT's principal office located at 1150
Bayhill Drive, Suite 215, San Bruno, California 94066, on     , 1999, starting
at     , local time.

   This prospectus and the accompanying forms of proxies are first being mailed
to the IDT stockholders on or about     , 1999.

Matters to be Considered at the Special Meeting

   At the special meeting, stockholders of IDT will be asked to consider and vote upon a proposal to approve and adopt the merger agreement and to approve the merger. A copy of the merger agreement and certain related agreements are included in this prospectus as Appendices A to C. IDT stockholders may also consider and vote upon such other matters as may be properly brought before the special meeting or any adjournment of the special meeting.

Record Date and Quorum

   The IDT Board has fixed the close of business on     , 1999 as the record
date. Only record holders of IDT common stock on the record date are entitled to notice of and to vote at the special meeting, and any adjournments or postponements of the special meeting. On the record date, there were [2,727,762] shares of IDT common stock outstanding and entitled to vote at the special meeting held by approximately [129] stockholders of record. There were no shares of IDT Series A Preferred Stock outstanding on the record date.

   Each holder of record on the record date is entitled to one vote per share of common stock on each proposal properly submitted to a vote at the IDT special meeting. Votes can be made either in person at the special meeting or by proxy. The presence, in person or by proxy, of the holders of a majority of the voting power represented by the outstanding shares of IDT common stock entitled to vote is necessary to constitute a quorum at the special meeting.

Votes Required

   Under the IDT Certificate of Incorporation and the Delaware Corporate Law, the affirmative vote, in person or by proxy, of the holders of at least a majority of the shares of IDT common stock outstanding on the record date is required to approve and adopt the merger agreement and approve the merger. Failure to vote or abstention by an IDT stockholder will have the same legal effect as a vote against approval and adoption of the merger agreement and against approval of the merger.

   As of the record date, International Technology Concepts, Inc. and directors of IDT together owned 1,922,181 shares of IDT common stock, or approximately 70% of the shares of IDT common stock outstanding. These stockholders of IDT have entered into a voting agreement in which they have agreed, among other things, to vote all of their shares of IDT common stock in favor of the merger. See "The Merger--Voting Agreement."

   As of the date of this prospectus, neither Identix nor any of its subsidiaries owned any shares of IDT common stock.

Proxies

   All shares of IDT common stock represented by properly executed proxies received prior to or at the special meeting which are not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed returned proxy, such proxy will be voted "FOR" approval and adoption of the merger agreement and approval of the merger. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum, will not be voted.

   If any other matters are properly presented at the special meeting for consideration, including a motion to adjourn the special meeting to another time and/or place (including for the purpose of soliciting additional proxies), unless otherwise indicated on such solicited proxy, the person named in the proxy and acting thereunder will have discretion to vote on such matters in accordance with his or her best judgment.

   A stockholder may revoke his or her proxy at any time prior to its use by
(1) delivering to the Secretary of IDT a signed revocation notice or a later dated signed proxy or (2) by attending the special meeting and voting in person. Attendance at the special meeting will not in itself constitute the revocation of a proxy. All written revocation notices and other communications with respect to revocation of proxies by IDT stockholders should be addressed as follows: Identicator Technology, 1150 Bayhill Drive, Suite 215, San Bruno, California 94066, Attention: Marie Fernandez, or hand delivered to the Secretary or the Secretary's designated agent before the vote is taken at the special meeting.

Solicitation of Proxies and Expenses

   Identix will pay the cost of printing and mailing this prospectus. In addition to solicitation by mail, proxies may be solicited in person by directors, officers and employees of IDT without additional compensation, and by telegram, facsimile, or similar method. To the extent necessary in order to ensure sufficient representation at the special meeting, IDT may request by telephone or telegram the return of proxies. The extent to which this will be necessary depends entirely upon how promptly proxies are returned.

   The matters to be considered at the special meeting are of great importance to the stockholders of IDT. Accordingly, IDT stockholders are urged to read and carefully consider the information presented in this prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

            IDT stockholders should not send any stock certificates
                            with their proxy cards.

                                   THE MERGER

Background of the Merger

   Management of Identix and Identicator Technology (including its predecessors) have known each other and have been familiar with the products of each company for many years.

   During the summer and fall of 1997, Oscar Pieper, the current President and Chief Executive Officer of Identicator Technology, had approximately two or three meetings with Randall C. Fowler, the Chief Executive Officer, President and Chairman of Identix, and James P. Scullion, the Executive Vice President and Chief Financial Officer of Identix. During these meetings, they discussed potential strategic relationships between the two companies and the possibility of Identix acquiring Identicator Technology. No agreements were reached and Identicator Technology continued to plan for its independent existence, including the restructuring of its business from a partnership to a corporation to enhance its competitiveness and viability as a stand-alone company.

   On November 3, 1997 and November 14, 1997, Mr. Pieper and Mr. Scullion had telephone conversations in which they discussed the companies, a possible acquisition and the valuations the two companies considered appropriate. Mr. Pieper and Mr. Scullion concluded that no transaction could be consummated between the two companies at that time.

   On May 7, 1998, Mr. Scullion and Mr. Pieper met so that Mr. Scullion could present a proposal for an acquisition of Identicator Technology. Again, Mr. Pieper and Mr. Scullion concluded that no transaction could be consummated between the two companies at that time.

   On August 5, 1998, Mr. Scullion and Mr. Pieper met so that Mr. Scullion could present a revised proposal for an acquisition of Identicator Technology based on recent commercial announcements by Identicator Technology. Based on the terms presented, they decided to continue negotiations relating to an acquisition of Identicator Technology and entered into a confidentiality agreement to permit limited due diligence to begin.

   Over the period from August 7, 1998 through September 18, 1998, Mr. Scullion and Mr. Pieper continued to discuss the potential terms of a transaction.

   On September 18, 1998, the two parties reached a general understanding as to the economic terms that would potentially be acceptable to both parties.

   In October 1998, the parties commenced negotiating definitive documentation for the transaction and commenced full due diligence.

   Through November 14, 1998, the parties, as well as their legal and accounting advisors, had numerous meetings to negotiate the terms of the transaction and the definitive documentation and to perform due diligence. During this process, the parties consulted with outside investment banks, but neither party engaged the services of an investment bank. On November 14, 1998, the parties concluded negotiations and executed the merger agreement.

   The number of Identix shares to be issued in connection with the merger was determined through arms length negotiations based on the parties' judgments of what constitutes a fair and appropriate value for IDT. In making these judgments, the parties considered numerous factors, including those discussed in the following sections entitled "IDT's Reasons for the Merger; Recommendation of the IDT Board" and "Identix's Reasons for the Merger." No one specific formula was employed to arrive at the number of Identix shares to be issued in connection with the merger.

   The other terms and conditions of the transaction, including the escrow and the share lockup provisions, were also the subject of extensive arms length negotiations. The purpose of the escrow was to provide a mechanism for Identix to obtain redress for breaches or misrepresentations by IDT relating to the merger agreement or this prospectus. The purpose of the share lockup was that, given the large number of Identix shares to be issued in connection with the merger, Identix wanted to stage the timing by which those shares could be sold into the open market.

IDT's Reasons for the Merger; Recommendation of the IDT Board

   On November 14, 1998, the board of directors of IDT unanimously determined the merger to be fair to, and in the best interests of, IDT and its stockholders. The IDT board unanimously approved the merger agreement and unanimously decided to recommend that IDT stockholders approve and adopt the merger agreement and approve the merger. In making this determination, the IDT board considered the factors listed below:

     1. Identix can provide Identicator Technology access to significantly greater sales and marketing resources, management resources and capital than Identicator Technology currently has available to it. These greater resources will enhance the opportunity for increased sales and visibility in the marketplace.

     2. Identix's product offerings are complementary to Identicator Technology's product offerings. The combination of the two companies brings together a broad spectrum of biometric fingerprint product offerings and technologies that will enable the combined company to provide biometric fingerprint solutions for virtually any application in the information technology, physical access control and law enforcement markets.

     3. IDT stockholders will receive stock in a larger company that is publicly traded, thereby allowing the IDT stockholders an opportunity to participate in the potential growth of the combined company and also allow them to get liquidity for their stock holdings in the public market if they so desire.

     4. Pursuant to the merger, Identicator Technology will initially operate as a stand-alone entity and be able to continue on its current business course.

   The IDT board also considered a number of factors relating to the merger, including, but not limited to:

  . historical information concerning Identix's and Identicator Technology's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including Identix's public reports filed with the SEC for the most recent fiscal periods;

  . Identicator Technology management's view of the financial condition, results of operations and businesses of Identicator Technology and Identix before and after giving effect to the merger;

  . current financial market conditions and historical market prices, volatility and trading information with respect to Identix common stock;

  .  the consideration to be received by IDT stockholders in the merger;

  . the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

  . Identicator Technology management's view of the prospects of Identicator Technology as an independent company;

  . the potential for other third parties to enter into strategic relationships with or acquire Identicator Technology;

  . the potential for Identicator Technology to raise money in public or private markets;

  . the expected impact of the merger on Identicator Technology's customers and employees; and

  . reports from Identicator Technology management and legal advisors as to the results of the due diligence investigation of Identix.

   The IDT board also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

  . the risk that the potential benefits sought in the merger might not be fully realized;

  . the possibility that the merger might not be consummated and the effect of the public announcement of the merger on Identicator Technology's business;

  . the substantial charges to be incurred in connection with the merger, including accounting charges and costs of integrating the businesses and transaction expenses arising from the merger;

  . the risk that despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company;

  . foregoing the potential opportunities and benefits to Identicator Technology from remaining independent; and

  .  various other risks.

   The IDT board believed that the above risks were outweighed by the potential benefits of the merger.

   Prior to negotiations with Identix, IDT's focus had been on negotiating private debt and equity financing and continuing the company as an independent entity. Based on its review of the positive and negative factors described above, IDT's management and board of directors concentrated on the following considerations in choosing the merger over remaining independent or pursuing alternative purchasers:

  . a comparison of the valuation of IDT in Identix's offer to available term sheets from private equity investors;

  .  the receipt of registered, publicly tradeable stock from Identix;

  .  IDT's familiarity with and respect for the management of Identix;

  .  the synergies to be achieved in a merger with Identix;

  .  the capital resources available to a public company; and

  . the possibility for the combined company to continue to implement, and for the value of IDT's stockholders' investment to be influenced by, IDT's strategic plan following the stock-for-stock merger.

While it may be possible for IDT to achieve several of these benefits by remaining independent with private financing, IDT has no assurance that such private financing would be available on acceptable terms, in adequate amounts or at the times needed by IDT to achieve comparable results.

   As part of this analysis, IDT consulted with various advisors, including individuals in the investment banking business, to assess their judgments of Identix, the stock market's reaction to a combination between Identix and Identicator Technology and the proposed valuation of the transaction. While IDT did not retain an investment bank in connection with the transaction, IDT determined that it had the necessary information and the appropriate internal and external resources to evaluate the benefits, the risks and the fairness of the transaction without retaining the services of an investment bank.

   The IDT board unanimously recommends that the holders of IDT common stock vote "for" approval and adoption of the merger agreement and approval of the merger.

Identix's Reasons for the Merger

   On November 5, 1998, the board of directors of Identix unanimously determined the merger to be fair to, and in the best interests of, Identix and its stockholders. The Identix board unanimously approved the merger agreement. In making this determination, the Identix board considered the factors listed below:

    1. The combination of the two companies brings together a broad spectrum of biometric product offerings and technologies that will enable the combined company to provide solutions for virtually any biometric fingerprint application in the information technology, physical access control and law enforcement markets.

    2. Identicator Technology's management team has established a strong reputation in the biometrics marketplace and brings valuable marketing and engineering resources to Identix.

    3. Identicator Technology has established key strategic relationships with a number of large companies in the information technology and data security marketplaces and has taken a leadership position for establishing standards in the industry.

    4. Identicator Technology has products and technologies that complement Identix's products and technologies and that may be able to enhance Identix's products.

   The Identix board also considered a number of factors relating to the merger, including, but not limited to:

  . historical information concerning Identix's and Identicator Technology's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position;

  . Identix management's view of the financial condition, results of operations and businesses of Identicator Technology and Identix before and after giving effect to the merger;

  .  the consideration to be issued in the merger;

  . the belief that the terms of the merger Agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

  . Identix management's view of the prospects of Identix as an independent company;

  .  the expected impact of the merger on Identix's customers and employees;
     and

  . reports from Identix's management and legal and accounting advisors as to the result of the due diligence investigation of Identicator Technology.

   The Identix board also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

  . the risk that the potential benefits sought in the merger might not be fully realized;

  . the possibility that the merger might not be consummated and the effect of the public announcement of the merger on Identix's business;

  . the substantial charges to be incurred by Identix in connection with the merger, including accounting charges and costs of integrating the businesses and transaction expenses arising from the merger;

  . the risk that despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company; and

  .  various other risks.

   The Identix board believed that the above risks were outweighed by the potential benefits of the merger.

   In evaluating the transaction, Identix consulted with various investment banks to assess their judgments of Identicator Technology, the stock market's reaction to a combination between Identix and Identicator Technology and the proposed valuation of the transaction. Identix, however, did not retain an investment bank in connection with the transaction. Identix reached the conclusion that it had the necessary information and the appropriate internal and external resources to evaluate the benefits, the risks and the fairness of the transaction without retaining the services of an investment bank.

Actions Preceding the Merger

   Prior to the closing of the merger, Identicator Technology, Inc. will merge with and into IDT.

Operations Following the Merger

   Following the merger, Identicator Technology will continue its operations as a wholly-owned subsidiary of Identix. The membership of the Identix board of directors will remain unchanged as a result of the merger, and the members of the IDT board of directors shall consist of two continuing members, Oscar Pieper and Yuri Khidekel, and two officers of Identix, Randall
C. Fowler, President and CEO of Identix, and James P. Scullion, Executive Vice President and Chief Financial Officer of Identix. The following officers of IDT shall continue as the officers of IDT after the merger: Oscar Pieper, President; Yuri Khidekel, Vice President-Software; Yury Shapiro, Vice President-Hardware; and Grant Evans, Vice President-Sales and Marketing. The stockholders of IDT will become stockholders of Identix, and their rights as stockholders will be governed by Identix's Certificate of Incorporation and Identix's Bylaws and the laws of the State of Delaware. See "Comparison of Capital Stock."

Interests of IDT Officers and Directors in the Merger

   Four members of IDT's management, three of whom also serve on IDT's board of directors, have interests in the merger that are in addition to their interests as stockholders of IDT generally. The IDT board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

   Pursuant to their terms, the vesting of approximately [    ] shares
underlying options held by officers, directors and service providers will
accelerate upon the consummation of the merger, including approximately [    ]
shares underlying options held by four officers and directors of IDT. Furthermore, Identix will enter into employment agreements and noncompetition agreements with Mr. Pieper, Mr. Evans, Mr. Khidekel, and Mr. Shapiro. In connection with the employment agreements, each of those officers will receive an option to purchase 100,000 shares of Identix common stock at an exercise price equal to the closing price of the Identix common stock on AMEX on the closing date of the merger. The employment agreements provide that in the event of any "termination other than for cause" by Identix or "resignation for good reason" by the employee, the employee will receive severance pay of between 12 and 15 months of such employee's salary and the options will vest in full on the date of termination. See "The Merger Agreement--Employment and Noncompetition Agreements."

   In connection with the merger, Identix will enter into an agreement with International Technology Concepts, Inc. under which International Technology Concepts will provide administrative, research, development, testing and production services and access to facilities to Identix. In addition, Identix will enter into an agreement with Identicator, Inc. under which Identicator, Inc. will provide administrative services and a trademark license to Identix. Identicator, Inc. will enter into an agreement with Identix under which Identix will provide access to facilities to Identicator, Inc. Mr. Khidekel and Mr. Shapiro are currently officers, directors and stockholders of International Technology Concepts, Inc. Mr. Pieper and Harry F. Camp, the Chairman and a director of IDT, are currently directors and stockholders of Identicator, Inc.

Material Federal Income Tax Consequences

   The following discussion summarizes the material federal income tax considerations of the merger generally applicable to IDT stockholders. It is a condition to the obligation of Identix to consummate the merger that Identix shall have received an opinion of Heller Ehrman White & McAuliffe ("HEWM"), and it is a condition to the obligation of IDT to consummate the merger that IDT shall have received an opinion of Brobeck, Phleger & Harrison LLP ("BPH"), in each case dated as of the date upon which the merger is consummated and based on representations made by Identix and IDT, to the effect that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code (the "Code") and that IDT, Identix and Merger Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

   The discussion below under "--Exchange of IDT Stock for Identix Common Stock," "--Cash Received in Lieu of Fractional Shares" and "--Reporting Requirements" represents the opinions of HEWM and BPH as to the probable treatment of the merger. It assumes that the merger will be treated in accordance with the opinions of HEWM and BPH to be delivered at closing. Opinions of counsel are not binding on the IRS or the courts. There can be no assurance that the IRS will not successfully contend that the merger is a taxable transaction. No advance ruling from the IRS has been or will be sought.

   The discussion below is based upon the Code, the applicable Treasury Department regulations thereunder, judicial authority and current administrative rulings and practice, all as in effect as of the date hereof. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations could have retroactive effect and could affect the federal income tax consequences to IDT stockholders.

   The following discussion does not address the consequences of the merger under state, local or foreign law, nor does the discussion address all aspects of federal income taxation that may be important to a IDT stockholder in light of such stockholder's particular circumstances, including, without limitation, issues concerning stockholders that are financial institutions, insurance companies, foreign individuals and entities, tax-exempt entities, dealers in securities, persons who acquired IDT common stock or Series A Preferred Stock (the "IDT Stock") pursuant to the exercise of an employee option (or otherwise as compensation) or persons holding IDT Stock as part of an integrated investment (including a "straddle") composed of IDT Stock and one or more other positions. This discussion assumes that IDT stockholders hold their respective IDT Stock as capital assets within the meaning of Section 1221 of the Code.

   The discussion below does not address the taxability of any transactions other than the merger, nor does it address the effect of the merger on the taxation of IDT stockholders who engaged in such transactions. In particular, the discussion below does not, and the opinions of HEWM and BPH will not, address the tax consequences of previous corporate transactions involving
IDT or Identicator Technology, or the effect of the merger on such transactions, including (i) the spin-off of Identicator, Inc. by Identicator Corporation in 1997 and (ii) the reorganization in which the joint venture in which the biometrics business was previously conducted (known as Identicator Technology, a California partnership) was restructured into Identicator Technology, Inc., a Delaware corporation and wholly-owned subsidiary of IDT (the "Restructuring"). As part of the Restructuring, Identicator Corporation was also acquired by Identicator Technology.

  Exchange of IDT Stock for Identix Common Stock. Except as discussed below under "--Cash Received in Lieu of Fractional Shares," and "--Effect of Merger on Previous Transactions," and assuming that the merger qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, no gain or loss will be recognized for federal income tax purposes by IDT stockholders who exchange their IDT Stock for Identix common stock pursuant to the merger.

  The aggregate tax basis of Identix common stock received as a result of the merger will be the same as the stockholder's aggregate tax basis in the IDT Stock surrendered in the exchange (reduced by any tax basis allocable to fractional shares exchanged for cash), and the holding period of the Identix common stock will include the period for which the stockholder has held or is deemed to have held the IDT Stock surrendered therefor. If the IRS were to successfully contend that the merger is a taxable transaction, each IDT stockholder would be taxed based on the fair market value of the Identix common stock received over his or her tax basis in the IDT Stock surrendered.

  Cash Received in Lieu of Fractional Shares. The payment of cash to an IDT stockholder in lieu of a fractional share interest in Identix common stock will be treated as if the fractional share had been distributed as part of the exchange and then redeemed by Identix. The cash payment will be treated as having been received as a distribution in payment for the Identix common stock hypothetically redeemed as provided in Section 302 of the Code. This generally should result in the recognition of capital gain or loss measured by the difference between the amount of cash received and the portion of the tax basis of the IDT Stock allocable to such fractional share interest. In the case of an individual, capital gain recognized with respect to cash received in lieu of fractional share interests in Identix common stock generally will be taxable at favorable rates as long-term capital gain if such individual held his or her IDT Stock for more than one year at the effective time of the merger and at ordinary income rates as a short-term capital gain if such individual held his or her IDT Stock for one year or less at the effective time of the merger. The deductibility of capital losses is subject to limitation.

  Dissenters. Any dissenters should seek their own tax advice as to the treatment of any amounts received or expended by them.

  Reporting Requirements. Each IDT stockholder that receives Identix common stock in the merger will be required to file with such stockholder's federal income tax return a statement setting forth the basis of the IDT Stock surrendered and the fair market value of the Identix common stock and any other property received in the merger, and to retain permanent records of these facts relating to the merger.

  Effect of Merger on Previous Transactions. As noted above, this discussion does not address, and neither HEWM nor BPH will render an opinion with respect to, the tax consequences to IDT, or the IDT stockholders, of transactions previously engaged in by IDT or Identicator Technology. There is a risk that the IRS could successfully contend that the merger causes the Restructuring, if it was otherwise a nontaxable transaction, to be a taxable transaction.

  Backup Withholding. Unless an exemption applies under applicable law and regulations Identix is required to withhold, and will withhold, 31% of any cash payments to an IDT stockholder in the merger unless the stockholder provides the appropriate form as described below. Each IDT stockholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal so as to provide the information (including such stockholder's taxpayer identification number) and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Identix.

   The preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger. Thus, IDT stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other applicable tax laws, the effect of any proposed changes in the tax laws and the effect of the merger on the taxability of previous corporate transactions of IDT or Identicator Technology.


Regulatory Approvals

   Identix and IDT were not required to file notifications and furnish information pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, to the Federal Trade Commission or to the federal Department of Justice. At any time, before or after the consummation of the merger, the Department of Justice, the Federal Trade Commission or any state or foreign governmental authority, could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Identix or IDT. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Appraisal Rights

   IDT is organized under the Delaware General Corporation Law. IDT stockholders who do not approve the merger are entitled to exercise rights of appraisal under Delaware Corporate Law. In addition, because IDT operates in California and a majority of its capital stock is held by persons with addresses in California, it is subject to certain California laws, including dissenters' rights under the California General Corporation Law. An IDT stockholder who does not vote in favor of the merger may exercise appraisal or dissenters' rights under either Delaware Corporate Law or California Corporate Law, but may only receive an award under one of the statutes. The shares of dissenting IDT stockholders who have properly exercised their rights to an appraisal under Delaware Corporate Law or dissenters' rights under California Corporate Law are referred to in this document as "Dissenting Shares."

 Delaware Law

   Pursuant to Delaware Corporate Law, any IDT stockholders who (1) do not vote in favor of the approval and adoption of the merger agreement (by voting against or abstaining) and (2) have met the conditions and properly complied with the requirements of Delaware Corporate Law will be entitled to appraisal rights. Appraisal rights give such stockholders the right to dissent from the merger by demanding payment in cash for their shares equal to the fair value of such shares, excluding any appreciation or depreciation resulting from the merger. The fair value will be determined by agreement with the corporation or an independent appraisal. The following summary of appraisal rights under Delaware Corporate Law should be read in conjunction with, and is qualified in its entirety by, the full text of Section 262 of the Delaware Corporate Law, which is attached as Appendix D to this prospectus. By failing to follow the statutory procedures set forth in Section 262, a stockholder may terminate or waive such holder's appraisal rights under Delaware Corporate Law.

   IDT stockholders of record who wish to assert appraisal rights must submit a written demand for such appraisal before the vote on the merger is taken. Such written demand must be in addition to and separate from any proxy or vote against the merger. Merely voting against, abstaining from voting or failing to vote on the merger will not be sufficient to constitute a demand for appraisal within the meaning of Delaware Corporate Law.

   Within ten days after the effective time of the merger, IDT will give written notice of the effectiveness of the merger to all IDT stockholders of record who submitted a written demand for appraisal and who did not vote in favor of or consent to the merger. Within 120 days after the effective time of the merger, upon written request, IDT shall send any such stockholder a statement setting forth the aggregate number of shares not voted in favor of the merger for which demands for appraisal have been received, and the aggregate number of holders of such shares.

   If IDT and such stockholder do not agree upon the value of such holder's shares of stock, either IDT or such holder may file within 120 days after the effective time of the merger a petition in Delaware Court of Chancery demanding a determination of the value of such stockholder's shares. In any such proceeding, the Court shall determine the fair market value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the fair value of the shares. The costs of the proceeding may be determined by the Court and assessed against the parties as the Court deems equitable in the circumstances. In addition, the Court may, upon application of a stockholder, order all or any part of the expenses incurred by such holder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and expenses and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal. Notwithstanding the foregoing, at any time within 60 days after the effective time of the merger, any such stockholder shall have the right to withdraw such holder's demands for appraisal and to accept the terms offered in the merger.

   After the effective time of the merger, any stockholder who has demanded appraisal rights shall not be entitled to vote such holder's shares for any purpose or be entitled to the payment of dividends or other distributions on such shares (except any dividends or other distributions payable to stockholders of record at a date which is prior to the effective time of the merger) unless such holder's right to appraisal shall cease. A stockholder's appraisal right shall terminate if (1) no petition for an appraisal is filed within 120 days of the effective time of the merger with Delaware Court of Chancery or (2) such holder delivers to IDT a written withdrawal of such holder's demand for an appraisal and an acceptance of the merger, either within 60 days after the effective time of the merger or thereafter with the written approval of IDT.

   Appraisal rights are exercisable only by the holder of record, not by a beneficial owner who does not hold the shares of record.

 California Law

   In addition to IDT stockholders' appraisal rights under Delaware Corporate Law, the IDT stockholders are also entitled to dissent from the merger under Chapter 13 of California Corporate Law. The following summary of Chapter 13 should be read in conjunction with, and is qualified in its entirety by, the full text of Chapter 13, which is attached as Appendix E to this prospectus. By failing to follow the statutory procedures set forth in Chapter 13, a stockholder may terminate or waive its dissenters' rights under California Corporate Law.

   If the merger is approved by the affirmative vote of the holders of a majority of the outstanding shares of IDT common stock, the stockholders who
(1) do not vote their shares of IDT common stock in favor of the merger (by abstaining or voting against the merger) and (2) have fully complied with all applicable provisions of Chapter 13 will hold Dissenting Shares. Dissenters rights give such stockholders the right to require IDT to purchase the shares of IDT common stock held by them for cash equal to the fair market value of such shares, excluding any appreciation or depreciation resulting from the merger, determined in accordance with Chapter 13. Under California Corporate Law, no stockholder of IDT who is entitled to exercise dissenters' rights has any right at law or in equity to contest the validity of the merger or to have the merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the merger had legally been voted in favor of the merger.

   Within 10 days after the approval of the merger by IDT stockholders, IDT must notify all IDT stockholders who may exercise dissenters' rights of the approval and must offer all of such stockholders a cash price for their shares which IDT considers to be the fair market value of the shares. The notice must also contain a brief description of the procedure to be followed under Chapter 13 to dispute the price offered and attach a copy of the relevant provisions of California Corporate Law in order for a stockholder to exercise the right to have IDT purchase his or her shares.

   For a holder of IDT common stock to exercise dissenters' rights under California Corporate Law, the procedures to be followed under Chapter 13 include the following requirements:

    (1) The stockholder of record must not have voted the shares in favor of the merger. It is sufficient to abstain from voting. In addition, the stockholder may vote part of his or her shares for the merger without losing the right to exercise dissenters' rights as to other shares which abstained or voted against the merger.

    (2) Any such stockholder who wishes to have such shares purchased must make a written demand to have IDT purchase those shares for cash at their fair market value. Merely voting or delivering a proxy directing a vote against the approval of the merger does not constitute a demand for purchase. Such demand must:

      (a) be made by the person who was the stockholder of record on the record date (or such stockholder's duly authorized representative) and not by someone who is merely a beneficial owner of the shares and not by a stockholder who acquired the shares subsequent to the record date;

      (b) state the number and class of dissenting shares held of record by the dissenting stockholder;

      (c) include a demand that IDT purchase the shares at the dollar amount that the stockholder claims to be the fair market value of such shares on the day before the terms of the merger were first announced, excluding any appreciation or depreciation because of the proposed merger but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter. IDT believes that the date for such calculations is

    November 13, 1998. A stockholder may take the position in the written demand that a different date is applicable. The stockholder's statement of fair market value constitutes an offer by such dissenting stockholder to sell the shares to IDT at such price.

   The written demand must be received by IDT no later than 30 days from the date IDT's notice respecting approval of the merger was mailed to the IDT stockholders. A stockholder may not withdraw a demand for payment without the consent of IDT. Under California Corporate Law, a demand by a stockholder is not effective for any purpose unless it is received by IDT.

   In addition, within 30 days after the date on which the notice of the approval of the merger is mailed by IDT to its stockholders, the stockholder's certificates representing any shares which the stockholder demands be purchased, must be submitted to IDT, at its principal office, or at the office of its transfer agent, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Upon subsequent transfer of those shares, the new certificates will be similarly stamped, together with the name of the original dissenting stockholder.

   If IDT and a holder of IDT Dissenting Shares agree that the shares held by such stockholder are eligible for dissenters' rights and agree upon the price of such shares, such holder of IDT dissenting shares is entitled to receive from IDT the agreed price with interest thereon at the legal rate on judgments from the date of such agreement. Any agreement fixing the fair market value of dissenting shares as between IDT and the holders thereof must be filed with Harry F. Camp of IDT at the address set forth below. Subject to certain provisions of Section 1306 and Chapter 5 of California Corporate Law, payment of the fair market value of IDT Dissenting Shares shall be made within 30 days after the amount has been agreed upon or within 30 days after any statutory or contractual conditions to the merger are satisfied, whichever is later, subject to the surrender of the certificate therefor, unless provided otherwise by agreement.

   If IDT and a holder of IDT Dissenting Shares fail to agree on either the fair market value of the shares or on the eligibility of the shares to be purchased, then either such holder of IDT Dissenting Shares or IDT may file a complaint for judicial resolution of the dispute in the superior court of the proper county. The complaint must be filed within six months after the date on which the respective notice of approval is mailed to the stockholders. If a complaint is not filed within six months the shares will lose their status as IDT dissenting shares. Two or more holders of IDT Dissenting Shares may join as plaintiffs or be joined as defendants in such an action. If the eligibility of the shares is at issue, the court must first decide that issue. If the fair market value of the shares is in dispute, the court must determine, or shall appoint one or more impartial appraisers to assist in its determination of, the fair market value. The cost of the action will be assessed or apportioned as the court considers equitable. If, however, the appraised value of the dissenting shares exceeds the price offered by IDT, IDT must pay such costs.

   Any demands, notices, certificates or other documents required to be delivered to IDT may be sent to Identicator Technology, 1150 Bayhill Drive, Suite 215, San Bruno, California 94066, Attention: Harry F. Camp.

   It is a condition of the merger agreement that the aggregate number of Dissenting Shares not exceed five (5%) percent of the aggregate number of shares of Identix common stock that would be issued in the merger at the effective time of the merger if there were no Dissenting Shares. In the event that such threshold is exceeded, then notwithstanding the percentage of approval for the merger proposal obtained in a vote at the IDT special meeting, Identix shall not be obligated to close the merger.

                              THE MERGER AGREEMENT

   The following is a brief summary of certain provisions of the merger agreement and the other agreements to be entered into in connection with the merger agreement. This summary is qualified in its entirety by reference to the full text of the merger agreement and the other agreements which are attached as Appendices A through C of this prospectus.

Closing; Effect of Merger

   The merger will close as soon as all the conditions to the merger have been satisfied or waived. The merger will become effective when a Certificate of Merger is filed with the Secretary of State of the State of Delaware by Identix, IDT and Merger Sub. The Certificate of Merger will be filed on the closing date. The closing and effective time of the merger are anticipated to
be on or about          , 1999.

   At the effective time of the merger, (1) Merger Sub will be merged with and into IDT, (2) the separate corporate existence of Merger Sub will cease, and
(3) IDT will be the Surviving Corporation and will be a wholly-owned subsidiary of Identix.

Conversion of Securities

 Common Stock

   At the effective time of the merger, each share of IDT common stock issued and outstanding immediately prior to the effective time (other than any IDT Dissenting Shares) will automatically be converted into the number of shares of Identix common stock determined by dividing:

  (1) 5,050,000 (less the number of shares issuable upon conversion of outstanding IDT Series A Preferred Stock, if any, and upon exercise of the IDT warrants to purchase Series A Preferred Stock assumed by Identix) by

  (2) the sum of the number of shares of IDT common stock outstanding immediately prior to the effective time plus the number of shares of IDT common stock covered by stock options outstanding immediately prior to the effective time (including vested and unvested options).

   The quotient determined by dividing (1) by (2) is referred to as the "Exchange Ratio." Each share of common stock of Merger Sub outstanding immediately prior to the effective time of the merger will be converted into one share of common stock of the Surviving Corporation.

   No fractional shares will be issued in connection with the merger. In lieu of a fraction of a share of Identix common stock, each IDT stockholder will receive in cash the fair market value of such fractional share determined by valuing the Identix common stock at the average of the high and low prices of the Identix common stock on the AMEX on the trading day immediately before the closing date as reported in the Wall Street Journal.

 Preferred Stock

   There are currently no shares of IDT Series A Preferred Stock issued and outstanding, but there are outstanding IDT warrants to purchase 60,000 shares of Series A Preferred Stock. If any of the IDT warrants are exercised prior to the merger and shares of Series A Preferred Stock are outstanding at the effective time of the merger, each such share of Series A Preferred Stock (other than any Dissenting Shares) will automatically be converted into the number of shares of Identix common stock equal to dividing:

  (1) $9.00, by

  (2) the average of the closing prices of the Identix common stock on the AMEX over a thirty-day period ending three days prior to the closing date or such other exchange ratio as is mutually agreed by IDT, Identix and holders of all outstanding Series A Preferred Stock and IDT warrants (the "Preferred Exchange Ratio").

   Any IDT warrants which are not exercised prior to the effective time will be assumed by Identix. See "--IDT Warrants."

 IDT Warrants

   At the effective time of the merger, all outstanding IDT warrants will be assumed by Identix and will represent the right to receive upon exercise, a number of shares of Identix common stock equal to the number of shares of IDT Series A Preferred Stock covered by such warrant multiplied by the Preferred Exchange Ratio at an exercise price equal to the quotient obtained by dividing:

  (1) the exercise price per share of IDT Series A Preferred Stock, by

  (2) the Preferred Exchange Ratio. The exercise price shall be rounded to the nearest two-place decimal.

Identix will assume all IDT warrants in full.

 IDT Options

   At the effective time of the merger, each IDT option outstanding under IDT's 1998 Stock Option/Stock Issuance Plan or Identicator Corporation's 1995 Stock Option Plan, will be assumed by Identix and will represent an option to purchase that number of shares of Identix common stock equal to the product determined by multiplying:

  (1) the number of shares of IDT common stock issuable upon exercise of such IDT option, by

  (2) the Exchange Ratio.

   Each assumed IDT option will be exercisable at an exercise price equal to the quotient obtained by dividing:

  (a) the exercise price per share of such IDT option, by

  (b) the Exchange Ratio.

   The exercise price will be rounded to the nearest two-place decimal. Any fractional shares will be rounded to the nearest whole share of Identix common stock. Identix will assume the IDT options in full and all of IDT's other rights and obligations under the IDT stock option plans. The IDT options will be exercisable after the effective time upon the same terms and conditions as under the IDT stock option plans. Within 45 days following the effective time, Identix will file a registration statement on Form S-8 under the Securities Act of 1933 covering the shares of Identix common stock issuable upon exercise of the assumed IDT options.

Exchange Procedures

   Promptly after the closing date, Identix, acting through ChaseMellon Shareholder Services, LLC (the "Exchange Agent"), will mail to each IDT stockholder of record immediately prior to the closing date, a transmittal letter and instructions for surrendering IDT stock certificates. Upon surrender to the Exchange Agent of an IDT stock certificate and an executed copy of the transmittal letter, the holder of such IDT stock certificate will be entitled to receive:

  . a certificate for Identix common stock, subject to the issuance of 10% of the shares into escrow (see "--Indemnification and Escrow" below) and the legending of a portion of the shares issued to certain holders as described under "--Fifteen-Month Resale Restriction;"

  .  cash in lieu of any fractional shares; and

  . unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the IDT stock surrendered.

   IDT stockholders should not send in their stock certificates to the Exchange Agent until they receive a letter of transmittal.

   At the effective time of the merger, each outstanding IDT option and warrant will be assumed by Identix without any action on the part of the holder thereof. Option, warrant and stock purchase agreements should not be surrendered.

Indemnification and Escrow

   The merger agreement provides that IDT and its stockholders will indemnify Identix for any damages incurred by Identix in connection with:

  .  IDT's breach of a representation or warranty under the merger agreement;

  . IDT's failure to perform any agreement or covenant under the merger agreement; or

  . any untrue or alleged untrue statement or omission of material fact in the registration statement or prospectus which relates to Identicator Technology and is based on information furnished by Identicator Technology.

   At the effective time of the merger, one stock certificate representing, in the aggregate, 10% of the shares of Identix common stock issuable to the IDT stockholders in the merger (the "Escrow Shares") will be delivered to U.S. Bank Trust National Association, Global Escrow Depository Services (the "Escrow Holder"). The Escrow Holder will hold and release the Escrow Shares in accordance with the escrow agreement. A copy of the escrow agreement is attached to this prospectus as Appendix C.

   The IDT board of directors has selected Harry F. Camp to act as the representative of the holders of the Escrow Shares (the "Stockholder Representative") with respect to all matters under the merger agreement and escrow agreement. Your approval of the merger agreement and the merger will constitute approval of the terms of the escrow agreement and ratification of the selection of the Stockholder Representative. The escrow agreement provides a procedure for Identix to make claims for indemnification against the Escrow Shares and for the Stockholder Representative to dispute such claims if appropriate. All Escrow Shares which are not the subject of a claim by Identix or a dispute will be distributed to the IDT stockholders one year from the closing date. Upon distribution from escrow, the Escrow Shares may not be sold, pledged or otherwise transferred until fifteen months after closing, except upon the death of a stockholder.

   In addition, in order to provide Identix with at least 434,300 shares of Identix common stock for indemnification under the merger agreement, IDT will ask each holder of IDT options or warrants to agree in writing that 10% of their IDT options and warrants (and the Identix common stock issuable upon exercise of such options and warrants) are subject to the provisions of the escrow agreement. Any damages incurred by Identix which exceed the value of the Escrow Shares will be satisfied by a pro rata cancellation of such options and warrants (and the Identix common stock issuable upon exercise of such options and warrants).

   Any ordinary cash dividends paid with respect to the Escrow Shares while in escrow will be paid to the IDT stockholders. Any other dividends or distributions with respect to the Escrow Shares will be paid into escrow. The certificate representing the Escrow Shares will be accompanied by a separate stock power endorsed in blank by the Stockholder Representative. The holders of the Escrow Shares will retain their voting rights with respect to the Escrow Shares while in escrow.

   The Escrow Shares and the IDT option and warrant shares discussed above constitute the absolute limit on the obligations of IDT and the IDT stockholders to indemnify Identix under the merger agreement. Identix may only make claims against the escrow and IDT option and warrant shares if the amount of damages sought by Identix exceeds $175,000 in the aggregate, in which case Identix may make a claim for the full amount of damages including the first $175,000.

Fifteen-Month Resale Restriction

   The merger agreement provides that a total of 2,525,000 shares of Identix common stock issuable in the merger or pursuant to the exercise of options and warrants assumed in the merger will either be:

  .  subject to the escrow agreement (See "--Indemnification and Escrow") or

  . subject to a "lock-up period" for fifteen months from the effective time of the merger.

The shares subject to the lock-up period may not be sold, pledged or otherwise transferred during such period, except upon the death of a stockholder. IDT will ask each holder of IDT options or warrants assumed by Identix to agree in writing to be bound by the lock-up period with respect to 40% of such holder's shares issuable upon exercise of their IDT options and warrants. In addition, a portion of the shares of Identix common stock issued in the merger to each IDT stockholder who holds more than 1,000 shares of IDT common stock (a "Principal Stockholder") will automatically be subject to the lock-up period.

   In addition to the Escrow Shares, the aggregate number of shares held by the Principal Stockholders automatically subject to the lock-up period will be determined by subtracting from 2,525,000 the sum of:

  (1) the number of Identix shares issued in the merger, or issuable upon exercise of IDT options and warrants, subject to the escrow agreement and

  (2) the number of shares issuable by Identix upon exercise of assumed IDT options and warrants subject to the lock-up period.

The resulting number of shares will be automatically restricted and will be allocated among the Principal Stockholders on a pro rata basis. The restricted shares will bear a legend describing their restrictions. If you are a Principal Stockholder, approval of the merger by the IDT stockholders will bind you to the fifteen-month lock-up period for your pro rata portion of the restricted shares. The exact portion of your shares that will be subject to the fifteen-month lock-up period cannot be determined until the closing of the merger, but will be at least 40% exclusive of the Escrow Shares.

Representations and Warranties

   The merger agreement contains various representations and warranties of Identix and IDT relating to, among other things:

  . the corporate organization and power of Identix, Merger Sub and IDT;

  . the capital structure of Identix, Merger Sub and Identicator Technology;

  . the authorization and enforceability of the merger agreement and all related agreements;

  . the absence of conflicts under charter documents and any contracts, and required consents or approvals;

  . compliance with law;

  . investigations and litigation;

  . accuracy of financial statements and absence of undisclosed liabilities;

  . absence of certain changes or events;

  . absence of brokers and finders; and

  . accuracy of documents and information.

   IDT has made additional representations and warranties, relating to, among other things:

  . Identicator Technology's personal and real property, bank accounts, inventories and accounts receivable;

  . Identicator Technology's material contracts and insurance;

  . Identicator Technology's legally enforceable rights to its intellectual property;

  . Identicator Technology's personnel, service providers, compensation and benefits;

  . taxes;

  . certain payments to stockholders, directors, officers and employees of Identicator Technology and related agreements;

  . absence of environmental and tax liabilities;

  . Identicator Technology's total assets and annual net sales for purposes of the HSR Act;

  . year 2000 compliance; and

  . the restructuring of Identicator Technology and the spin-off of Identicator, Inc.

   In addition, Identix has made additional representations regarding the authorization and validity of the shares of Identix common stock issued in the merger and the timeliness and completeness of reports filed by it with the Securities and Exchange Commission.

Conduct of Business Pending the Merger

   Prior to the closing of the merger, each of Identicator Technology and Identix has agreed to advise the other of:

  . any events which would make any representation or warranty materially untrue or inaccurate;

  . any material adverse change in condition, assets, liabilities, business or results of operations taken as a whole; and

  .  any material litigation initiated by or against such party.

   Identicator Technology has agreed to carry on and preserve its business and business relationships with customers, suppliers, employees consistent with its past practice. In addition, Identicator Technology has agreed not to take certain actions without the consent of Identix, which include, among other things:

  . borrow money outside of its existing line of credit or incur other liabilities outside of the ordinary course of business (other than in connection with the merger);

  . encumber or dispose of assets, except inventory in the ordinary course of business;

  . enter into any material lease or contract for the purchase or sale of real or personal property or amend or terminate any material contract, agreement or license, except in the ordinary course of business;

  . fail to maintain equipment and assets in good condition, except for ordinary wear and tear;

  . pay any bonus, increased salary or special remuneration to any officer, employee or transferred employee (other than in accordance with past practice), or consultant or enter into any new agreement with such persons (except as contemplated in the merger agreement);

  . change accounting methods, make tax elections or file amended returns;

  . declare or pay any cash or stock dividend or distribution or redeem any capital stock (except pursuant to stock repurchase agreements);

  . split or combine its outstanding capital stock or enter into any recapitalization affecting its capital stock;

  . make loans, other than for expenses and travel, or guarantee any obligation, except in the ordinary course of business;

  . with specific exceptions, issue stock or rights to purchase securities of IDT and Identicator Technology, and accelerate the vesting of any outstanding option;

  . amend its charter documents;

  . merge, consolidate or reorganize with any other entity (except for the merger);

  . license any intellectual property, except under nonexclusive hardware or software licenses granted to customers in the ordinary course of business; or

  . file any patent applications, except continuations in part or foreign applications, without first consulting Identix.

Exclusivity

   During the period prior to closing, Identicator Technology has agreed not to solicit, or support any offer from, furnish any information to, or participate in any negotiations with, any third party regarding:

  .   a public offering of Identicator Technology;

  .   any acquisition or merger involving Identicator Technology; or

  . any acquisition of any material part of the stock or assets of Identicator Technology (including any license of Identicator Technology's intellectual property outside of the ordinary course of business.)

   In addition, Identicator Technology is prohibited from entering into any agreement or arrangement regarding a third party acquisition transaction prior to closing.

   The IDT board may consider an unsolicited proposal for an acquisition transaction in accordance with its fiduciary duties under Delaware law. Nevertheless, IDT will remain bound by its obligations under the merger agreement, and the parties to the voting agreement will continue to be bound by that agreement.

Additional Covenants

   The merger agreement also contains certain other covenants including, covenants relating to the IDT special meeting, obtaining necessary consents for the merger, cooperation of the parties with respect to any governmental filings or applications, confidentiality of information, making public announcements and obtaining affiliate agreements.

Conditions

   The obligations of each of IDT and Identix to complete the merger are subject to the satisfaction or waiver of the following conditions:

  . the holders of at least a majority of the shares of IDT common stock approve the merger;

  . the Certificate of Merger is filed with the Secretary of State of Delaware;

  . each party's representations and warranties contained in the merger agreement (as updated for the facts existing at the time of closing) continue to be true in all material respects and each party performs all of its obligations under the merger agreement;

  . the shares of Identix common stock to be issued in the merger are approved for quotation on the AMEX;

  . counsel to IDT and Identix counsel deliver opinions regarding certain aspects of the merger and certain federal income tax consequences of the merger;

  . the registration statement, of which this prospectus is a part, covering the shares of Identix common stock issuable in the merger is effective under the Securities Act of 1933;

  . certain officers of Identicator Technology have entered into employment agreements with Identix;

  . no material adverse change in the businesses of either Identicator
      Technology or Identix occurs and each party does not determine in its reasonable discretion that the transactions under the merger agreement would cause a material adverse effect to such party by reason of any instituted or threatened litigation or proceedings; and

  . each party takes all actions and delivers all documentation reasonably requested by the other party in connection with the merger.

   In addition, the obligations of Identix to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions:

  . the number of Dissenting Shares of IDT does not exceed 5% of the aggregate number of shares of Identix common stock that would be issued in the merger at the effective time of the merger if there were no Dissenting Shares.

  . Identix receives all consents, approvals and waivers of third parties or governmental authorities in connection with the merger;

  . IDT delivers to Identix executed affiliate's agreements from each person considered to be an affiliate of IDT and the voting agreement is in effect as of the closing date;

  . certain officers of IDT execute noncompetition agreements with Identix;

  . the Escrow Holder, Identix, and the Stockholder Representative enter into the escrow agreement and the holders of IDT options and warrants enter into supplemental written agreements, so that the total number of shares available to satisfy indemnification obligations is at least 434,300; and

  . International Technology Concepts, Inc. and Identicator, Inc. enter into support and indemnification agreements with Identix.

   The obligations of IDT to complete the merger are subject to the satisfaction or waiver of an additional condition that Identix shall have granted stock options covering an aggregate of 400,000 shares of Identix common stock to the persons entering into employment agreements with Identix.

Termination

   The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, before or after the approval of the merger agreement by the stockholders of IDT:

  . by the mutual consent of IDT and Identix;

  . by Identix if (1) the conditions to Identix's obligations to consummate the merger have not been satisfied or waived by April 30, 1999 or (2) IDT fails to perform any material covenant in the merger agreement; or

  . by IDT, if (1) the conditions to IDT's obligations to consummate the merger have not been satisfied or waived by April 30, 1999 or (2) Identix fails to perform any material covenant in the merger agreement.

Expenses

   Whether or not the merger is consummated, all costs and expenses, including legal, accounting and investment banking fees and expenses, incurred in connection with the merger will be paid by the party incurring such expenses. If the merger is consummated, IDT's expenses will be borne by IDT as a wholly-owned subsidiary of Identix.

Amendment

   The merger agreement may not be amended except by an instrument in writing signed by each of the parties to the merger agreement.

Affiliate's Agreements

   Subject to the escrow provisions described under "--Indemnification and Escrow" and the legend and transfer restriction provisions described under "-- Fifteen-Month Resale Restriction," all shares of Identix common stock received by IDT stockholders in the merger have been registered under the Securities Act of 1933 and will be freely transferable, except that shares of Identix common stock received by persons who are deemed to be "affiliates," as defined under the Securities Act, of IDT at the time of the special meeting or affiliates of Identix after the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of IDT or Identix generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors as well as principal stockholders of such party.

   IDT must cause each of its affiliates to execute a written affiliate agreement to the effect that such person will not offer to sell, transfer, or otherwise dispose of any of the shares of Identix common stock issued to such person in or pursuant to the merger such sale, transfer or other disposition is made in conformity with Rule 145 under the Securities Act.

Voting Agreement

   As of the record date, International Technology Concepts, Inc. and each IDT director, who together own approximately 70% of the IDT common stock outstanding as of the record date, have executed the voting agreement with Identix. The voting agreement provides that each stockholder will vote all shares owned or acquired by such stockholder:

  (1) in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement and

  (2) against any other proposal for merger, or sale of IDT or any other action that would result in a breach of any provision in the merger agreement or result in the conditions of the merger agreement not being fulfilled.

   In addition, each such stockholder has granted Identix and Merger Sub an irrevocable proxy to vote such stockholder's shares as specified in the voting agreement. A copy of the voting agreement is attached to this prospectus as Appendix B.

Employment and Noncompetition Agreements

   Prior to the closing date, each of Mr. Pieper, Mr. Evans, Mr. Khidekel, and Mr. Shapiro will enter into an employment agreement and a noncompetition agreement with Identix.

   Each employment agreement provides that each individual will serve as a full time employee of Identix for the term of the agreement. The employment agreement also provides that in the event of any "termination other than for cause" by Identix or " resignation for good reason" by the employee, the employee will receive severance pay of between 12 and 15 months of such employee's salary and such employee's options granted in connection with the employment agreement will vest. The noncompetition agreements restrict Mr. Pieper, Mr. Evans, Mr. Shapiro and Mr. Khidekel, from working for a competitive business for a period of three years following the effective time of the merger. The noncompetition agreements also provide that during this three-year period, the individual will not solicit the services of or enter into any agreement for employment or services with any person who is known or should be known to be employed by or have been employed by Identix or an Identix subsidiary in the preceding six months.

                          COMPARISON OF CAPITAL STOCK

Description of Identix Capital Stock

   The authorized capital stock of Identix consists of 50,000,000 shares of common stock, $.01 par value per share, and 2,000,000 shares of preferred stock, $.01 par value per share.

 Identix Common Stock

   As of     , 1999 there were approximately      shares of Identix common
stock outstanding held by approximately    stockholders of record. Identix
common stock is listed on the AMEX under the symbol IDX.

   Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders of Identix. Subject to any preferential rights of the preferred stock, the holders of common stock are entitled to receive dividends, when and if declared by the board of directors, out of assets legally available for the payment of such dividends. In the event of any dissolution, liquidation of winding up of Identix, the holders of the common stock are entitled to receive all remaining assets of the corporation after payment of liabilities, subject to any preferential amounts distributed to the preferred stock. The Identix common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Identix common stock.

 Identix Preferred Stock

   Identix has 2,000,000 shares of preferred stock authorized, none of which are outstanding. The Identix board has the authority to provide for the issuance of the preferred stock in one or more series, and by filing a certificate pursuant to Delaware Corporate Law, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The Identix board, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of Identix common stock and the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Identix.

 Transfer Agent and Registrar

   The Transfer Agent and Registrar of the Identix common stock is ChaseMellon Shareholder Services, LLC and its telephone number is (415) 743-1444.

Description of IDT Capital Stock

   The authorized capital stock of IDT consists of 12,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.001 par value per share.

 IDT Common Stock

   As of the record date, there were approximately [2,727,762] shares of IDT common stock outstanding held by [129] stockholders of record.

   Holders of IDT common stock are entitled to one vote per share on all matters to be voted upon by the stockholders of IDT. Subject to any preferential rights of the preferred stock, the holders of IDT common stock are entitled to receive dividends, when and if declared by the board of directors, out of assets legally available for the payment of such dividends. In the event of any dissolution, liquidation of winding up of IDT, the holders of the common stock are entitled to receive all remaining assets of the corporation after payment of liabilities, subject to any preferential amounts distributed to the preferred stock. The IDT common stock has no redemption, preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the IDT common stock.

 IDT Preferred Stock

   Of the 5,000,000 shares of preferred stock authorized, 600,000 shares are designated Series A Preferred Stock, none of which were outstanding as of the record date. The preferred stock may be issued from time to time in one or more series. The IDT board is authorized, within the limitations of IDT's Certificate of Incorporation, to fix the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and such designation, preference and relative, participating, optional or other special rights, qualifications, limitations or restrictions as may be desired to the fullest extent permitted by Delaware law for any wholly unissued series of preferred stock. The IDT board is also authorized to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. Subject to any protective provisions of any series of preferred stock, the rights of any additional series may be subordinate to, pari passu with, or senior to the rights, privileges and preferences of any other series of preferred stock or common stock.

 IDT Series A Preferred Stock

   No shares of Series A Preferred Stock have been issued. However IDT has issued warrants to purchase 60,000 shares of Series A Preferred Stock, which shares, if issued, would have terms as described in the following paragraphs.

   Holders of the Series A Preferred Stock are entitled to one vote for each share of common stock into which such holder's shares can be converted on all matters to be voted upon by the stockholders of IDT. In addition, the consent of at least a majority of the then outstanding Series A Preferred Stock is required before IDT may alter or change the rights, preferences or privileges of the Series A Preferred Stock so as to affect differentially and adversely such shares. Subject to any preferential rights of any other series of preferred stock, the holders of the Series A Preferred Stock are entitled to receive dividends in preference to the holders of the common stock, when and if declared by the board of directors, out of assets legally available for the payment of such dividends. In the event of any dissolution, liquidation of winding-up of IDT (including certain consolidations or mergers or sales of all or substantially all of the assets of IDT), the holders of the Series A Preferred Stock are entitled to receive in preference to the holders of the common stock, after payment of liabilities of the corporation, a per share amount equal to $9.00, plus all declared but unpaid dividends. If the assets of the corporation are insufficient to permit full payment to each of the holders of Series A Preferred Stock, the entire assets available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the amount of stock owned.

   Each share of Series A Preferred Stock is convertible at the option of the holder into a number of shares of IDT common stock determined by dividing $9.00 by the conversion price in effect for the Series A Preferred Stock (subject to antidilution adjustments). The current conversion price for the Series A Preferred Stock is $9.00. The Series A Preferred Stock automatically converts into common stock upon the earlier of (1) the date specified by the written consent or agreement of a majority of the outstanding shares of Series A Preferred Stock, or (2) the consummation of IDT's sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement (other than on Form S-4 or Form S-8) filed under the Securities Act. The conversion ratio for the Series A Preferred Stock will be adjusted on a broad based weighted average basis in the event of a dilutive issuance; provided, however, that a dilutive issuance shall not include the sale of IDT common stock reserved for employees, consultants and the like or shares issued pursuant to partnering arrangements, leaselines or similar arrangements. The Series A Preferred Stock is entitled to proportional antidilution protection for stock splits, stock dividends and similar dilutive events.

   In the event of (1) a merger or other transaction which would result in IDT's stockholders immediately prior to the merger holding less than 50% of the voting power of the surviving corporation or (2) a sale of all or substantially all of the assets of the corporation, then the holders of the Series A Preferred Stock shall be entitled to receive for each share of such stock, in cash or in securities received from the acquiring corporation, an amount equal to $9.00, plus all declared but unpaid dividends, and the remaining proceeds shall be distributed to the holders of the common stock. IDT shall give each holder of record of Series A Preferred Stock written notice of an impending transaction not later than the earlier of 20 days prior to the stockholders' meeting to approve the transaction or 20 days prior to the closing date of the transaction.

   The Series A Preferred Stock is not redeemable.

Comparison of Stockholder Rights

   Both IDT and Identix are incorporated under the laws of Delaware and are subject to Delaware Corporate Law. Upon completion of the merger, the stockholders of IDT will become holders of Identix common stock, and their rights as such will be governed by the Identix Certificate of Incorporation and Identix Bylaws. Certain differences exist between the rights of holders of Identix securities and IDT securities.

   The following summary does not purport to be a complete statement of the rights of IDT stockholders under the IDT Certificate of Incorporation and the IDT Bylaws as compared with the rights of Identix stockholders under the Identix Certificate of Incorporation and Identix Bylaws or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. The summary is qualified in its entirety by reference to the governing corporate instruments of Identix and IDT, to which such stockholders are referred.

 Percentage of Voting Stock; Influence Over Affairs

   Upon completion of the merger, the percentage ownership of Identix by each former IDT stockholder will be substantially less than such stockholder's current percentage ownership of IDT. Accordingly, former IDT stockholders will have significantly less voting influence over the affairs of Identix than they currently enjoy over the affairs of IDT.

 Voting Rights

   Each holder of Identix common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors. Each holder of IDT common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors. The holder of outstanding shares of IDT Series A Preferred Stock, if any, is entitled to the number of votes equal to the number of shares of IDT common stock into which such shares of IDT Series A Preferred Stock could be converted on the record date for the applicable vote or written consent of stockholders, and except as otherwise required by law, shall have voting rights and powers equal to the voting rights and powers of holders of IDT common stock.

 Liquidation Preference

   In the event of any dissolution, liquidation or winding-up of the corporation, each holder of Identix common stock is entitled to receive its pro rata portion of all remaining assets of the corporation after payment of liabilities, subject to any preferential rights of preferred stock, if any. Similarly, each holder of IDT common stock is entitled to receive its pro rata portion of all remaining assets of the corporation after payment of liabilities, subject to any preferential rights of preferred stock, if any. In the event of any dissolution, liquidation or winding-up of the corporation (including certain consolidations or mergers or sales of all or substantially all of the assets of the corporation), each holder of IDT Series A Preferred Stock is entitled to receive, in preference to the holders of IDT common stock, an amount per share equal to $9.00, plus all declared but unpaid dividends, after payment of liabilities. Neither Identix nor IDT has any shares of preferred stock outstanding as of the record date, although IDT has issued warrants to acquire up to 60,000 shares of Series A Preferred Stock.

 Amendments to Certificates of Incorporation

   Identix's Certificate of Incorporation may be amended in accordance with Delaware Corporate Law. IDT's Certificate of Incorporation may also be amended as provided under Delaware Corporate Law; however, so long as any shares of the IDT Series A Preferred Stock are outstanding, IDT shall not, without obtaining the approval of the holders of not less than a majority of the outstanding shares of the IDT Series A Preferred Stock, alter or change the rights, preferences or privileges of the Series A Preferred Stock so as to affect differentially and adversely such shares.

 Stockholder Action by Written Consent

   The Identix Certificate of Incorporation provides that any action required or permitted to be taken by the Identix stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent. Because the IDT Certificate of Incorporation does not prohibit or limit stockholder actions by written consent, IDT stockholders may act by written consent without a meeting or by vote at a meeting.

 Advance Notice of Certain Stockholder Actions

   The Identix Bylaws provide that a stockholder must give timely notice of business it wishes to bring before a stockholders meeting. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal officers of Identix no later than (1) in the case of an annual meeting, 90 days before the anticipated date of the annual meeting, and (2) in the case of a special meeting, 10 days prior to such meeting. The stockholder's notice shall set forth:

  .  a description of the business;

  .  the name and address of the stockholder;

  .  the class and number of shares held; and

  .  any material interest of the stockholder in the business proposed.

   The IDT Certificate of Incorporation and Bylaws require at least 10 days advance notice of stockholder business to be brought by stockholders before any special meeting of stockholders, but no such advance notice of the business to be transacted is required for the annual meeting or for actions affected by written consent.

 Special Stockholder Meetings

   The Identix Certificate of Incorporation provides that special meetings of the stockholders of Identix may be called only by the Identix board of directors, the chairman of the board or Identix's president. Stockholders do not have the ability to call a special meeting. The IDT Bylaws provide that special meetings of stockholders may be called by IDT's president and shall be called by the president or secretary at the written request of a majority of the IDT board of directors, or at the written request of stockholders owning a majority of the issued and outstanding capital stock of IDT entitled to vote.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

   The following unaudited pro forma condensed combined financial statements give effect to the acquisition by Identix of IDT in a transaction accounted for as a purchase. The unaudited pro forma condensed combined financial statements are based on the individual historical financial statements of Identix and IDT for the year ended June 30, 1998 and the six months ended December 31, 1998. The historical consolidated financial statements for Identix are incorporated by reference into this prospectus. The historical consolidated financial statements for IDT for the year ended June 30, 1998 and six months ended December 31, 1998 are derived from the historical consolidated financial statements included in this prospectus.

   The following unaudited pro forma condensed combined statements of operations are not necessarily indicative of the results of operations of the combined company or the results of operations which would have resulted had Identix and IDT been combined during the periods presented. In addition, the pro forma results are not intended to be a projection of future operating results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements of Identix by reference in this prospectus and the historical consolidated financial statements of IDT, including the notes thereto, appearing elsewhere in this prospectus.

   The unaudited pro forma condensed combined balance sheet assumes that the acquisition took place on December 31, 1998. The unaudited pro forma condensed combined statements of operations assume that the acquisition took place as of July 1, 1997. The unaudited pro forma condensed combined financial statements are based on the estimates and assumptions set forth in the notes to such statements. The pro forma adjustments are based on a preliminary valuation of IDT made in connection with the development of the pro forma information for illustrative purposes to comply with the disclosure requirements of the SEC.

         Unaudited Pro Forma Condensed Combined Statement of Operations

                            Year Ended June 30, 1998

                                                       Pro Forma    Pro Forma
                                Identix       IDT     Adjustments   Combined
                              -----------  ---------- -----------  -----------
Revenues....................  $79,374,000  $4,103,000              $83,477,000
                              -----------  ----------              -----------
Cost and expenses:
 Cost of revenues...........   55,392,000   1,132,000               56,524,000
 Research, development and
  engineering...............    4,572,000   1,218,000                5,790,000
 Marketing and selling......    9,107,000   1,082,000               10,189,000
 General and
  administrative............    8,474,000     590,000 $ 2,640,000   11,704,000
 Reorganization costs.......      717,000                              717,000
                              -----------  ---------- -----------  -----------
  Total costs and expenses..   78,262,000   4,022,000   2,640,000   84,924,000
                              -----------  ---------- -----------  -----------
Income (loss) from
operations..................    1,112,000      81,000  (2,640,000)  (1,447,000)
Interest and other income
(expense), net..............       66,000       4,000                   70,000
Interest expense............     (239,000)                            (239,000)
                              -----------  ---------- -----------  -----------
Income (loss) before equity
interest in joint venture...      939,000      85,000  (2,640,000)  (1,616,000)
Equity interest in joint
venture.....................     (171,000)                            (171,000)
                              -----------  ---------- -----------  -----------
Net income (loss)...........  $   768,000  $   85,000 $(2,640,000) $(1,787,000)
                              ===========  ========== ===========  ===========
Net income (loss) per share:
  Basic.....................  $      0.03                          $     (0.06)
                              ===========                          ===========
  Diluted...................  $      0.03                          $     (0.06)
                              ===========                          ===========
Shares used in per share
calculation:
  Basic.....................   25,104,000                           28,013,000
                              ===========                          ===========
  Diluted...................   25,669,000                           28,013,000
                              ===========                          ===========




   See accompanying notes to unaudited pro forma condensed combined financial statements.

         Unaudited Pro Forma Condensed Combined Statement of Operations

                    Six months ended December 31, 1998

                                                       Pro Forma    Pro Forma
                              Identix        IDT      Adjustments   Combined
                            -----------  -----------  -----------  -----------
Revenues..................  $40,323,000  $ 2,274,000               $42,597,000
                            -----------  -----------               -----------
Cost and expenses:
 Cost of revenues.........   28,089,000    1,365,000                29,454,000
 Research, development and
  engineering.............    2,804,000      796,000                 3,600,000
 Marketing and selling....    5,146,000      708,000                 5,854,000
 General and
  administrative..........    3,466,000      574,000  $ 1,320,000    5,360,000
 Stock compensation.......           --    4,642,000           --    4,642,000
                            -----------  -----------  -----------  -----------
    Total costs and
     expenses.............   39,505,000    8,085,000    1,320,000   48,910,000
                            -----------  -----------  -----------  -----------
Income (loss) from
operations................      818,000   (5,811,000)  (1,320,000)  (6,313,000)
Interest and other income
(expense), net............       60,000        3,000                    63,000
Interest expense..........     (235,000)     (82,000)                 (317,000)
                            -----------  -----------  -----------  -----------
Income (loss) before taxes
 and equity interest in
 joint venture............      643,000   (5,890,000)  (1,320,000)  (6,567,000)
Provision for income
taxes.....................      (90,000)                               (90,000)
Equity interest in joint
venture...................     (159,000)                              (159,000)
                            -----------  -----------  -----------  -----------
Net income (loss).........  $   394,000  $(5,890,000) $(1,320,000) $(6,816,000)
                            ===========  ===========  ===========  ===========
Net income (loss) per
share:
  Basic...................  $      0.02                            $     (0.24)
                            ===========                            ===========
  Diluted.................  $      0.02                            $     (0.24)
                            ===========                            ===========
Shares used in per share
calculation:
  Basic...................   25,319,000                             28,228,000
                            ===========                            ===========
  Diluted.................   25,646,000                             28,228,000
                            ===========                            ===========


   See accompanying notes to unaudited proforma condensed combined financial statements.

              Unaudited Pro Forma Condensed Combined Balance Sheet

                             December 31, 1998

                                                      Pro Forma    Pro Forma
                            Identix         IDT      Adjustments    Combined
                          ------------  -----------  -----------  ------------
Current assets:
  Cash and cash
   equivalents........... $  2,418,000  $    76,000               $  2,494,000
  Accounts receivable,
   net...................   26,992,000    1,407,000                 28,399,000
  Inventories............    6,857,000      102,000                  6,959,000
  Prepaid expenses and
   other assets..........      947,000       88,000                  1,035,000
                          ------------  -----------  -----------  ------------
    Total current
     assets..............   37,214,000    1,673,000                 38,887,000
Property and equipment,
net......................    2,094,000      312,000                  2,406,000
Intangibles and other
assets...................    2,624,000        5,000  $24,550,000    27,179,000
                          ------------  -----------  -----------  ------------
    Total assets......... $ 41,932,000  $ 1,990,000  $24,550,000  $ 68,472,000
                          ============  ===========  ===========  ============
Current liabilities:
  Notes payable to
   banks................. $  4,093,000  $   304,000               $  4,397,000
  Accounts payable.......    9,038,000      400,000                  9,438,000
  Accrued liabilities....    2,457,000      702,000  $   550,000     3,709,000
  Deferred revenue,
   current portion.......    1,910,000      322,000                  2,232,000
                          ------------  -----------  -----------  ------------
    Total current
     liabilities.........   17,498,000    1,728,000      550,000    19,776,000
Other long-term
liabilities..............       90,000          --                      90,000
Notes payable, net of
issuance costs...........          --       299,000                    299,000
Deferred revenue, less
current portion..........          --        40,000          --         40,000
                          ------------  -----------  -----------  ------------
    Total liabilities....   17,588,000    2,067,000      550,000    20,205,000
                          ------------  -----------  -----------  ------------
Shareholders' equity
(deficit):
  Common stock...........   53,567,000   11,290,000   26,300,000    87,534,000
  Accumulated deficit....  (29,042,000)  (1,119,000)  (8,925,000)  (39,086,000)
  Deferred stock
   compensation..........          --   (10,248,000)   6,625,000           --
  Cumulative translation
   adjustment............     (181,000)         --                    (181,000)
                          ------------  -----------  -----------  ------------
    Total shareholders'
     equity (deficit)....   24,344,000      (77,000)  24,000,000    48,267,000
                          ------------  -----------  -----------  ------------
    Total liabilities and
     shareholders' equity
     (deficit)........... $ 41,932,000  $ 1,990,000  $24,550,000  $ 68,472,000
                          ============  ===========  ===========  ============


   See accompanying notes to unaudited pro forma condensed combined financial statements.

      Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1--Basis of Presentation:

   The unaudited pro forma condensed combined balance sheet has been prepared to reflect the acquisition of IDT by Identix as if the acquisition had occurred on December 31, 1998.

   The unaudited pro forma condensed combined statement of operations for the year ended June 30, 1998 and the six months ended December 31, 1998 have been prepared to reflect the acquisition of IDT by Identix as if the acquisition had occurred on July 1, 1997.

   There were no material differences in the accounting policies of Identix and IDT for the periods presented.

Note 2--Purchase Accounting and Pro Forma Adjustments:

 Purchase Price

   In connection with the merger, Identix issued or will be obligated to issue a total of 5,050,000 shares of Identix common stock. This amount is comprised of 2,909,370 shares of common stock and options and warrants to purchase 2,140,630 shares of common stock with exercise prices of $0.26 and $8.07, respectively. The market value of a share of common stock of $8.08 was determined using the average quoted market price of the Identix common stock for the two days preceding and following the announcement of the merger. All options and warrants previously issued by IDT will be assumed by Identix and represent options and warrants to purchase 2,073,783 and 66,847 shares of Identix common stock, respectively, upon consummation of the merger. 10% of the IDT options and warrants assumed in the merger (and the Identix common stock issuable upon exercise thereof) will be subject to the escrow agreement to the extent agreed by the holders of such IDT options and warrants. The IDT option grants contained provisions for accelerated vesting of all or a portion of the options in the event of a transaction resulting in a change in control of IDT. Options vested before the merger, vesting on the merger and unvested after the merger for directors and officers and other individuals are as follows:

                                    Identix equivalent shares at December 31, 1998
                             ------------------------------------------------------------
                             Vested before Merger Vesting on Merger Unvested after Merger
                             -------------------- ----------------- ---------------------
   Directors and officers..        631,464              389,861             48,128
   Other...................        223,043              619,674            161,793
                                   -------            ---------            -------
      Total................        854,507            1,009,535            209,921
                                   =======            =========            =======

   On the closing of the merger, stock compensation expense of $8,783,000 will be recorded in IDT's financial statements as a result of the acceleration of vesting on these options. Because the merger is being accounted for as a purchase, this expense will not affect Identix's financial statements.

   The value of the Identix options and warrants to be exchanged for vested and unvested IDT options and warrants has been included in the determination of the purchase price. The fair value of the options and warrants was determined using a Black/Scholes option pricing model with the following assumptions:

   Expected life...................................................... 2-5 years
   Volatility......................................................... 52%
   Risk free interest rate............................................ 5.8-6.2%
   Dividend yield..................................................... 0%

   The weighted average fair value of the Identix options and warrants exchanged was $7.69.

   The common stock and fair value of the options and warrants exchanged were discounted by 15%, taking into consideration the lack of marketability of certain shares due to the terms of the escrow agreement, the resale restrictions and other factors. The aggregate market value of common stock and the fair value of options and warrants issued is $33,967,000.

                                                  Fair  Total Fair
                                         Shares   Value    Value    Discounted
                                        --------- ----- ----------- ----------
   Common shares outstanding........... 2,909,370 $8.08 $23,502,000 19,977,000
   Common shares issuable on exercise
    of options......................... 2,073,783 $7.80  16,176,000 13,749,000
   Common shares issuable on exercise
    of warrants........................    66,847 $4.25     284,000    241,000
                                        ---------       ----------- ----------
                                        5,050,000       $39,962,000 33,967,000
                                        =========       =========== ==========

   In addition, Identix assumed liabilities of IDT totaling $2,067,000 and incurred acquisition costs of $550,000, resulting in a total purchase price of $36,584,000.

   Identix will issue options to purchase 400,000 shares of common stock to certain individuals upon the closing of the merger. These options will be issued in connection with employment agreements and will be subject to vesting requirements. These options have not been included in the determination of the purchase price and will be accounted for in accordance with APB 25.

Allocation of Purchase Price.

   The total purchase price of $36,584,000 was allocated to the fair value of the assets acquired as follows:

                                                                    Amortization
                                                                        Life
                                                                    ------------
   Tangible assets....................................  $ 1,990,000      --
   In-process research and development................   10,044,000      --
   Core technology....................................    4,663,000       5
   Assembled workforce................................      202,000       3
   Goodwill...........................................   19,685,000      12
                                                        -----------
     Total............................................  $36,584,000
                                                        ===========

In-Process Research and Development.

   The fair value of the purchased in-process research and development was determined using the stage of completion method based on the future cash flows that are projected to be generated by the products under development over a 5-year period.

   In-process research and development activities consist of hardware and software product concept formulation, mechanical and optical design, engineering prototyping, software code programming and testing procedure design and development. The purchased in-process research and development is focused on the next generations of fingerprint readers which are expected to be of significantly reduced size and cost. Also under development is software required to integrate and support the next generation readers, to enhance the existing functionality of current products and to add additional capabilities.

   The important elements of the in-process projects at the time of acquisition include product concepts and designs, software code, test specifications and processes and pre-prototype models. The fair value of the in-process products was determined as a whole but IDT management estimates approximately 80% of the value is attributable to the software related products and 20% to hardware related products. The in-process products are projected to be completed over the next 1-3 years. Material cash inflows from significant projects are projected to commence in 2000.

   To determine the overall percentage of completion of the in-process projects:

   . Historical costs were analyzed and assigned to each project. Estimates of the cost to complete each project were developed as well as the time frame for completion. A percentage completion factor was then calculated for the various projects.

   . To properly weigh the projects relative to the future cash flows used in determining the value of the in-process research and development, the percentage completion for each project was then applied to the projected cash flows, based on gross profits, for each project to arrive at the weighted average cash flows. These cash flows were then reduced by a discount factor of 30%. The discount factor of 30% represents a premium to IDT's weighted average cost of capital to reflect the higher risk of the under development technology and the relatively high projected financial results compared to historical results. The discounted cash flows weighted for the percentage completion represented 50% of the overall discounted cash flows, based on gross profits.


   Significant assumptions utilized in determining the estimated cash flows from in-process research and development projects are as follows:

    Revenue is assumed to grow from $12.2 million in Year 1 to $75.6 million before declining to $37.8 million in Year 5. This increase in revenue reflects the early stage of the market and the projected acceptance and adoption of the technology over the next few years.

    Gross margin is assumed to decrease from 77% to 45% over the same five year period. Gross margin is higher reflecting projected increased levels of high margin software sales in the near term. The gross margin decreases over the projection period as the in-process product mix shifts toward lower margin hardware products which are in earlier stages of completion compared with higher margin software products which are in more advanced stages of completion.

    Selling and marketing costs for the in-process products are assumed to decrease from 23% to 17% over the five year period reflecting revenue leverage from sales through IDT's distribution channel.

    General and administrative costs for the in-process products are assumed to decrease from 9% to 6% over the five year period as expenses are not projected to increase in line with sales.

    Research and development costs related to in-process products are expected to decrease from 14% to 3% over the projection period while sustaining engineering costs are projected to increase from $0.2 million in Year 1 to $2.5 million in Year 5.

  In estimating the future cash flows, management of IDT used historical information with regard to margins and expenses, and performed an assessment of the products' acceptance in the emerging market for biometric security. The most significant and uncertain assumption used in the valuation was the projected revenue stream from the products under development.

   The new generation of products under development are projected to sell through sales channels and to customers which are substantially different from its historical channels and customers. Therefore, pricing and margins will differ from historical levels and are projected to be lower overall on significantly higher unit volume.

   Total expense levels are projected to increase with the growth of business activity but will represent a smaller percentage of revenues due to the higher volume of sales and the fact that the new sales channels require substantially less support infrastructure than the channels historically used.

   The projected or assumed revenues, expenses, cash flows and other financial information described above are forward-looking statements that involve substantial risks and uncertainties. Actual results or performance may differ materially for a variety of reasons. The major risks with respect to the timely completion and commercialization of the in-process projects are that technological feasibility may not be achieved for some or all of the in-process projects, IDT may lose key technical personnel or a competitor may develop technology or products which compete with or replace the in-process projects. Other risks that may affect future results or performance are described under "Risk Factors" beginning on page 13.

Pro Forma Adjustments

   The following adjustments were applied to the historical statements of operations to arrive at the pro forma condensed combined statement of operations:

  (a) Reflects the additional amortization expense of intangible assets of $2,640,000 and $660,000 for the year ended June 30, 1998 and six months ended December 31, 1998, respectively, over their estimated useful lives of 3-12 years.

  (b) Shares used in the per share calculations reflect the 2,909,370 Identix common shares issued to IDT shareholders as if they were outstanding from the beginning of each period presented. Identix shares totaling 2,140,630 which would be issuable on the exercise of outstanding IDT options and warrants have not been included in the computation of the diluted per share calculation as their effect would have been anti-dilutive.

  (c) Prior to September 30, 1998, the current business of IDT was operated as a joint venture and was not subject to income tax. Each venture partner was individually liable for tax on its share of the joint venture profits. For purposes of the pro forma statements of operations for the year ended June 30, 1998 and six months ended December 31, 1998 no amounts have been recorded for income taxes related to IDT as the combined entity had a loss before income taxes.

Note: In-process research and development costs in the amount of $10,044,000, which will be written off immediately after the transaction is complete, have been excluded from the unaudited pro forma condensed combined statements of operations.

                       BUSINESS OF IDENTICATOR TECHNOLOGY

Overview

   In 1991, the founders of Identicator Technology commenced development of electronic identification systems with particular emphasis on finger imaging for use in a broad range of applications such as data security, electronic commerce, and physical access control, as well as in the civil and criminal justice systems. In 1993, these efforts resulted in the formation of Identicator Technology as a joint venture, California partnership, headquartered in San Bruno, California and maintaining a software and hardware development facility in Dublin, California and a sales office in Washington, D.C. In 1998, Identicator Technology restructured the joint venture into a Delaware corporation as the wholly owned subsidiary of the newly-formed IDT.

   Identicator Technology's systems use proprietary software and hardware technologies for positive personal identification. Identicator Technology's systems provide a higher level of security and ease of use compared to passwords and personal identification numbers ("PINs"), which will ultimately result in lower systems administration costs as the need to continually change an individual's password is eliminated. Identicator Technology's electronic fingerprint based identification system is compact, fast, reliable, low-cost, accurate, and user friendly, which Identicator Technology believes differentiates it from its competition. These cost-effective systems allow integration into a broad range of existing applications that require user authentication such as access to personal computers ("PCs"), networks, automatic teller machines ("ATMs"), credit card readers, and physical access control systems. Identicator Technology believes that it has the largest PC installed base of cold search (minutiae based) biometric systems worldwide.

 Biometric Technologies

   The biometrics industry is based upon the premise that a basic need exists in commercial markets for positive personal identification. The existence of passwords for data access, PINs for ATM and account access, identification cards, photos and signatures on credit cards provides evidence of this need.

   In the search for a solution to the authentication problem, biometrics, which is is the measurement of unique physical characteristics, emerged as a promising solution. There are six primary forms of biometric technology: finger imaging, voice, eye, signature, face, and hand. Identicator Technology believes that minutiae based finger imaging systems are the most accepted form of biometric technology. Facial identification, however, has merit in certain applications, and Identicator Technology is developing a facial identification system.

Technology and Products

   Identicator Technology's hardware and software products represent a complete electronic finger imaging identification solution that can accomplish both match (one-to-one) and search (one-to-many) of images in a database. Identicator Technology's equipment optically scans a fingerprint, digitizes and processes the image, and analyzes and extracts its unique characteristics (minutiae) ultimately reducing the fingerprint to a small piece of digital information as small as 60 bytes. This digital information can be stored on the magnetic stripe of a credit, debit or ATM card or driver's license or in the memory of a smart card, which is used for positive user authentication purposes.

   Although Identicator Technology has both proprietary hardware and software, Identicator Technology anticipates that hardware (scanners) may ultimately become a commodity. It is Identicator Technology's strategy to continue to sell its hardware through a contract manufacturing relationship, controlling the intellectual property associated with the hardware and increasing revenue growth and market share position. As the hardware becomes more of a commodity technology product, it is Identicator Technology's intention to license its technology to select peripheral component suppliers and to convert this revenue stream to a royalty based model. Additionally, as this occurs, Identicator Technology's focus will primarily be on the software development of applications and continuous improvement of the algorithm for the core operating system for finger imaging.

   Identicator Technology's existing product line is summarized below:

 Hardware--Direct Fingerprint Readers (DFR)

  . DFR-200--The DFR-200 OEM fingerprint sensor is the newest product in the DFR line and is presently in commercial use. The DFR-200 is very small in size and is designed as an original equipment manufacturer ("OEM") product, specifically for incorporation into mice, keyboards, monitors, and similar products. It contains Identicator Technology's proprietary MicroPrism, a replaceable platen. Compaq is currently selling the DFR-200, which includes logon software, as a stand-alone peripheral for computer security for $99.

  . DFR-90--The DFR-90 is a reliable fingerprint scanning device that electronically captures high resolution fingerprint images and passes them via a standard RS-170 video signal to a PC. The DFR-90 meets the American National Standards Institute/National Institute of Science and Technology, FBI and Automated Fingerprint Identification System requirements and is designed primarily for the enrollment of individuals into a database. The DFR-90 is installed in many locations within the United States, including the Georgia Department of Motor Vehicles, the FBI and the National Security Agency, and internationally in countries such as Spain, Argentina, and Australia.

  . DFR-98--The DFR-98 is similar to the DFR-90, except that it features the replaceable MicroPrism and it has a smaller footprint than the DFR-90.

  . DFR-100--The DFR-100 has a smaller footprint, powered directly from the PC and produces digital output. The DFR-100 is designed to perform identification functions for day-to-day use at the point of transaction. The DFR-100 is being phased out in favor of the DFR-200.

 Software

   Identicator Technology has developed a series of software technologies and applications targeted to industry channels of distribution. All software solutions are based on a common software architecture and components that facilitate ease of development and maintenance. Identicator Technology's existing software includes:

  . Software Development Toolkit--Identicator Technology's proprietary software tools, in the form of System Developer Kits ("SDKs") encapsulate all the logic necessary for capturing, processing, reducing, matching, and searching finger images. Identicator Technology's SDK products run on DOS, Windows, Windows 95, and Windows NT.

  . Application Software--Identicator Technology has and continues to develop software applications based on industry standards and protocols targeted at the information technology industry. These applications are designed to replace passwords, authentication systems, and PINs by providing security identification as stand-alone solutions, as well as in combination with existing token-based systems such as smart cards for Windows, NT, Java, and Unix based operating systems. Currently the product family includes:

    -NT Logon.

    -Windows 95 Logon.

    -Screen Saver Logon.

    -Fingerprint Distributed System.

  . Advanced Market Applications--Identicator Technology is developing a series of vertical applications targeted to enterprise-wide solutions developed on the Identicator Technology proprietary algorithms. Finger imaging is utilized as the link to solutions for markets such as enterprise intranets, extranets, and the financial and medical communities.

 Under Development

  . Application Program Interface--Identicator Technology currently has under development a set of Application Programming Interfaces ("APIs") that utilize a common architecture set at the user interface, resource manager, and database management levels. The API development is focused on utilizing common industry protocols and standards to position the technology for the broadest industry acceptance.

  . Embedded Solutions--In the future, Application Specific Integrated Circuit ("ASIC") chips will house a significant portion of the software required for the system operation, performing such functions as image processing, feature extraction, single print match, and multiple print search. Software drivers will be available for use with all Identicator Technology ASICs in a variety of cross platforms, cross operating systems, and localized versions. These drivers will have published APIs so that licensees can develop their own code.

  . Facial System--Identicator Technology is developing an identification system based on facial features. Identicator Technology's initial facial system products will be delivered in the form of a software developer's toolkit and used for dual biometrics in civil market applications.

Marketing and Distribution Channels

 Market Overview

  The biometric markets can be divided into three major segments:

  . Criminal Justice Market--The criminal justice segment is the traditional domain for fingerprint identification applications and includes automated booking systems, probation and parole systems, prison inmate and visitor control and release applications, and field deployable identification systems.

  . Civil Market--Identicator Technology's finger imaging systems are in use in State Drivers License Bureaus in the U.S., in systems implemented by major systems integrators. In addition, Identicator Technology's products can also be used in National Identification, Voter Registration and National Welfare programs.

  . Commercial Market--The commercial market can be divided into three categories:

    - Data Security: Computer security includes all forms of information security requiring positive user authentication and identification, including access to internal and external computer networks and communication links. Today, a password is the most commonly employed method by which access to confidential data is controlled. However, passwords have proven to be inadequate protection against a motivated hacker, are often forgotten, are not user friendly, and require a significant amount of administrative overhead. Unlike passwords or tokens (smart cards), every finger image is unique and cannot be forgotten or stolen. IT administrators want a secure, more user-friendly system. Particularly important in data security is the migration toward "single sign-on" systems that are made possible through Identicator Technology's technology.

    - Financial Security: This category includes all types of consumer and commercial electronic funds transfer such as ATM and credit card transactions, electronic commerce, and interactive and home banking. To date, efforts to secure these transactions have been focused on protecting the card from fraudulent use by means of PINs, passwords and signature comparison. A much higher level of security can be obtained by positively linking the card to the cardholder and the account to the accountholder through finger imaging. This category also includes government based electronic benefits transfer applications.

    - Physical Access Control: Physical access control includes access to all types of facilities, as well as applications in time and attendance, immigration, border control, building security, and airport security. Also included in this category are home, hotel, and vehicle security.

 Market Focus

   Identicator Technology sells its products and solutions primarily through large systems integrators such as Unisys Corporation, Lockheed Martin Corporation, and Polaroid Corporation, PC OEMs, such as Compaq Corporation, and peripheral manufacturers, such as KeyTronic Corporation, together with many smaller systems integrators and value added resellers that access intermediate markets. Historically, sales have been primarily driven through the criminal justice and civil markets.

For example, Unisys has integrated the Company's hardware and software into 700 ATMs in Spain with over 1 million smart cards produced using Identicator Technology's finger template stored in the cards specifically designed for disbursement of government benefits. Polaroid has integrated Identicator Technology's products in various Drivers License Bureaus, including West Virginia and Georgia.

   While the criminal justice and civil market applications have established the capture, storage, analysis, and transmission of finger imaging as a solution for personal identification and user authentication, Identicator Technology believes that the commercial market potentially may become the largest market for finger identity security due to the need for identity security and the proliferation of technology, information, and data exchange. Identicator Technology believes that it is well positioned to take advantage of the commercial markets with its leading edge technology, products, and significant installed base.

 Strategy

   Identicator Technology's overall strategy is to be the industry leader by establishing strategic relationships with, and licensing and selling its products to, established industry distribution partners and channels for incorporation into their existing PC device product lines. Key relationships with major PC OEMs, peripheral manufacturers, software publishers, and systems integrators have already been established.

Proprietary Technology

   Identicator Technology principally relies upon a combination of copyright, trade secret, contract and, to a limited extent, patent law to establish and protect its proprietary rights. In order to protect its trade secrets and proprietary know-how, Identicator Technology enters into confidentiality agreements with its employees, consultants, service providers, and third parties. There is a risk that these agreements may be breached, and the remedies available to Identicator Technology may not be adequate. In addition, Identicator Technology's trade secrets and proprietary know-how may otherwise become known or be independently discovered by others.

 IDT'S MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

   The following discussion should be read in conjunction with IDT's Consolidated Financial Statements and related notes included elsewhere in this prospectus. The following discussion may contain predictions, estimates, and other forward-looking statements that involve a number of risks and uncertainties. See "Risk Factors" beginning on page 13 for a discussion of certain factors that could cause actual results to differ from those described in the following discussion and "Special Note Regarding Forward-Looking Statements" on page 12.

Overview

   IDT designs, develops, markets and, through subcontractors, manufactures electronic identification systems with particular emphasis on finger imaging for use in the civil and criminal justice systems as well as in a broad range of commercial applications, including information technology, Internet, physical access control, banking, data/network security, and electronic commerce.

   IDT generates revenues from sales of hardware and software products. In addition, during a five year period which ended June 30, 1998, IDT received significant royalty payments from one customer, Unisys. IDT expects future revenues to include hardware and software license fees in addition to sales from hardware and software product shipments.

   Identicator Technology, a California general partnership (the "Venture"), was a joint venture between Identicator Corporation and International Technology Concepts, Inc. (the "partners"). On September 30, 1998, ownership of substantially all of the assets and business of the Venture was transferred to Identicator Technology, Inc., a wholly owned subsidiary of IDT.

   IDT purchases certain inventory from International Technology Concepts, Inc. In addition, the Venture paid commissions and fees for administrative support to both International Technology Concepts, Inc. and Identicator, Inc. Management of Identicator, Inc. is involved in the day to day management of IDT.

Results of Operations

 Years Ended December 31, 1998 and 1997

   Revenues. Total revenues for 1998 were $4,378,000, up 37% from the revenues of $3,194,000 for 1997.

   Product sales increased 75% to $3,769,000 in 1998 versus $2,158,000 during 1997. Of the increase in revenues, $1,388,000 resulted from sales to one customer, Key Tronic Corporation. Key Tronic purchases IDT's newest product, the DFR-200, for integration into keyboards produced for Compaq Corporation as well as for integration into its own products.

   The increase in product sales was partially offset by a decrease in royalty revenues, primarily from Unisys, which were $609,000 in 1998, down 41% from $1,036,000 in 1997. Unisys has a license from Identicator Technology for the use of its technology. The customer's initial contractual obligation to pay fixed quarterly royalties to IDT expired in March 1998, accounting for the decrease. The current license provides for royalty payments based on purchases.

   Gross Margin. Total gross margins in 1998 were 54% of total revenues compared to 79% for 1997. Gross margins for product sales declined to 46% in 1998 compared to 69% for 1997 as a result of start-up costs associated with the launch of the DFR-200 as well as from sales of the DFR-200 which is a higher volume, lower margin hardware product compared to IDT's other hardware products. Sales from the DFR-200 are expected to become a larger proportion of overall revenues, which should have the effect of lowering overall margins in the future. The lower Unisys royalty revenue in 1998 also contributed to the overall gross margin decline.


   Research and Development. Research and development expenses consist primarily of payments to International Technology Concepts, Inc. for salaries and benefits of hardware and software engineers and related supporting infrastructure. Research and development expenses increased to $1,440,000 during 1998, or 33% of total revenues, compared to $1,019,000, or 32% of total revenues, in 1997. IDT continued to fund increasing amounts of research and development for future hardware and software products and enhancements. In the future, IDT expects to continue to increase its absolute dollar spending on research and development, although not necessarily as a percentage of total revenues.

   Sales and Marketing. Sales and marketing expenses consist primarily of payments to Identicator, Inc. for salaries and benefits of sales and marketing personnel and related supporting infrastructure, marketing consulting services, advertising and promotion costs. Sales and marketing expenses increased to $1,289,000 during 1998, representing 29% of total revenues, compared to $854,000, or 27% of total revenues, for 1997. Investments in sales and marketing personnel to expand the customer base and open additional sales channels primarily accounted for the higher spending level.

   General and Administrative. General and administrative costs consist primarily of payments to Identicator, Inc. for executive management salaries and benefits and accounting and administrative services, legal services, provisions for uncollectible accounts receivable and miscellaneous overhead expenses. General and administrative expenditures were $889,000 in 1998, or 20% of total revenues, up from $510,000, or 16% of total revenues, for 1997. The increase in general and administrative expenses was primarily attributable to additional executive management level consulting costs and to a lesser degree payment of certain legal and other expenses associated with the reorganization in which the Venture was restructured into Identicator Technology, Inc., a Delaware corporation. Legal and accounting fees incurred in connection with the proposed merger totaling $121,000 also contributed to the increase in expenses. These increased expenses were partially offset by lower provisions for doubtful accounts compared to 1997.

   Stock Compensation. In September 1998, IDT issued options to purchase 1,944,334 shares of its common stock to current and former employees, shareholders and consultants of Identicator Corporation and International Technology Concepts, Inc. All options were issued to non-employee service providers of IDT and were therefore recorded at fair value. Of the total, options for 1,247,167 shares vest over time; therefore, IDT recorded deferred stock compensation on the grant date of $7,227,000 and related amortization expense at December 31, 1998 of $602,000. Options subject to future vesting are accounted for as variable options and are subject to remeasurement at each balance sheet date. At December 31, 1998 the fair value of the options subject to vesting was remeasured at $10,850,000. The remaining 697,167 options related to options issued in exchange for options of Identicator Corporation in connection with the recapitalization and reorganization. Substantially all of these options were fully vested and, accordingly, $4,040,000 was recorded as stock compensation expense on the date of grant. There was no stock compensation expense for the comparable period of 1997. See Note 8 to IDT's Consolidated Financial Statements.

 Years ended December 31, 1997 and 1996

   Revenues. Total revenues for 1997 were $3,194,000, up 4% from the revenues of $3,061,000 for 1996.

   Product sales increased 12% to $2,158,000 in 1997 compared to $1,929,000 in 1996. The increased sales primarily resulted from higher hardware and software product shipments. The introduction of IDT's DFR-100 product also contributed to the sales increase.

   The increase in revenues were partially offset by a decrease in royalty revenues from Unisys which fell to $1,036,000 in 1997 from $1,132,000 in 1996, a decline of 8%.

   Gross Margin. Total gross margins increased to 79% of total revenues in 1997 from 75% of total revenues in 1996. The increase primarily resulted from an improved product mix and higher margins from the DFR-100, which was launched late in 1996.

   Research and Development. Research and development expenses increased to $1,019,000 in 1997, representing 32% of total revenues, compared to $792,000, or 26% of total revenues, in 1996. The growth in expenses consisted of additional salaries and benefits of $144,000 and facilities charges of $47,000 to further develop IDT's products, particularly the DFR-200 and related software enhancements.

   Sales and Marketing. Sales and marketing expenses increased to $854,000 in 1997, or 27% of total revenues, from $628,000, or 21% of total revenues, in 1996. Added sales and marketing resources accounted for most of the increased spending while expanded promotional activity also contributed to the increase.

   General and Administrative. General and administrative expenditures were $510,000 in 1997, or 16% of total revenues, compared to $430,000, or 14% of total revenues, in 1996. This increase was due to the establishment of higher reserves for potentially doubtful accounts receivable as a result of a comprehensive analysis of unpaid accounts and consistent with significantly higher levels of accounts receivable in 1997 versus 1996 based on higher sales activity. IDT continues to pursue collection of a large portion of the doubtful accounts and accordingly has not written off these accounts to the reserves.


Taxation

   No provision for income taxes has been recorded. Prior to September 30, 1998, the Venture was not a taxpaying entity as each partner was individually liable for its own tax payments. IDT incurred a loss in the period from October 1, 1998 to December 31, 1998.

Liquidity and Capital Resources

   As of December 31, 1998, IDT's principal sources of liquidity consisted of $76,000 in cash and a bank line of credit.

   Cash used in operating activities during the year ended December 31, 1998 was $435,000, compared to cash used in operating activities of $358,000 during the year ended December 31, 1997. During 1998, cash used in operating activities consisted of the net loss of $5,978,000 (including $4,642,000 in non-cash charges primarily related to stock compensation expense) and increases in accounts receivable, partially offset by increases in deferred revenue, accrued liabilities and accounts payable. In 1997, cash used in operating activities consisted of net income of $146,000, offset by greater increases in accounts receivable and inventory.

   IDT used cash of $308,000 and $101,000 in investing activities for the year ended December 31, 1998 and 1997 , respectively, consisting of purchases of property and equipment.

   IDT's financing activities during the year ended December 31, 1998 provided cash of $500,000 from the proceeds of a Note and Warrant Purchase Agreement. The principal on the note issued pursuant to this agreement is due June 5, 2000 and interest of 5.5% on the principal outstanding is due semi-annually. Warrants to acquire up to 60,000 shares of IDT's Series A Preferred Stock at an exercise price of $9.00 per share (subsequently amended to $5.00 per share) were issued in conjunction with the issuance of this Note.

   At December 31, 1998 the Company had approximately $1 million in noncancelable purchase commitments with suppliers. The Company expects to sell all product which it has committed to purchase from suppliers.

   On December 31, 1998, IDT had a $1,000,000 bank line of credit secured by all of its assets. Under the line of credit, amounts borrowed are limited to 80% of qualifying accounts receivable. Amounts drawn under the line of credit bear interest at the bank's prime rate of interest (7.7% at December 31, 1998) plus 1%. The line of credit expires in July 1999. At December 31, 1998, the Company was not in compliance with the covenants under the line of credit; however, the bank granted a waiver as of that date.

   In February 1999, the bank line of credit was amended to increase the amount available under the line to $1,500,000 and to remove the financial covenants. At the same time as the amendment, Identix issued a standby letter of credit to the bank to secure repayment of amounts drawn by IDT under the line of credit. IDT is required to reimburse Identix for all draws on the letter of credit, interest on any draws, and fees and expenses associated with the letter of credit. If the merger agreement is terminated, IDT is required to use its best efforts to obtain a release of Identix from the letter of credit.

   Management of IDT believes that amounts available under the amended line of credit will be sufficient to fund IDT's operations through March 2000. In the event the merger is not completed as currently contemplated, IDT will likely be required to raise additional equity or debt financing in order to meet its working capital needs beyond March 2000 and in order to release Identix under the standby letter of credit. IDT management has had discussions with several lenders and believes that it will be able to obtain sufficient amounts of debt financing. There can be no assurance, however, that IDT would be able to obtain such financing or that the terms of such financing would be favorable to IDT.

Year 2000 Compliance

   IDT has evaluated the products and services it offers, and has begun an assessment of its internal information technology infrastructure, in an effort to determine whether it or its customers may have exposure to Year 2000 problems caused by computer systems that only use a two-digit year value and, accordingly, will be subject to error or failure when the year 2000 arrives. The Company has also begun to make inquiries of its key suppliers to determine their readiness with respect to Year 2000 problems.

   IDT's products are not date dependent. Nevertheless, IDT's software products run on operating systems developed and sold by Microsoft Corporation. IDT's products are dependent upon the error-free operation of such systems. IDT has not conducted its own tests to determine to what extent such operating systems fail to properly recognize Year 2000 dates.

   IDT has conducted a preliminary review of its internal information technology and non-information technology systems. IDT has not conducted its own tests or surveyed vendors to determine whether off-the-shelf software that is used in its computer systems is Year 2000 compliant. IDT does not employ non-information technology systems which are material to its operations.

   IDT is at risk of disruption to its business, cost structure and revenues if Year 2000 problems are experienced by its key suppliers or customers. IDT is in the very early stages of assessing the readiness of its key suppliers and customers with respect to potential Year 2000 problems. To date, IDT has made such inquiries of only one of the four turnkey manufacturers which produce IDT hardware and software products, International Technology Concepts, Inc. IDT plans to survey the remainder of its key suppliers, application vendors and other information technology suppliers to determine their readiness with respect to Year 2000 problems. IDT will be able to better determine what actions may be necessary to address potential problems with key suppliers, application vendors and other information technology suppliers after it receives responses back from these suppliers, application vendors and other information technology suppliers.

   To date, the costs for conducting IDT's Year 2000 assessment have not been material. IDT is currently unable to predict to what extent its business may be affected if any of its key suppliers or customers or products operating in conjunction with third-party supplied software or hardware experience a material Year 2000 problem. Any such problem that affects the operation of IDT's software applications or products could result in delay or loss of revenue, cancellation of customer contracts, diversion of development resources, damage to IDT's reputation, increased service and warranty costs, and litigation costs, any of which could materially adversely affect IDT's business, financial condition and results of operations.

   The Year 2000 problem is pervasive and complex and there can be no assurance that IDT has been or will be able identify all of the Year 2000 issues that may affect IDT or that any remedial efforts it takes will adequately address any potential Year 2000 problems.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                             AND MANAGEMENT OF IDT

   The following table sets forth information regarding IDT's outstanding shares of common stock beneficially owned as of December 31, 1998 by: (1) each person who beneficially owns more than five percent of the outstanding common stock; (2) all directors; (3) all named executive officers, and (4) all directors and executive officers as a group.

                                                            Number of Percent of
      Name and Address                                       Shares     Class
      ----------------                                      --------- ----------
      International Technology Concepts, Inc.(1)........... 1,358,881    49.8%
        11501 Dublin Boulevard #101
        Dublin, CA 94568
      Oscar Pieper(2)......................................   562,100    18.6%
        1150 Bayhill Drive, Suite 215
        San Bruno, CA 94066
      Grant Evans..........................................    74,000     2.6%
      Harry F. Camp........................................   555,867    18.6%
        1150 Bayhill Drive, Suite 215
        San Bruno, CA 94066
      Yuri Khidekel(1)..................................... 1,553,531    53.2%
        11501 Dublin Boulevard #101
        Dublin, CA 94568
      Yury Shapiro(1)...................................... 1,518,173    52.6%
        11501 Dublin Boulevard #101
        Dublin, CA 94568
      All directors and executive officers as a group(1)
       (6 persons)......................................... 2,924,790    78.4%

--------
(1) Includes 1,358,881 shares held by International Technology Concepts, Inc. Mr. Khidekel and Mr. Shapiro as well as Naum Pinkhasik and Michael Pruss, are each an officer, director and principal shareholder of International Technology Concepts, Inc., and as such have the ability to influence the voting and disposition of the listed shares. Mr. Khidekel, Mr. Shapiro, Mr. Pinkhasik and Mr. Pruss each disclaim beneficial ownership of shares held by International Technology Concepts, Inc.
(2) Includes 263,100 shares held by the Pieper Family Trust dated 3/29/95.

   The above table includes, for each of the persons and the group listed below, shares subject to stock options and assumes that no other person has exercised any outstanding warrants or options since December 31, 1998. All such options are fully exercisable, but are subject to a right of repurchase at cost by IDT which lapses ("vests") over 48 months from grant. In addition, options will vest upon the closing of the merger to the extent shown below. For purposes of the table below, the number of options that are vested within 60 days of December 31, 1998 is used as the number of options vested before the merger.

                                                             Total
                                                           Number of Portion of
                                                            Shares    Options
                                                            Subject    Vesting
                                                              to        Upon
                                                            Options    Merger
                                                           --------- ----------
      Oscar Pieper........................................   299,000        0
      Grant Evans.........................................    74,000   27,689
      Harry F. Camp.......................................   255,667        0
      Yuri Khidekel.......................................   194,650  166,264
      Yury Shapiro........................................   159,292  136,062
      All directors and executive officers as a group..... 1,002,609  337,499

                                 LEGAL MATTERS

   The validity of the Identix common stock to be issued to IDT stockholders pursuant to the merger will be passed upon by Heller Ehrman White & McAuliffe, Palo Alto, California, counsel to Identix.

   Certain tax matters relating to the merger will be passed upon for Identix by Heller Ehrman White & McAuliffe, Palo Alto, California and for Identicator Technology by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                    EXPERTS

   The consolidated financial statements of Identix incorporated by reference in this prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of IDT Holdings, Inc. (formerly Identicator Technology, a California general partnership) as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been so included in reliance of the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   Identix files annual, quarterly and special reports, proxy statements and other information with the United States Securities and Exchange Commission. You may read and copy any document filed by Identix at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for further information about its public reference facilities. These SEC filings are also available to the public at the SEC's web site at "www.sec.gov." Reports, proxy statements and other information concerning Identix can also be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Plaza, New York, New York 10006.

   This prospectus incorporates by reference documents filed by Identix with the SEC, which are not presented herein or delivered herewith. These documents relating to Identix are available to any person, including any beneficial owner to whom this prospectus is delivered, on written or oral request, without charge, to Identix Incorporated, 510 North Pastoria Avenue, Sunnyvale, California 94086 (telephone number (408) 731-2000), Attention: Chief Financial Officer. In order to ensure timely delivery of the documents, any requests
should be made by     , 1999.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The SEC allows Identix to "incorporate by reference" the information it files with the SEC which means that Identix can disclose important information to you by referring you to documents it has previously filed with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and any later information that Identix files with the SEC will automatically update and supersede this information. Identix incorporates by reference the documents listed below, and any further filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the securities is terminated. This prospectus is part of a registration statement on Form S-4 filed by Identix with the SEC (Registration No. 333-68805). The documents Identix is incorporating by reference are:

   1. Identix's Annual Report on Form 10-K for the fiscal year ended June 30, 1998;

   2. Identix's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1998 and December 31, 1998;

   3. Identix's Current Report on Form 8-K dated December 16, 1998; and

   4. the description of Identix Common Stock in Identix's Registration Statement (File No. 001-09641) filed pursuant to Section 12 of the Exchange Act on April 8, 1991, and any amendment or report filed for the purpose of updating any such description.

                               IDT HOLDINGS, INC.
      (formerly Identicator Technology, a California general partnership)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants........................................... F-2
Consolidated Balance Sheets................................................. F-3
Consolidated Statements of Operations....................................... F-4
Consolidated Statement of Changes in Partners' Capital...................... F-5
Consolidated Statements of Cash Flows....................................... F-6
Notes to Consolidated Financial Statements.................................. F-7

                       Report of Independent Accountants

To the Board of Directors and Shareholders

IDT Holdings, Inc. and subsidiaries

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in partners' capital and shareholders deficit and cash flows present fairly, in all material respects, the financial position of IDT Holdings Inc. and its subsidiaries at December 31, 1997 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1996, 1997 and 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

San Jose, California

February 26, 1999

                               IDT HOLDINGS, INC.

      (formerly Identicator Technology, a California general partnership)

                          CONSOLIDATED BALANCE SHEETS

                                                            December 31,
                                                       -----------------------
                                                          1997        1998
                                                       ---------- ------------
Assets
Current assets:
  Cash and cash equivalents........................... $   15,000 $     76,000
  Receivables, net of allowance for doubtful accounts
   of $205,000 and $214,000 at December 31, 1997 and
   1998, respectively.................................    827,000    1,407,000
  Prepaid inventory from related parties..............    211,000       87,000
  Inventory...........................................        --       102,000
  Prepaid expenses and other current assets...........      1,000        1,000
                                                       ---------- ------------
    Total current assets..............................  1,054,000    1,673,000
Property and equipment, net...........................    132,000      312,000
Other assets..........................................      5,000        5,000
                                                       ---------- ------------
    Total assets...................................... $1,191,000 $  1,990,000
                                                       ========== ============
Liabilities, Partners' Capital and Shareholders'
 Deficit
Current liabilities:
  Bank borrowings.....................................        --  $    304,000
  Accounts payable....................................        --       400,000
  Accrued expenses and other current liabilities......     $3,000      142,000
  Payable to related parties..........................    139,000      560,000
  Deferred revenue, current portion...................     59,000      322,000
                                                       ---------- ------------
    Total current liabilities.........................    201,000    1,728,000
Notes payable, net of issuance costs..................        --       299,000
Deferred revenue, less current portion................        --        40,000
                                                       ---------- ------------
    Total liabilities.................................    201,000    2,067,000
                                                       ---------- ------------
Commitments (Note 5)
Partners' capital:
  Identicator Corporation.............................    495,000          --
  International Technology Concepts, Inc..............    495,000          --
                                                       ---------- ------------
    Total partners' capital...........................    990,000          --
                                                       ---------- ------------
Shareholders' deficit:
  Preferred stock, $0.001 par value; 5,000,000 shares
   authorized;
   0 shares issued and outstanding....................        --           --
  Common stock, $0.001 par value; 12,000,000 shares
   authorized: 2,727,762 shares issued and outstand-
   ing................................................        --         3,000
  Additional paid in capital..........................        --    11,287,000
  Deferred stock compensation.........................        --   (10,248,000)
  Accumulated deficit.................................        --    (1,119,000)
                                                       ---------- ------------
    Total shareholders' deficit.......................        --       (77,000)
                                                       ---------- ------------
    Total liabilities, partners' capital and
     shareholders'deficit ............................ $1,191,000 $  1,990,000
                                                       ========== ============

  The accompanying notes are an integral part of these consolidated financial statements.

                               IDT HOLDINGS, INC.

      (formerly Identicator Technology, a California general partnership)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 Years Ended December 31,
                                             ---------------------------------
                                                1996       1997       1998
                                             ---------- ---------- -----------
Revenues:
  Product sales............................. $1,929,000 $2,158,000 $ 3,769,000
  Royalties.................................  1,132,000  1,036,000     609,000
                                             ---------- ---------- -----------
    Total revenues..........................  3,061,000  3,194,000   4,378,000
Cost of product sales.......................    758,000    668,000   2,017,000
                                             ---------- ---------- -----------
Gross profit................................  2,303,000  2,526,000   2,361,000
Operating expenses:
  Research and development..................    792,000  1,019,000   1,440,000
  Sales and marketing.......................    628,000    854,000   1,289,000
  General and administrative................    430,000    510,000     889,000
  Stock compensation........................        --         --    4,642,000
                                             ---------- ---------- -----------
    Total operating expenses................  1,850,000  2,383,000   8,260,000
                                             ---------- ---------- -----------
Operating income (loss).....................    453,000    143,000  (5,899,000)
Interest income.............................      6,000      3,000       7,000
Interest expense............................        --         --      (86,000)
                                             ---------- ---------- -----------
Net income (loss)........................... $  459,000 $  146,000 $(5,978,000)
                                             ========== ========== ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                               IDT HOLDINGS, INC.

      (formerly Identicator Technology, a California general partnership)

           CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS' CAPITAL AND

                           SHAREHOLDERS' DEFICIT

                                          International   Common Stock   Additional     Deferred      Accumu-
                             Identicator    Technology   ---------------   Paid in       Stock         lated
                             Corporation  Concepts, Inc.  Shares     $     Capital    Compensation    Deficit       Total
                             -----------  -------------- --------- ----- -----------  ------------  -----------  -----------
Partners' capital accounts,
 January 1, 1996........         343,000       342,000         --    --          --            --           --       685,000
Net income for the year
 ended December 31,
 1996...................         229,000       230,000         --    --          --            --           --       459,000
Distribution to
 partners...............        (150,000)     (150,000)        --    --          --            --           --      (300,000)
                             -----------   -----------   --------- ----- -----------  ------------  -----------  -----------
Partners' capital
 accounts, December 31,
 1996...................         422,000       422,000         --    --          --            --           --       844,000
Net income for the year
 ended December
 31, 1997...............          73,000        73,000         --    --          --            --           --       146,000
                             -----------   -----------   --------- ----- -----------  ------------  -----------  -----------
Partners' capital
 accounts, December 31,
 1997...................         495,000       495,000         --    --          --            --           --       990,000
Net loss for the nine
 months ended
 September 30, 1998.....      (2,429,000)   (2,430,000)        --    --          --            --           --    (4,859,000)
Deferred stock
 compensation...........             --            --          --    --   11,267,000   (11,267,000)         --           --
Stock compensation
 expense and
 amortization of
 deferred stock
 compensation...........             --            --          --    --          --      4,191,000          --     4,191,000
Stock issuance in lieu
 of partners' capital
 accounts...............       1,934,000     1,935,000   2,727,762 3,000  (3,872,000)          --           --           --
Amortization of deferred
 stock compensation.....             --            --          --    --          --        451,000          --       451,000
Issuance of warrant to
 purchase common stock..             --            --          --    --      269,000           --           --       269,000
Remeasurement of
 deferred stock
 compensation...........             --            --          --    --    3,623,000    (3,623,000)         --           --
Net loss for the three
 months ended
 December 31, 1998......             --            --          --    --          --            --    (1,119,000)  (1,119,000)
                             -----------   -----------   --------- ----- -----------  ------------  -----------  -----------
Shareholders' equity,
 December 31, 1998......     $       --    $       --    2,727,762 3,000 $11,287,000  $(10,248,000) $(1,119,000) $   (77,000)
                             ===========   ===========   ========= ===== ===========  ============  ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                               IDT HOLDINGS, INC.

      (formerly Identicator Technology, a California general partnership)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 Years Ended December 31,
                                              ---------------------------------
                                                1996       1997        1998
                                              ---------  ---------  -----------
Cash flows from operating activities:
  Net income (loss).......................... $ 459,000  $ 146,000  $(5,978,000)
  Adjustments to reconcile net income (loss)
   to net cash provided by (used in)
   operating activities:
    Depreciation.............................    11,000     20,000      128,000
    Provisions for doubtful accounts.........    71,000    134,000        9,000
    Amortization of warrants and deferred
     stock compensation......................       --         --     4,710,000
    Changes in operating assets and
     liabilities:
      Accounts receivable....................   340,000   (748,000)    (589,000)
      Prepaid inventory from related
       parties...............................  (103,000)  (108,000)     124,000
      Inventory..............................       --         --      (102,000)
      Accounts payable.......................       --         --       400,000
      Accrued liabilities....................   (71,000)       --       139,000
      Payable to related parties.............       --     139,000      421,000
      Deferred revenue.......................       --      59,000      303,000
                                              ---------  ---------  -----------
        Net cash provided by (used in)
         operating activities................   707,000   (358,000)    (435,000)
                                              ---------  ---------  -----------
Cash flows used in investing activities:
  Acquisition of property and equipment......   (35,000)   (96,000)    (308,000)
  Other assets...............................       --      (5,000)         --
                                              ---------  ---------  -----------
    Net cash used in investing activities....   (35,000)  (101,000)    (308,000)
                                              ---------  ---------  -----------
Cash flows provided by (used in) financing
 activities:
  Bank borrowings............................       --         --       304,000
  Notes payable..............................       --         --       500,000
  Distributions to partners..................  (300,000)       --           --
                                              ---------  ---------  -----------
    Net cash (used in) provided by financing
     activities..............................  (300,000)       --       804,000
Net increase (decrease) in cash and cash
 equivalents.................................   372,000   (459,000)      61,000
Cash and cash equivalents at beginning of
 period......................................   102,000    474,000       15,000
                                              ---------  ---------  -----------
Cash and cash equivalents at end of period... $ 474,000  $  15,000  $    76,000
                                              =========  =========  ===========
Disclosure of non-cash items:
  Issuance of warrants in connection with
   borrowings................................                       $   269,000
                                                                    ===========
  Deferred compensation related to stock
   options...................................                       $14,890,000
                                                                    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                               IDT HOLDINGS, INC.
      (formerly Identicator Technology, a California general partnership)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1--Formation and Business:

   Identicator Technology, a California general partnership (the "Venture"), was a joint venture between Identicator Corporation and International Technology Concepts, Inc. (the "partners"). The joint venture agreement was entered into on May 31, 1993 and amended on December 3, 1993 and was the culmination of design and development activities started in 1991. The Venture operated and managed its business and entered into contracts as a general partnership. On September 30, 1998, ownership of the assets and business of the Venture was transferred to Identicator Technology, Inc., a wholly owned subsidiary of IDT Holdings, Inc. ("IDT" or the "Company"). See Note 9 to the consolidated financial statements. The Company designs, develops, manufactures, markets, sells and licenses biometric identification products and systems. Management of the former Venture partners are involved in the day to day management of the Company.

   Management of IDT believes that sufficient working capital will be available after the proposed merger with Identix to implement its business plan. In the event the merger is not completed as currently contemplated, IDT will likely be required to raise additional equity or debt financing to meet its working capital needs beyond March 2000. IDT management has had discussions with several lenders and believes that it will be able to obtain sufficient amounts of debt financing. There can be no assurance, however, that IDT would be able to obtain such financing or that the terms of such financing would be favorable to IDT.





Note 2--Summary of Significant Accounting Policies:

 Principles of consolidation

   For the period from September 30, 1998 to December 31, 1998, the consolidated financial statements include the accounts of IDT Holdings, Inc. and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

 Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and cash equivalents

   The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 1997 and 1998, cash equivalents include $4,000 and $26,000, respectively, of money market funds, the fair value of which approximates cost.

                               IDT HOLDINGS, INC.
      (formerly Identicator Technology, a California general partnership)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 Concentration of credit risk

   Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents and accounts receivable. Substantially all of the Company's cash and cash equivalents are invested in high quality financial institutions.

   To date, accounts receivable have been derived from revenues from customers located primarily in the United States. The Company performs ongoing credit evaluations of its customers' financial conditions and, generally, requires no collateral from its customers. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable.

   For the year ended December 31, 1997 and 1998, three customers accounted for 70% and three customers accounted for 79% of the total revenues, respectively. At December 31, 1997 and 1998, one customer accounted for 67% and one customer accounted for 54% of the total accounts receivable, respectively.

 Prepaid inventory from related parties and inventory

   At December 31, 1997, inventory consisted primarily of prepaid inventories, for which payments had been made but no goods received, purchased from International Technology Concepts, Inc. At December 31, 1998, inventories consisted of prepaid inventory of $87,000 and work in progress of $102,000. Inventories are stated at the lower of cost (determined on a first-in first-out basis) or market.

 Property and equipment

   Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, generally three to five years.

Long-lived assets

   The Company evaluates the recoverability of its long-lived assets in accordance with Statements of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of" ("SFAS 121"). SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

 Revenue recognition

   The Company generates revenues from the sales of products and from product license agreements. Product sales are recognized upon shipment. Product license revenues are recognized on

                            IDT HOLDINGS, INC.

    (formerly Identicator Technology, a California general partnership)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

delivery, provided other remaining obligations of the Company are not significant and collection is probable. Royalty revenues are recognized as earned in accordance with the terms of the license agreements.

   For 1996, 1997 and 1998 royalty revenues were recognized pursuant to an agreement under which the Company provided the licensee with technical support. The agreement was cancelable by the licensee, subject to certain termination penalties. Royalty revenues under this agreement have been recognized ratably over the license term. The agreement expired in March 1998.

 Deferred revenue

   Deferred revenue consist primarily of advance payments related to license contracts, evaluation units shipped to customers and revenue from product sales which Company's obligations have not been entirely completed.

 Research and development

   Research and development expenditures are charged to operations as incurred.

 Advertising

   The Company charges advertising costs to expenses as they are incurred. Advertising expense for 1996, 1997 and 1998 was $15,000, $33,000 and $48,000
respectively.




 Accounting for stock-based compensation

   The Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation."

 Taxation

   Prior to the transfer of the assets and business to IDT, the Venture was not a taxpaying entity as each partner was individually liable for its own tax payments.






   IDT's income taxes are computed using the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.

                            IDT HOLDINGS, INC.

    (formerly Identicator Technology, a California general partnership)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Note 3--Property and Equipment:

   Property and equipment consist of the following:

                                                   December 31,
                                                 ------------------
                                                   1997      1998
                                                 --------  --------
        Development equipment................... $146,000  $433,000
        Furniture and fixtures..................   27,000    48,000
                                                 --------  --------
                                                  173,000   481,000
        Less: Accumulated depreciation and
         amortization...........................  (41,000) (169,000)
                                                 --------  --------
                                                 $132,000  $312,000
                                                 ========  ========

   Depreciation expense was $11,000, $20,000 and $128,000 for 1996, 1997 and
1998, respectively.

Note 4--Borrowings:

 Notes Payable

   On June 5, 1998, the Venture entered into a Note and Warrant Purchase Agreement which required a reorganization of the Venture into a corporation. The Venture issued subordinated promissory notes to an independent third party in the principal amount of $500,000 having a maturity date of June 5, 2000 and bearing interest at 5.5%. The proceeds of the Note were used for general working capital purposes. In connection with the subordinated promissory note, the Venture issued warrants to acquire 60,000 shares of Series A preferred stock exercisable for a period of five years at an exercise price of $9.00 per share. The warrants were valued using the Black/Scholes option pricing model. The estimated fair value of the Company's common stock was subsequently deemed to be $4.00 per share at the date of grant of the warrants. The following assumptions were used in determining the estimated fair value of the warrants granted:

   Expected life........................................................ 5 years
   Volatility........................................................... 50%
   Risk free interest rate.............................................. 6.2%
   Dividend rate........................................................ 0%

   The estimated fair value of $68,000 was recorded as a debt issuance cost and will be amortized over the term of the debt. In November 1998, the exercise price of the warrants were reduced to $5.00 per share, increasing the estimated fair value of the warrants to approximately $268,000. Amortization of $68,000 related to these warrants has been recorded as interest expense in the year ended December 31, 1998. None of the warrants have been exercised as of December 31, 1998.

 Bank borrowings

   In June 1998, the Company entered into a Loan and Security Agreement with a bank, which provided for borrowings of up to $1,000,000 but limited to 80% of the eligible accounts receivable as

                            IDT HOLDINGS, INC.

    (formerly Identicator Technology, a California general partnership)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

determined by the bank. Borrowings bear interest at a rate of prime (7.7% at December 31, 1998) plus 1.0% per annum and are collateralized by the assets of the Company. The Loan and Security Agreement expires in July 1999. At December 31, 1998 the Company had $304,000 outstanding under the agreement. Under this agreement, the Company was required to maintain certain financial covenants. At December 31, 1998, the Company was not in compliance with certain financial covenants; however, the bank granted a waiver as of such date. Subsequently, in February 1999 the Loan and Security agreement was amended to increase the amount available for borrowings up to $1,500,000, to remove the financial covenants and to change the interest rate to prime plus 0.5% per annum. In consideration for the amendment, Identix agreed to deliver to the bank a standby letter of credit in the sum of $1,500,000, which is unconditional, irrevocable, payable to the bank and expires on March 31, 2000. The Company has agreed to reimburse Identix in full for all amounts drawn on the letter of credit.

Note 5--Commitments:

 Purchase commitments

   At December 31, 1998 the Company had approximately $1.1 million in noncancelable purchase commitments with suppliers. The Company expects to sell all product which it has committed to purchase from suppliers.

 Leases

   The Company leases its premises in Maryland, under an operating lease agreement which expires in October 2002. Future minimum lease payments required under the operating lease as of December 31, 1998 are as follows:

              1999................................ 65,000
              2000................................ 67,000
              2001................................ 69,000
              2002................................ 59,000

   Rent expense for the years ended December 31, 1996, 1997 and 1998 was $25,000, $34,000 and $101,000, respectively.

Note 6--Recapitalization and Reorganization:

   On September 30, 1998, the Venture entered into a recapitalization and reorganization. The recapitalization and reorganization resulted in the transfer of the assets and business of the partnership to Identicator Technology, Inc., a wholly owned subsidiary of IDT. The recapitalization and reorganization resulted in the issuance of a total of 2,727,762 shares to the former Venture partners or the shareholders of the former partners.

                            IDT HOLDINGS, INC.

    (formerly Identicator Technology, a California general partnership)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Note 7--Partners' Capital:

   Prior to the recapitalization and reorganization described in Note 6, the partners shared equally in the profits and losses of the Venture. The partners were each required to contribute operating capital as required and agreed. No voluntary contributions were permitted and no withdrawals of capital were permitted without the consent of the members.



Note 8--Shareholders' Equity

 Preferred Stock

   The Board of Directors is authorized to issue an aggregate of 5,000,000 shares of $0.001 par value Preferred Stock, which may be issued from time to time in one or more series. To date, 600,000 shares have been designated Series A Preferred Stock. No shares of Series A Preferred Stock have been issued.

   The rights, preferences, privileges and restrictions of holders of Series A Preferred Stock are set forth in the Company's Certificate of Incorporation, and are summarized as follows:

 Voting

   The holders of Series A Preferred Stock have the right to one vote for each share of common stock into which such Series A Preferred Stock could be converted.

 Dividends

   Holders of Series A Preferred Stock are entitled to receive dividends prior and in preference to any declaration or payment of any dividend on common stock. Such dividends are not cumulative.

 Conversion

   Each share of Series A Preferred Stock is convertible at the option of the holder at any time into shares of Common Stock based on a conversion formula. The initial conversion rate is one share of Common Stock for each share of Series A Preferred Stock. The initial conversion rate of Series A Preferred Stock is subject to adjustments as provided in the Certificate of Incorporation. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock upon the earlier of (i) the date specified by agreement of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, or (ii) upon closing of a firm commitment underwritten initial public offering of the Company's Common Stock.

 Liquidation, Dissolution or Winding Up

   In the event of liquidation, dissolution or winding up of the Company, holders of Series A Preferred Stock are entitled to receive, prior and in preference to any distribution of the assets of the

                            IDT HOLDINGS, INC.

    (formerly Identicator Technology, a California general partnership)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Company to the holders of Common Stock, an amount equal to $9.00 per share plus any declared but unpaid dividends. In the event that funds are insufficient to make a complete distribution to the holders of Series A Preferred Stock as described above, the distribution shall be distributed ratably among the holders of Series A Preferred Stock. In the event funds are sufficient to make a complete distribution to the holders of Series A Preferred Stock as described above, the remaining assets will be distributed ratably among the holders of Common Stock.

   A merger of the Company with or into another corporation will result in the holders of the Series A Preferred Stock receiving stock or cash received from the acquiring corporation, or in combination thereof, an amount equal to the original Series A Preferred Stock issue price plus an amount equal to the applicable premium. In the event that proceeds of the transaction are not sufficient to make full payment of the preferential amounts then the entire amount shall be distributed to the holders of the Series A Preferred Stock in proportion to the amount of such stock owned.

 Common Stock

   The Company's Certificate of Incorporation authorizes the Company to issue 12,000,000 shares of $0.001 par value Common Stock.

Note 9--Stock Option/Stock Issuance Plan

   In September 1998, the Company adopted the 1998 Stock Option/Stock Issuance Plan (the "Plan"). The Plan provides for the granting of stock options to employees, non-employee Board members and consultants. The 1998 Plan is divided in two separate equity programs: (i) the Stock Issuance Program, and (ii) an Option Grant Program. The Company has reserved 1,500,000 shares of Common Stock for issuance under the Plan.

   Under the Stock Issuance Program eligible persons may be issued shares of Common Stock directly, either through the purchase of those shares at fair value or as a bonus for services rendered to the Company. The purchase price per share shall not be less than 85% of the estimated fair value of the shares on the date of the grant as determined by the Board of Directors, provided, however, that the purchase price of shares of Common Stock issued to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of the grant. Shares issued under the Plan may be fully and immediately vested upon issuance or may vest in one or more installments over the person's period of service or upon attainment of specified performance objectives. To date, no shares of Common Stock have been issued under the Plan.

   Options granted under the Option Grant Program may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to Company employees. Nonqualified stock options ("NSO") may be granted to Company employees and consultants. Options under the Plan may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of the grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO and NSO shall not be

                            IDT HOLDINGS, INC.

    (formerly Identicator Technology, a California general partnership)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of the grant. The maximum term of each option is 10 years.



   IDT had no employees in any of the years ended December 31, 1998, 1997 and 1996. IDT contracted for substantially all of its services from two affiliated companies, Identicator Corporation (and subsequent to its spin-off, Identicator, Inc.) and International Technology Concepts, Inc. The following table summarizes cumulative IDT option activity through December 31, 1998.

                                               Number    Value at     Value at
                                                 of       Date of   December 31,
             Option Recipients                 Options     Grant        1998
             -----------------                --------- ----------- ------------
Employees of IDT (excluding officers and
 directors).................................        --          --          --
IDT officers and directors..................  1,002,609 $ 5,810,000 $ 6,697,000
Employees and consultants of International
 Technology Concepts (excluding IDT officers
 and directors).............................    779,225   4,515,000   6,779,000
Employees of Identicator, Inc.
 (excluding IDT officers and directors).....    162,500     942,000   1,414,000
Other non-employees of IDT .................        --          --          --
                                              --------- ----------- -----------
  TOTAL                                       1,944,334 $11,267,000 $14,890,000
                                              ========= =========== ===========

   As these options were granted to non-employees, these options are subject to the accounting prescribed by SFAS 123. In addition, 1,247,167 options subject to future vesting requirements are accounted for as variable options in accordance with EITF 96-18. Deferred compensation expense related to unvested options will be recognized over the four year vesting term of the options. Options subject to future vesting were issued in 1998 in consideration for future research and development, selling, general and administrative services.

   As part of the recapitalization and reorganization described in Note 6, the Company assumed the obligations of Identicator Corporation under its 1995 Non-Qualified Stock Option Plan. Each outstanding and unexercised option to purchase Identicator Corporation common stock became an option to purchase common stock of the Company on a one for one basis. A total of 697,167 options were assumed.

   The following summarizes stock activity under the Plan.

                                       Stocks                 Weighted Average
                                   Available for    Options   Exercise/Issuance
                                   Grant/Issuance Outstanding  Price Per Share
                                   -------------- ----------- -----------------
   Stocks authorized..............    1,500,000           --           --
   Options granted................   (1,247,167)   1,247,167        $0.28
   Options exercised..............           --           --           --
   Options canceled...............           --           --           --
                                     ----------    ---------
   Balance at December 31, 1998...      252,833    1,247,167        $0.28
                                     ==========    =========

                            IDT HOLDINGS, INC.

    (formerly Identicator Technology, a California general partnership)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   At December 31, 1998, 801,098 options were vested with a weighted average exercise price of $0.28. The weighted average of the remaining contractual life was 9.67 years.

   The fair value of each option grant is estimated on the date of the grant using the Black Scholes method with the following assumptions used for grants during the year ended December 31, 1998: dividend of yield of 0%; risk-free interest rates of 5.2%; volatility of 50% and a weighted average expected option term ranging from two to five years. The fair value of the options granted during 1998 was subsequently determined to be approximately $5.79. The fair value of these options recognized as deferred compensation will be subject to revaluation at each balance sheet date based on the fair value of the Company's common stock at each balance sheet date. The fair value of options recognized as deferred compensation was $8.70 at December 31, 1998.

   Compensation expense of $4,040,000 was recorded in 1998 related to the fully vested options assumed from Identicator Corporation.

   Amortization of deferred compensation of $602,000 was recorded in 1998, based on the fair value of the options as determined at date of grant. At December 31, 1998 the Company remeasured the fair value of the options recorded as deferred compensation to $10,850,000. The balance of deferred compensation at December 31, 1998 was $10,248,000.

Note 10--Income taxes

   No provision for income taxes has been recorded. Prior to September 30, 1998, the Venture was not a tax paying entity as each partner was individually liable for its own tax payments. The Company incurred a loss in the period from October 1, 1998 to December 31, 1998:

   The components of the deferred tax assets are as follows:

                                                                   December 31,
                                                                       1998
                                                                   ------------
     Net operating loss carryforwards............................. $     71,000
     Reserves.....................................................       93,000
     Stock compensation...........................................    1,849,000
     Deferred revenue.............................................       144,00
                                                                   ------------
                                                                      2,157,000
     Valuation allowance..........................................   (2,157,000)
                                                                   ------------
                                                                   $          0
                                                                   ============

   In accordance with generally accepted accounting principles, a valuation allowance must be established for a deferred tax asset if it is uncertain that a tax benefit may be realized from the asset in the future. The Company has established a valuation allowance to the extent of its deferred tax assets, since it is more likely than not that a benefit may not be realized in the future.

                            IDT HOLDINGS, INC.

    (formerly Identicator Technology, a California general partnership)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   The Company had federal and state net operating loss carryforwards of approximately $192,000 and $96,000, respectively, at December 31, 1998, available to offset future taxable income. The Company's federal and state net operating loss carryforwards will expire by the year 2018 and 2003, respectively, if not utilized.


Note 11--Related Party Transactions:

   The Company paid fees for administrative support to International Technology Concepts, Inc. in the amount of $106,000, $91,000, and $91,000 in 1996, 1997 and 1998, respectively and $91,000 in each year to Identicator, Inc. Management of Identicator Inc. (a company with common ownership to Identicator Corporation) was involved in the day to day management of the Company.

   The Company recorded amounts of $115,000, $214,000 and $833,000 in 1996, 1997 and 1998, respectively, in respect of salaries and benefits for employees of Identicator, Inc. and its predecessor Identicator Corporation who were providing sales and marketing services to the Company. In addition, the Company recorded $388,000, $540,000 and $748,000 in 1996, 1997 and 1998 representing payments to International Technology Concepts, Inc. for salaries and benefits of employees providing research and development services to the Company.

   International Technology Concepts, Inc. also undertook research and development projects on behalf of the Company. In 1996, 1997 and 1998, the Company recorded research and development expense in the amounts of $273,000, $291,000 and $518,000 for projects conducted by International Technology Concepts, Inc.

   Prior to 1998, payments by the Company to Identicator Inc., Identicator Corporation and International Technology Concepts, Inc. for support services were based on a percentage of gross profits generated by the Venture. Thereafter, payments by the Company to Identicator, Inc., Identicator Corporation and International Technology Concepts, Inc. for employee and research and development services are based on actual costs incurred by these entities. Management believes that the payments made represented reasonable compensation for the type and level of support services, employee services and research and development expenses provided, and approximate the costs that would have been incurred by the Venture on a stand-alone basis.

   The Company paid commissions of $97,000 and $52,000 in 1996 and 1997, respectively, to International Technology Concepts, Inc. and $267,000 and $261,000 in 1996 and 1997, respectively, to Identicator Corporation. No commissions were paid in 1998.

   The Company made purchases of inventory from International Technology Concepts, Inc. in the amount of $719,000, $707,000 and $650,000 in 1996, 1997 and 1998, respectively.

                                                                      APPENDIX A

                               AGREEMENT AND PLAN

                          OF REORGANIZATION AND MERGER

                 AMONG IDENTIX INCORPORATED, IDT HOLDINGS, INC.

                            AND ID ACQUISITION CORP.

   This Agreement and Plan of Reorganization and Merger ("Agreement") is made as of November 14, 1998 by and among Identix Incorporated, a California corporation , IDT Holdings, Inc., a Delaware corporation (the "Company"), and ID Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Identix ("Acquisition Sub").

                                   BACKGROUND

   A. Identix and the Company desire that the Acquisition Sub shall be merged with and into the Company; that the Company shall be the surviving corporation and shall become a wholly-owned subsidiary of Identix; and that each share of the Common Stock, $.001 par value, of the Company and of the Series A Preferred Stock, $.001 par value, of the Company which is outstanding immediately prior to the effective time of the merger, other than those shares which become "dissenting shares" within the meaning of Section 1300(b) of the California Corporations Code or for which appraisal rights have been perfected under
Section 262 of the Delaware General Corporation Law, be converted as set forth in this Agreement into the number of shares of the Common Stock of Identix, as is determined under Section 2.3 of this Agreement.

   B. Identix and the Company intend that the merger constitute a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended.

   In consideration of the mutual premises and agreements set forth herein, THE PARTIES AGREE AS FOLLOWS:

                                   ARTICLE I
                                  DEFINITIONS

   The terms defined in this Article I shall, for purposes of this Agreement, have the meanings specified in this Article I unless the context expressly or by necessary implication otherwise requires:

   1.1 Affiliates Agreement. "Affiliates Agreement" shall have the meaning set forth in Section 8.11 of this Agreement.

   1.2 Balance Sheet. "Balance Sheet" shall have the meaning set forth in
Section 3.6 of this Agreement.

   1.3 Balance Sheet Date. "Balance Sheet Date" shall have the meaning set forth in Section 3.6 of this Agreement.

   1.4 Biometric Business. "Biometric Business" means the development, design, manufacturing or marketing of products or services that capture or compare (on a one-to-one or one-to-many basis) fingerprint, facial or other biometric characteristics or are used for identification, verification or security based on fingerprint, facial or other biometric characteristics, including, but not limited to, biometric hardware or software products that are used for computer, database, network or Internet security, access control or time-and-attendance or that interface to smart cards, debit cards, credit cards and the like. Excluded from the definition of "Biometric Business" is the business conducted by Identicator, Inc. related to the non-electronic, paper-based production, development or capture of fingerprint images.

   1.5 Certificate of Merger. "Certificate of Merger" shall mean a certificate of merger to be filed with the Delaware Secretary of State to effect the Merger pursuant to Sections 103 and 251 of the DGCL.

   1.6 Certificate. "Certificate" shall have the meaning set forth in Section
2.6.3 of this Agreement.

   1.7 CERCLA. "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C., Section 9601 et. seq.

   1.8 Closing. "Closing" shall mean the delivery by Identix and the Company of the various documents contemplated by this Agreement or otherwise required in order to consummate the Merger.

   1.9 Closing Date. "Closing Date" shall have the meaning set forth in Section
2.2 of this Agreement.

   1.10 Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

   1.11 Company. "Company" or "IDT Holdings" shall mean IDT Holdings, Inc., a Delaware corporation. For the purposes of Articles III and VIII, references to the "Company" shall include both IDT Holdings and Identicator Technology.

   1.12 Company Common. "Company Common" shall mean the Common Stock, $.001 par value, of the Company.

   1.13 Company Officer-Certified Disclosure Statement. "Company Officer-Certified Disclosure Statement" shall have the meaning set forth in the first paragraph of Article III of this Agreement.

   1.14 Company Option. "Company Option" shall have the meaning set forth in
Section 2.4 of this Agreement.

   1.15 Company Plans. "Company Plans" shall have the meaning set forth in
Section 2.4 of this Agreement.

   1.16 Company Series A Preferred. "Company Series A Preferred" shall mean the Series A Preferred Stock, $.001 par value, of the Company.

   1.17 Contract. "Contract" shall have the meaning set forth in Section 3.22.

   1.18 Corporations Code. "Corporations Code" shall mean the California Corporations Code.

   1.19 DGCL. "DGCL" shall mean the Delaware General Corporation Law.

   1.20 Dissenting Shares. "Dissenting Shares" shall mean all shares, if any, of the outstanding capital stock of the Company for which dissenter's rights shall be perfected under Section 1300 et seq. of the Corporations Code or appraisal rights shall be perfected under Section 262 of the DGCL.

   1.21. Company Warrants. "Company Warrants" shall mean the warrants to purchase 60,000 shares of Company Series A Preferred outstanding on the date of this Agreement.

   1.22 Effective Time. "Effective Time" shall mean the time when the Certificate of Merger is filed with the Secretary of State of the State of Delaware and the Merger becomes effective.

   1.23 Environmental Laws. "Environmental Laws" means any statutes relating to protection of the environment, or health or safety, including without limitation the following: (a) CERCLA; (b) the Resource Conservation and Recovery Act, 42 U.S.C., Section 6901, et. Seq.; (c) the Clean Water Act, 33 U.S.C., Section 1251, et. seq.; (d) the Toxic Substances Control Act, 15 U.S.C., Section 2601, et. seq.; (e) the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C., Section 136, et. seq.; (f) the Clean Air Act, 42 U.S.C., Section 7401, et. seq.; (g) the Safe Drinking Water Act, 42 U.S.C.,
Section 300f, et. seq.; (h) the California Hazardous Waste Control Law, Health & Safety Code, Section 25100, et. seq.; (i) the California Medical Waste Management Act, Health & Safety Code, Section 117600, et. seq.; or (j) listed as a chemical known to the State of California to cause cancer or reproductive toxicity pursuant to Section 25249.8 of the California Health and Safety Code, Division 20, Chapter 6.6 (Safe Drinking Water and Toxic Enforcement Act of
1986).

   1.24 Escrow Agreement. "Escrow Agreement" shall mean the Agreement relating to an escrow of certain shares of Company Common pursuant to Section 2.5 of this Agreement, in the form attached to this Agreement as Exhibit A.

   1.25 Escrow Holder. "Escrow Holder" shall mean U.S. Bank Trust National Association, Global Escrow Depository Services.

   1.26 Exchange Act. "Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended.

   1.27 Exchange Agent. "Exchange Agent" shall have the meaning set forth in
Section 2.6.1 of this Agreement.

   1.28 Exchange Ratio. "Exchange Ratio" shall have the meaning set forth in
Section 2.3.

   1.29 Hazardous Material. "Hazardous Material" means any substance, material, contaminant, pollutant, infectious agent, or hazardous, biohazardous, or medical waste which is defined or becomes regulated by any local government authority, the State of California, any other state or the United States Government, pursuant to any Environmental Laws, including any petroleum products or asbestos.

   1.30 Holders. "Holders" shall mean holders of Company Common and Company Series A Preferred outstanding immediately prior to the Effective Time.

   1.31 Identicator Corp. "Identicator Corp." shall mean Identicator Corporation, a Nevada corporation, that was merged into Identicator Technology on September 30, 1998 pursuant to the Restructuring.

   1.32 Identicator, Inc. "Identicator, Inc." shall mean Identicator, Inc., a Nevada corporation.

   1.33 Identicator Technology. "Identicator Technology" shall mean Identicator Technology, Inc., a Delaware corporation that is a wholly-owned subsidiary of IDT Holdings.

   1.34 Identix. "Identix" shall mean Identix Incorporated, a California corporation ("Identix California"); provided, however that if Identix California reincorporates in Delaware through a merger of Identix California into Identix Incorporated, a Delaware corporation and a wholly-owned subsidiary of Identix California ("Identix Delaware"), then "Identix" shall mean Identix Delaware from and after the date of such merger.

   1.35 Identix Common. "Identix Common" shall mean the Common Stock of
Identix.

   1.36 Identix Officer-Certified Disclosure Statement. "Identix Officer-Certified Disclosure Statement" shall have the meaning set forth in the first paragraph of Article IV of this Agreement.

   1.37 IDT Holdings. "IDT Holdings" or the "Company" shall mean IDT Holdings, Inc., a Delaware corporation.

   1.38 IT Concepts. "IT Concepts" shall mean International Technology Concepts, Inc., a California corporation.

   1.39 Joint Venture. "Joint Venture" shall mean the general partnership named "Identicator Technology" between Identicator Corp. and IT Concepts that was formed on May 31, 1993 and was dissolved on September 30, 1998 pursuant to the Restructuring.

   1.40 Merger. "Merger" shall mean the merger of the Acquisition Sub with and into the Company in accordance with this Agreement, the Certificate of Merger and applicable law.

   1.41 1933 Act. "1933 Act" shall mean the Securities Act of 1933, as amended, and the rules, regulations and forms thereunder.

   1.42 Preferred Exchange Ratio. "Preferred Exchange Ratio" shall have the meaning set forth in Section 2.3 of this Agreement.

   1.43 Principal Holders. "Principal Holders" shall mean holders of Company Common who immediately prior to the Effective Time own more than 1,000 shares of the outstanding Company Common.

   1.44 Proxy Statement/Prospectus. "Proxy Statement/Prospectus" shall mean the Proxy Statement/Prospectus to be mailed to the stockholders of the Company in connection with the Merger.

   1.45 Restructuring. "Restructuring" shall mean the series of restructuring transactions relating to Identicator Corp. and the Joint Venture that closed on September 30, 1998 and resulted in the transfer of the Joint Venture business to Identicator Technology.

   1.46 S-4. "S-4" shall mean the Registration Statement on Form S-4 to be filed by Identix with the SEC in connection with the issuance of Identix Common Stock pursuant to the Merger.

   1.47 SEC. "SEC" shall mean the Securities and Exchange Commission.

   1.48 Stockholder Representative. "Stockholder Representative" shall mean the person selected by the Board of Directors of the Company and authorized by this Agreement to act as representative of the stockholders of the Company under the Escrow Agreement, and any substitute representative(s) selected in accordance with the Escrow Agreement.

   1.49 Spinoff. "Spinoff" shall mean the transaction that closed on March 31, 1997 pursuant to which Identicator Corp. transferred certain assets and liabilities relating to its paper-based fingerprint business to Identicator, Inc., then a wholly-owned subsidiary, and distributed the outstanding shares of Identicator, Inc. to the stockholders of Identicator Corp.

   1.50 Subsidiary. "Subsidiary" shall mean, with respect to a particular party hereto, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned by such party or by one or more Subsidiaries, or by such party and one or more Subsidiaries.

   1.51 Transferred Employees. "Transferred Employees" shall have the meaning set forth in Section 8.14.

   1.52 Voting Agreement. "Voting Agreement" shall have the meaning set forth in Section 12.13 of this Agreement.

                                   ARTICLE II
                    MERGER, CLOSING AND CONVERSION OF SHARES

   2.1 Merger. Subject to and in accordance with the terms and conditions of the Agreement and the Certificate of Merger, Identix, the Company and Acquisition Sub shall execute and file the Certificate of Merger with the Secretary of State of the State of Delaware, whereupon Acquisition Sub shall be merged with and into the Company, the separate corporate existence of Acquisition Sub shall cease and the Company shall continue as the surviving corporation and shall become a wholly-owned subsidiary of Identix pursuant to Sections 251 and 259 of the DGCL. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

   2.2 Closing. The Closing shall take place at the offices of Heller Ehrman White & McAuliffe, 525 University Avenue, Palo Alto, California 94301, as soon as practicable after all of the conditions to the parties' obligations to consummate the Merger set forth in Articles VI and VII of this Agreement have been satisfied or waived (the "Closing Date").

   2.3 Conversion of Shares. Each share of Company Series A Preferred outstanding immediately prior to the Effective Time (except those shares of Company Series A Preferred which become Dissenting Shares and whose holder and the Company do not thereafter agree in writing should be treated as Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof be converted, at and as of the Effective Time into a number of shares of Identix Common that the Holder thereof is entitled to receive pursuant to Article IV, Section D(6) of the IDT Holdings' Certificate of Incorporation as in effect on the date hereof, or such other ratio as is mutually agreed by IDT Holdings, Identix and the holders of all outstanding Company Series A Preferred and Company Warrants (the "Preferred Exchange Ratio"). Each share of Company Common outstanding immediately prior to the Effective Time (except those shares of Company Common which become Dissenting Shares and whose holder and the Company do not thereafter agree in writing should not be treated as Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof be converted, at and as of the Effective Time into a number of shares of Identix Common determined by dividing (a) 5,050,000 (less the number of shares of Identix Common issued or issuable on account of the Company Series A Preferred and the Company Warrants in accordance with the preceding sentence and Section 2.13), by (b) the sum of the number of shares of Company Common outstanding immediately prior to the Effective Time plus the number of shares covered by Company Options outstanding immediately prior to the Effective Time (including both vested and unvested options). The quotient determined by dividing (a) by (b) described in the preceding sentence shall be referred to as the "Exchange Ratio." Holders of Company Common and Company Series A Preferred shall receive only whole shares of Identix Common; in lieu of any fractional share of Identix Common, Holders shall receive in cash the fair market value of such fractional share valuing Identix Common at the average of the high and low prices of the Identix Common on the American Stock Exchange on the trading day immediately preceding the Closing Date as listed in The Wall Street Journal. Each share of Acquisition Sub outstanding prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof be converted, at and as of the Effective Time into one share of Company Common.

   2.4 Company Options. At the Effective Time, each of the outstanding options to purchase Company Common ("Company Option") issued under the Company's 1998 Stock Option/Stock Issuance Plan or under the Identicator Corporation 1995 Stock Option Plan (collectively, the "Company Plans") shall thereafter entitle the holder thereof to receive, upon exercise thereof, for each one share of Company Common subject to such Company Option, a number of shares of Identix Common equal to the Exchange Ratio at an exercise price for each full share of Identix

Common equal to the quotient obtained by dividing (a) the exercise price per share of Company Common with respect to such Company Option, by (b) the Exchange Ratio, which exercise price per share shall be rounded to the nearest two-place decimal. The number of shares of Identix Common that may be purchased by a holder on the exercise of any Company Option shall not include any fractional share of Identix Common but shall be rounded to the nearest whole share of Identix Common. Identix shall assume in full such Company Options and all of the Company's other rights and obligations under the Company Plans as provided herein. The assumption of a Company Option by Identix shall not terminate or modify (except as required hereunder) any right of first refusal, right of repurchase, vesting schedule, or other restriction on transferability relating to the Company Option, except for the acceleration of vesting that will occur as a result of the Merger under existing contractual arrangements. Continuous employment or consulting services with the Company shall be credited to an optionee for purposes of determining the number of shares subject to exercise, vesting or repurchase after the Effective Time. After such assumption, Identix shall issue, upon any partial or total exercise of any Company Option, in lieu of shares of Company Common, the number of shares of Identix Common to which the holder of the Company Option is entitled pursuant to this Agreement. The assumption by Identix of Company Options shall not give the holders of such Company Options any additional benefits which they did not have immediately prior to the Effective Time. Identix shall file with the SEC within 45 days following the Effective Time a registration statement on Form S-8 under the 1933 Act covering the shares of Identix Common to be issued upon exercise of Company Options assumed by Identix.

   2.5 Escrow.

      2.5.1 In order to provide indemnification in accordance with Article X of this Agreement and with the Escrow Agreement, at the Effective Time or as soon thereafter as possible, one stock certificate representing, in aggregate, 10% of the whole shares of Identix Common (rounded down to the nearest whole share) into which each Holder's shares of Company Common were converted pursuant to
Section 2.3 of this Agreement shall be delivered to the Escrow Holder. The Stockholder Representative has been selected by the Board of Directors of the Company and, in the event of inability or unwillingness prior to the execution of the Escrow Agreement of such person to act as a Stockholder Representative, a substitute Stockholder Representative shall be similarly selected. The Stockholder Representative is authorized by this Agreement, as a specific term and condition of the Merger, to act hereunder and under the Escrow Agreement with the powers and authority provided for herein and therein, as representative of the Holders and their successors. Approval of this Agreement and the Merger at the special stockholders meeting of the Company relating to this Agreement and the Merger shall constitute approval of the terms and conditions of the Escrow Agreement and ratification of the selection of the Stockholder Representative and of his authority to act hereunder and under the Escrow Agreement on behalf of the Holders and their successors. Any rights of the Holders to receive any shares placed in such escrow shall in no circumstances be sold, assigned or otherwise transferred by them other than by will or pursuant to the laws of descent and distribution. Any dividends or other distributions paid in respect of the shares of Identix Common deposited with the Escrow Holder in accordance with this Section 2.5 shall be paid to the Escrow Holder in accordance with the terms of the Escrow Agreement, other than ordinary cash dividends, if any, which shall be distributed currently to the persons whose shares of Identix Common are being held in the Escrow. The certificate representing securities delivered to the Escrow

Holder shall be accompanied by a separate stock power endorsed in blank by the Stockholder Representative on behalf of the Holders. Subject to the Escrow Agreement, holders of Identix Common shall retain their voting rights with respect to securities deposited with the Escrow Holder in accordance with this
Section 2.5.

      2.5.2 In order that the total number of shares of Identix Common that will be available to satisfy the indemnification provisions of Article X shall be at least 434,300, some or all of the holders of Company Options, including those identified in Section 2.5.2 of the Company Officer-Certified Disclosure Statement, shall agree in writing that 10% of their Company Options and shares of Identix Common issuable thereunder are subject to the provisions of the Escrow Agreement and that the incurrence of Damages by Identix that exceed the value of the Identix Common held under the Escrow Agreement shall be satisfied by a pro rata cancellation of such Company Options. The Company will use its best efforts to enter into agreements, in a form reasonably acceptable to Identix, with the holders of Company Options identified in Section 2.5.2 of the Company Officer-Certified Disclosure Statement to carry out the provisions of this paragraph promptly after the execution of this Agreement. In addition, the Company will solicit the approval of the other holders of Company Options to be assumed by Identix to subject 10% of such Company Options and the shares issuable thereunder to the same indemnification provisions.

   2.6 Exchange of Certificates.

      2.6.1 Prior to the Closing Date, Identix shall appoint ChaseMellon Shareholder Services, or such other bank or trust company selected by Identix as the Company may approve, to act as exchange agent (the "Exchange Agent") in the Merger.

      2.6.2 Promptly after the Closing Date, the Exchange Agent shall make available for exchange in accordance with this Section 2.6, the shares of Identix Common issuable pursuant to Section 2.3 in exchange for outstanding shares of Company Common and Company Series A Preferred, subject to the issuance of 10% of the shares issuable to each Holder into escrow pursuant to
Section 2.5 and subject to the legending requirement set forth in Section 2.10.

      2.6.3 As soon as practicable after the Closing Date, the Exchange Agent shall mail to each holder of record of a stock certificate that, immediately prior to the Closing Date, represented outstanding shares of Company Common (a "Certificate") whose shares are being converted into Identix Common pursuant to
Section 2.3, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Identix may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing Identix Common. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Identix, together with such letter of transmittal, duly executed, the Holder of such Certificate shall be entitled to receive in exchange therefor (subject to the escrow provisions of Section 2.5 and the legending provisions of Section 2.10) the number of shares of Identix Common to which the Holder is entitled pursuant to Section 2.3 hereof and is represented by the Certificate so surrendered. The Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common that is not registered in the transfer records of the Company, or its transfer agent,

Identix Common may be delivered to a transferee if the Certificate representing such Company Common is presented to the Exchange Agent and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.6.3, each Certificate shall be deemed at any time after the Closing Date to represent the right to receive upon such surrender such whole number of shares of Identix Common as provided by Section
2.3 and the provisions of the DGCL, subject to the escrow provisions of Sections 2.5 and the legending provisions of Section 2.10.

      2.6.4 No dividends or distributions payable to holders of record of Identix Common after the Effective Time, or cash payable in lieu of fractional shares, shall be paid to the holder of any unsurrendered Certificate until the holder of the Certificate shall surrender such Certificate.

      2.6.5 All Identix Common delivered upon the surrender for exchange of shares of Company Common in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Company Common. There shall be no further registration of transfers on the stock transfer books of the Company or its transfer agent of the shares of Company Common that were outstanding immediately prior to the Effective Time. If, after the Closing Date, Certificates are presented for any reason, they shall be canceled and exchanged as provided in this Section 2.6.

   2.7 Dissenting Shares. Holders of Dissenting Shares shall have those rights, but only those rights, of appraisal under Section 262 of the DGCL or of holders of "dissenting shares" under Section 1300 et seq. of the Corporations Code. The Company shall give Identix prompt notice of any demand, purported demand or other communication received by the Company with respect to any Dissenting Shares or shares claimed to be Dissenting Shares, and Identix shall have the right to participate in all negotiations and proceedings with respect to such shares. The Company agrees that, without the prior written consent of Identix, it shall not voluntarily make any payment with respect to, or settle or offer to settle, any demand or purported demand respecting such shares.

   2.8 Registration on Form S-4. The Identix Common to be issued in the Merger shall be registered under the 1933 Act on Form S-4. As promptly as practicable after the date hereof, Identix shall prepare and file with the SEC the Form S-4 and any other documents required by the 1933 Act or Exchange Act in connection with the Merger (including, without limitation the filing of Form 8-K by Identix when appropriate). Each of Identix and the Company shall use its best efforts to have the Form S-4 declared effective under the 1933 Act as promptly as practicable after such filing. Identix shall also take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of the Identix Common in the Merger. The Company shall furnish to Identix all information concerning the Company and the holders of Company Stock as may be reasonably requested in connection with any action contemplated by this Section 2.8.

   2.9 Tax Treatment. The parties intend to adopt this Agreement as a plan or reorganization under, and intend to consummate the Merger in accordance with, the provisions of Section 368(a) of the Code.

   2.10 Restrictions on Identix Common. A total of 2,525,000 shares of Identix Common issuable in the Merger or issuable upon exercise of Company Options or Company Warrants assumed by Identix hereunder shall either be subject to the escrow provisions of
Section 2.5.1 or 2.5.2 or shall be subject to the transfer restrictions set forth in this Section 2.10. The shares of Identix Common that are subject to this Section 2.10 may not be sold, transferred, pledged or otherwise assigned by the holders thereof prior to the first anniversary of the Effective Time, other than by will or pursuant to the laws of descent and distribution. Promptly after execution of this Agreement, the Company shall use its best efforts to obtain the written agreement, in form reasonably satisfactory to Identix, of the holders of Company Options identified in Section 2.5.2 of the Company Officer-Certified Disclosure Statement to be bound by the transfer restrictions of this Section 2.10 with respect to 40% of the shares issuable pursuant to their Company Options. In addition, the Company will solicit the approval of the other holders of Company Options to subject 40% of the shares issuable thereunder to the same transfer restrictions. In order to carry out the restriction set forth in this Section, certificates representing the shares of Identix Common restricted by this Section 2.10 that are issued to each Principal Holder pursuant to the Merger (excluding the shares placed in escrow) or issued to holders of Company Options who have agreed to the provisions hereof shall bear the following legend:

  "The shares represented by this certificate may not be sold, transferred, pledged or otherwise assigned prior to [insert date of first anniversary of the Effective Time], other than by will or pursuant to the laws of descent and distribution."

The aggregate number of the Principal Holders' shares of Identix Common issued pursuant to the Merger (excluding the shares placed in escrow) that will be subject to the foregoing restrictions shall be determined by the following formula: 2,525,000 minus the number of shares of Identix Common subject to the escrow provisions of Sections 2.5.1 and 2.5.2 minus the number of shares Identix Common issuable upon exercise of assumed Company Options and Company Warrants that are contractually bound by the restrictions of this Section 2.10. The shares so restricted shall be apportioned ratably among the Principal Holders. The purpose of the foregoing calculation is to ensure that 2,525,000 shares of Identix Common issuable pursuant to the Merger or issuable upon exercise of assumed Company Options or Company Warrants are either bound by
Section 2.5.1, 2.5.2 or 2.10 and that any shortfall therefrom shall come from the shares issued to the Principal Holders pursuant to the Merger.

   2.11 Certificate of Incorporation; Bylaws. The Certificate of Incorporation of the Company as in effect on the date hereof shall from and after the Effective Time be and continue to be the Certificate of Incorporation of the Surviving Corporation until changed or amended as provided by law, except that at the Effective Time and upon filing of the Certificate of Merger, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read identically with the Certificate of Incorporation of Acquisition Sub except that the name of the Surviving Corporation shall be "IDT Holdings, Inc." From and after the Effective Time, the bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

   2.12 Board of Directors; Officers. Oscar Pieper, Yuri Khidekel, Randall C. Fowler and James P. Scullion shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly appointed or elected and qualified.

   2.13 Company Warrants. At the Effective Time each of the outstanding Company Warrants shall thereafter entitle the holder thereof to receive, upon exercise thereof, for each one share of Company Series A Preferred subject to such Company Warrant, a number of shares of Identix Common equal to the Preferred Exchange Ratio at an exercise price for each full share of Identix Common equal to the quotient obtained by dividing (a) the exercise price per share of Company Series A Preferred with respect to such Company Warrant, by (b) the Preferred Exchange Ratio, which exercise price shall be rounded to the nearest two-place decimal. The number of shares of Identix Common issuable on the exercise of any Company Warrant shall not include any fractional share of Identix Common but Identix shall pay cash in lieu of any fractional share in accordance with the terms of the Company Warrants. Identix shall assume in full the Company Warrants. After such assumption, Identix shall issue, upon any partial or total exercise of any Company Warrant, in lieu of shares of Company Series A Preferred, the number of shares of Identix Common to which the holder of the Company Warrant is entitled pursuant to this Agreement.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   Any disclosure delivered by the Company to Identix pursuant to this Article shall have been delivered on or prior to the date hereof and certified by an officer of the Company as true, accurate and complete, shall specifically refer to this Agreement and shall identify the Section of this Agreement requiring the delivery of such disclosure (such disclosure being referred to herein as an "Company Officer-Certified Disclosure Statement"). For the purposes of this
Article III, references to the "Company" shall include IDT Holdings, as well as Identicator Technology. For purposes of this Article III, any references to the Company's "knowledge" means actual knowledge of the persons identified in
Section 3.0 of the Company Officer-Certified Disclosure Statement as well as information contained in the files or records of IDT Holdings, Identicator Technology, Identicator, Inc. or IT Concepts. Except as set forth in the Company Officer-Certified Disclosure Statement, the Company represents and warrants to Identix that:

   3.1 Organization and Authority. The Company and each of its Subsidiaries:
(i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) has all necessary corporate power to own and lease its properties, to carry on its business as now being conducted and to enter into and perform this Agreement and all agreements to which the Company is or will be a party that are exhibits to this Agreement; and (iii) is qualified to do business in all jurisdictions in which the failure to so qualify would have a material adverse effect on the condition, financial or otherwise, assets, liabilities, business or results of operations of the Company. The Company has made available to Identix for inspection complete and correct copies of the following with respect to the Company and each of its Subsidiaries: Certificate of Incorporation, as amended, and Bylaws as in effect on the date hereof and a record of any and all proceedings and actions at all meetings of, or taken by written consent by, the Board of Directors and stockholders, from the date of inception of such corporation.

   3.2 Authority Relating to this Agreement; No Violation of Other Instruments.

      3.2.1 The execution and delivery of this Agreement and all agreements to which the Company is or will be a party that are exhibits to this Agreement and the performance hereunder and thereunder by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject to stockholder approval, and, assuming execution of this Agreement and such other agreements by each of the other parties thereto, this Agreement and such other agreements will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject as to enforcement: (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights; and (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

      3.2.2 Neither the execution of this Agreement or any other agreement to which the Company is or will be a party that is an exhibit to this Agreement nor the performance of any of them by the Company will: (i) conflict with or result in any breach or violation of the terms of any decree, judgment, order, law or regulation of any court or other governmental body now in effect applicable to the Company; (ii) conflict with, or result in, with or without the passage of time or the giving of notice, any breach of any of the terms, conditions and provisions of, or constitute a default under or otherwise give another party the right to terminate, or result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of the Company pursuant to, any material indenture, mortgage, lease, agreement or other instrument to which the Company is a party or by which it or any of its assets or properties are bound, including all Contracts (as defined in Section 3.22);
(iii) permit the acceleration of the maturity of any material indebtedness of the Company or of any other person secured by the assets or properties of the Company; or (iv) violate or conflict with any provision of the Company's Articles of Incorporation, Bylaws, or similar organizational instruments.

      3.2.3 No consent from any third party and no consent, approval or authorization of, or declaration, filing or registration with, any government or regulatory authority is required to be made or obtained by the Company in order to permit the execution, delivery or performance of this Agreement or any other agreement to which the Company is or will be a party that is an exhibit to this Agreement by the Company, or the consummation of the transactions contemplated by this Agreement and such other agreements, except as contemplated in Sections 6.14 or 6.17 of this Agreement and except for such consents, approvals, authorizations, declarations, filings or registrations the failure to make or obtain would not have a material adverse effect on the Company.

      3.2.4 The board of directors of IDT Holdings has, at a meeting of such board duly held on November 14, 1998, (i) approved this Agreement, (ii) determined that this Agreement is fair to and in the best interests of the stockholders of the Company, and (iii) resolved to recommend approval of this Agreement to the stockholders of the Company.

   3.3 Compliance with Law. The Company holds all licenses, permits and authorizations necessary for the lawful conduct of the Company's business wherever conducted pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over the Company or over any part of the Company's operations, and the Company knows of no violation thereof. The Company is not in violation of any decree, judgment, order, law or regulation of any court or other governmental body (including, without limitation, applicable environmental protection legislation and regulations, equal employment and civil rights regulations, wages, hours and the payment of social security taxes and occupational health and safety legislation), which violation could reasonably be expected to have a material adverse effect on the condition, financial or otherwise, assets, liabilities, business or results of operations of the Company.

   3.4 Capitalization of IDT Holdings. The authorized capital stock of IDT Holdings is Twelve Million (12,000,000) shares of Company Common, of which Two Million Seven Hundred Twenty Seven Thousand Seven Hundred Sixty Two (2,727,762) shares are issued and outstanding as of the date hereof, and Five Million (5,000,000) shares of Preferred Stock, of which Six Hundred Thousand (600,000) are designated Company Series A Preferred, none of which are outstanding as of the date hereof. Each share of Company Series A Preferred is convertible into one share of Company Common. A list of all of the stockholders of IDT Holdings, with the number of shares owned by each as of the date hereof, is contained in
Section 3.4 of the Company Officer-Certified Disclosure Statement. All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and non-assessable. As of the date hereof, IDT Holdings has outstanding options to purchase 1,994,334 shares of Company Common pursuant to the Company Plans. Section 3.4 of the Company Officer-Certified Disclosure Statement contains a list of all outstanding Company Options, including with respect to each outstanding Company Option, the name of the optionee, the number of shares covered thereby, the exercise price thereof, the expiration date, and, to the extent unvested, the vesting schedule and the vesting base date. The Company has outstanding Company Warrants to purchase 60,000 shares of Company Series A Preferred, which warrants have an exercise price and are held by the persons indicated in Section 3.4 of the Company Officer-Certificate Disclosure Statement. The Company Plans and the Company Warrants permit assumption by Identix in accordance with the terms set forth in this Agreement and IDT Holdings has taken all actions necessary for Identix to assume the Company Plans and the Company Warrants upon the Effective Time. Except as set forth in this Section, there are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments, obligations or legal requirements pursuant to which IDT Holdings is or may become obligated to issue, sell, purchase, retire or redeem any shares of capital stock or other securities. There are no registration rights with respect to IDT Holdings' capital stock which will survive the Closing.

   3.5 Investments in Others. Section 3.5 of the Company Officer-Certified Disclosure Statement contains a list of each corporation, association, partnership, joint venture or other entity in which the Company, directly or indirectly, owns an equity interest and sets forth the Company's percentage interest by voting rights and by profits, in each such entity. Except for the entities identified in such list, the Company does not conduct any part of its business operations through any subsidiaries or through any other entity in which the Company has an equity investment.

   3.6 Financial Statements. The Company has delivered the following consolidated financial statements of the Company (the "Company Financial Statements") to Identix: (a) Audited Balance Sheets of the Company dated as of December 31, 1996 and 1997, together with audited Statements of Operations, Shareholders' Equity and Changes in Cash Flows for the two years ended December 31, 1996 and 1997; and (b) unaudited balance sheet of the Company (the "Balance Sheet") dated as of September 30, 1998 (the "Balance Sheet Date"), together with unaudited Statements of Operations, Shareholders' Equity and Changes in Cash Flows for the nine months ended September 30, 1998. Each Company Financial Statement together with the notes thereto is in accordance with the books and records of the Company, fairly presents the financial position of the Company and the results of operations of the Company for the period indicated, and has been prepared in accordance with generally accepted accounting principles consistently applied, except that the unaudited financial statements omit footnotes.

   3.7 Absence of Undisclosed Liabilities. As of the Balance Sheet Date, the Company had no indebtedness or liability (absolute or contingent) which is not shown or provided for in full on the Balance Sheet. Except as set forth in the Balance Sheet, the Company does not have outstanding any indebtedness or liability (absolute or contingent) other than those incurred since the Balance Sheet Date in the ordinary course of business.

   3.8 Absence of Certain Changes or Events. Since the Balance Sheet Date, except as contemplated by this Agreement, there have been no material changes in the condition, financial or otherwise, assets, liabilities, business or the results of operations of the Company, other than changes in the ordinary course of business which in the aggregate have not been materially adverse. For the purposes of this Section 3.8, all references to employees include Transferred Employees. Without limiting the foregoing, since the Balance Sheet Date, except as contemplated by this Agreement:

      (i) the Company has not entered into any material transaction other than in the ordinary course of business;

      (ii) there have been no losses or damage to any of the assets or properties of the Company due to fire or other casualty, whether or not insured, amounting to more than Ten Thousand Dollars ($10,000) in the aggregate;

      (iii) there has been no increase or decrease in the rates of direct compensation payable or to become payable by the Company to any employee, agent or consultant (other than routine increases made in the ordinary course of business or pursuant to a collective bargaining agreement), or any bonus, percentage compensation, service award or other like benefit, granted, made or accrued to or to the credit of any such employee, agent or consultant, or any material welfare, pension, retirement or similar payment or arrangement made or agreed to be made by the Company (other than such events occurring pursuant to any previously existing benefit plan or collective bargaining agreement);

      (iv) the Company has not executed, created, amended or terminated any material contract except in the ordinary course of business;

      (v) the Company has not declared or paid any dividend or made any distribution on its capital stock, nor redeemed, purchased or otherwise acquired any of its capital stock;

      (vi) the Company has not received notice that there has been a cancellation of an order for its products or a loss of a customer of the Company, the cancellation or loss of which would materially adversely affect the condition, financial or otherwise, assets, liabilities, business or results of operations of the Company;

      (vii) there has been no resignation or termination of employment of any officer or key employee of the Company and the Company does not know of the impending resignation or termination of employment of any officer or key employee of the Company, other than the corporate secretary and assistant secretary of the Company;

      (viii) there has been no material change in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

      (ix) there have been no loans made by the Company to its employees, officers or directors, other than travel advances and other advances made in the ordinary course of business;

      (x) there has been no waiver or compromise by the Company of a material right or of a material debt owed to it;

      (xi) the Company has not made or agreed to make any disbursements or payments of any kind to any member or members of its Board of Directors;

      (xii) there have been no capital expenditures by the Company exceeding Twenty Five Thousand Dollars ($25,000) in any individual instance or exceeding One Hundred Thousand Dollars ($100,000) in the aggregate;

      (xiii) there has been no change in accounting methods or practices (including without limitation, any change in depreciation or amortization policies or rates) by the Company;

      (xiv) there has been no revaluation by the Company of any of the assets or properties of the Company;

      (xv) there has been no sale or transfer of any of the assets or properties of the Company, except in the ordinary course of business;

      (xvi) there has been no loan by the Company to any person or entity other than as permitted by (ix) or in the ordinary course of business;

      (xvii) to the Company's knowledge, there has been no commencement or notice of threat of commencement of any governmental proceeding against or investigation of the Company or its affairs;

      (xviii) to the Company's knowledge, there has been no revocation of license or right to do business granted to the Company;

      (xix) the Company has not paid any obligation or liability (fixed, contingent or otherwise) or discharged or satisfied any lien, or settled any liability, claim, dispute, proceeding, suit or appeal pending or threatened against it, except for current liabilities incurred in the ordinary course of business; and

      (xx) there has been no agreement or commitment by the Company to do or perform any of the acts described in this Section 3.8.

   3.9 Inventories. The inventories shown on the Balance Sheet are of a quantity and quality useable or saleable in the ordinary course of business, subject to any applicable reserves. Additions and deletions from the inventories since the Balance Sheet Date have been in the ordinary course of business. The amounts shown for inventories on the Balance Sheet have been determined in accordance with generally accepted accounting principles on a first-in, first-out basis and are stated at lower of cost or market.

   3.10 Accounts Receivable. Subject to any reserves set forth on the Balance Sheet, the accounts receivable shown on the Balance Sheet as of the Balance Sheet Date, or thereafter acquired by the Company prior to the date hereof, represent and will represent bona fide claims against debtors for sales and other charges and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed on the Balance Sheet as of the Balance Sheet Date is sufficient to provide for any losses which may be sustained on realization of the receivables shown on the Balance Sheet as of the Balance Sheet Date, or thereafter acquired by the Company prior to the date hereof.

   3.11 Taxes. Section 3.11 of the Company Officer-Certified Disclosure Statement contains a true and complete list of all types of taxes paid by the Company. All tax returns and reports with respect to the Company required by law to be filed under the laws of any jurisdiction, domestic or foreign, have been duly and timely filed and are correct in all material respects and all taxes, fees or other governmental charges of any nature which were required to have been paid have been paid. The Company has no knowledge of any unpaid taxes or any actual or threatened assessment of deficiency or additional tax or other governmental charge or a basis for such a claim against the Company. The Company has no knowledge of any tax audit of the Company by any taxing or other authority in connection with any of its fiscal years; the Company has no knowledge of any such audit currently pending or threatened, and there are no tax liens on any of the properties of the Company other than liens for taxes not yet due and payable.

   3.12 Personal Property. The Company has good title, free and clear of all title defects, objections and liens, including without limitation, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest-retaining arrangements, to or with respect to leased properties and assets valid leasehold interests in all of its machinery, equipment, furniture, inventory and other personal property except
(i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Balance Sheet. All such personal property is in good operating condition, subject to normal wear and tear. All of the leases to personal property utilized in the business of the Company are valid and enforceable and are not in default.

   3.13 Real Property. The Company does not own any real property. Section 3.13 of the Company Officer-Certified Disclosure Statement contains a list of all leases for real property to which the Company is a party, the square footage leased with respect to each lease and the expiration date of each lease. All such leases are valid and enforceable subject as to enforcement: (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights; and (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law. The Company is not in default under any such lease. To the Company's knowledge, the real property leased or occupied by the Company, the improvements located thereon, and the furniture, fixtures and equipment relating thereto (including plumbing, heating, air conditioning and electrical systems), conform to any and all applicable health, fire, safety, zoning, land use and building laws, ordinances and regulations. There are no outstanding contracts made by the Company for any improvements made to the real property owned, leased or occupied by the Company that have not been paid for or accounted for on the Balance Sheet.

   3.14 Patents, Trademarks, Trade Names and Copyrights. Section 3.14 of the Company Officer-Certified Disclosure Statement sets forth a list of all patents, patent applications, trademarks, registered and unregistered, and trade names, registered and unregistered, of the Company. All patents, trademarks, trade names, copyrights, processes, designs, formulas, inventions, trade secrets, know-how, technology or other proprietary rights which are necessary to the conduct of the Company's business are owned or are useable by the Company. The conduct of any business conducted by the Company does not infringe or constitute a misappropriation of any copyright or trade secret of any other person or, to the Company's knowledge, any patent, trademark, trade name or other proprietary right of any other person. No litigation is pending or, to the knowledge of the Company, has been threatened against the Company or, in connection with the Company, any officer, director, stockholder, employee or agent of the Company or Transferred Employees, for the infringement of any patents, trademarks or trade names of any other party or for the misuse or misappropriation of any trade secret, know-how or other proprietary right owned by any other party nor, to the knowledge of the Company, does any basis exist for such litigation. To the Company's knowledge, there has been no infringement or unauthorized use by any other party of any patent, trademark, trade name, copyright, process, design, formula, invention, trade secret, know-how, technology or other proprietary right belonging to the Company.

   3.15 Warranties. The Company has made no warranties or guarantees relating to its products other than as implied or required by law or contained in the agreements listed in Section 3.22 of the Company Officer-Certified Disclosure Statement. Section 3.15 of the Company Officer-Certified Disclosure Statement contains a list of all warranty and indemnification obligations of the Company relating to patents and other proprietary rights, other than those contained in the agreements listed in Section 3.22 of the Company Officer-Certified Disclosure Statement.

   3.16 Litigation. Neither the Company nor, to the Company's knowledge, any officer, director, stockholder, employee or agent of the Company or any Transferred Employee is a party to any pending or, to the Company's knowledge, threatened action, suit, proceeding or, to the Company's knowledge, investigation, at law or in equity or otherwise in, for or by any court or other governmental body which could have a material adverse effect on: (i) the condition, financial or otherwise, assets or properties of the Company, liabilities, business or results of operations of the Company; or (ii) the transactions contemplated by this Agreement. The Company is not and has not been subject to any pending or, to the Company's knowledge, threatened product liability claim. The Company is not subject to any decree, judgment or order of any court or other governmental body which could have a material adverse effect on the condition, financial or otherwise, assets, liabilities, business or results of operations of the Company or which could prevent the transactions contemplated by this Agreement.

   3.17 Protection of Intangible Property. Each employee and consultant (including employees and consultants of Identicator, Inc. and IT Concepts) who has worked on or contributed to the development of the Company's technology, trade secrets and other proprietary rights, including without limitation, the Company's software, firmware or hardware, has executed a proprietary rights and information agreement substantially in the form attached as Exhibit 3.17 to the Company Officer-Certified Disclosure Statement. The Company's source codes and trade secrets have not been used, distributed or otherwise commercially exploited under circumstances which have caused, or with the passage of time could cause, the loss of copyright or trade secret status. The Company has set forth in
Section 3.17 of the Company Officer-Certified Disclosure Statement a list of all persons or entities to whom the Company has disclosed its source codes.

   3.18 Personnel.

   (a) Section 3.18 of the Company Officer-Certified Disclosure Statement contains a list of the names, current salary rates, bonuses paid during the last fiscal year, and accrued vacation and sick leave for all the employees of the Company and all of the Transferred Employees. Section 3.18 of the Company Officer-Certified Disclosure Statement contains a list of: (i) all employment, bonus, profit sharing, percentage compensation, commission, employee benefit plans, incentive plans, pension or retirement plans, stock purchase and stock option plans, oral or written contracts or agreements with directors, officers, employees or unions, or consulting agreements, to which the Company is a party or is subject as of the date of this Agreement or to which Identicator, Inc. or IT Concepts is a party or is subject as of the date of this Agreement and that relates to the Transferred Employees; and (ii) all group insurance programs in effect for employees of the Company or the Transferred Employees. Neither the Company, Identicator, Inc. nor IT Concepts is in default with respect to any of the obligations so listed. The Company has delivered complete and correct copies of all such obligations (to the extent they are in writing or written descriptions to the extent they are oral) to Identix. The employment of each employee of the Company and each Transferred Employees is "at will" and may be terminated without liability. Neither the Company, Identicator, Inc. nor IT Concepts has any union contracts or collective bargaining agreements with, or any other obligations to, employee organizations or groups relating to the Company's business or the Transferred Employees, nor is the Company, Identicator, Inc. or IT Concepts currently engaged in any labor negotiations except in minor grievances not involving any employee organization or group, nor, to the knowledge of the Company, is the Company, Identicator, Inc. or IT Concepts the subject of any union organization affecting the Company's business. There is no pending or, to the Company's knowledge, threatened labor dispute, strike or work stoppage affecting the Company's business.

   (b) All plans described in Section 3.18 of the Officer-Certified Disclosure Statement or in Section 3.18(a) above (collectively, "Employee Plans") are in material compliance with applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and regulations issued under ERISA in any respect relevant to the Company's business or the Transferred Employees, and there is no unfunded liability with respect to such plans.
Section 3.18 of the Company Officer-Certified Disclosure Statement also lists the amount payable to employees of the Company and the Transferred Employee under other fringe benefit plans. None of the benefit plans of the Company or, to the extent they apply to the Transferred Employees or the Company's business, Identicator, Inc. or IT Concepts are subject to Title IV of ERISA, and neither the Company, Identicator, Inc., IT Concepts nor any entity treated as a single employer with the Company under Section 414(b) or (c) of the Code (a "Company ERISA Affiliate") has maintained a plan subject to such title during the six-year period ended on the date hereof. Neither the Company, Identicator, Inc., IT Concepts nor any Company ERISA Affiliate has any obligation to contribute to, or has had within the six-year period ending on the date hereof, any obligation to or has actually contributed to, any multiemployer plan.

   (c) The Company and, with respect to the Transferred Employees and the Company's Business, Identicator, Inc. and IT Concepts are in compliance with all federal and state wage, tax and withholding obligations for all current and former employees, whether or not correctly characterized as employees by the Company, Identicator, Inc. or IT Concepts, including but not limited to personnel classified as freelancers, consultants, independent contractors, or temporary, casual or contract employees. The Company, Identicator, Inc. and IT Concepts are in compliance with all Employee Plans for all such personnel, whether or not such personnel have been correctly characterized by the Company, Identicator, Inc. or IT Concepts.

   3.19 Insurance. The Company has policies of insurance of the type and in amounts customarily carried by persons conducting business or owning assets similar to those of the Company. Section 3.19 of the Company Officer-Certified Disclosure Statement contains a list of all insurance policies and bonds in force with respect to the Company showing for each such policy or bond: (i) the owner; (ii) the coverage of such policy or bond; (iii) the amount of premium properly allocable to such policy or bond; (iv) the name of the insurer; and
(v) the termination date of the policy or bond. Copies of all such insurance policies and bonds have been furnished to Identix. All such insurance policies and bonds are in full force and effect.

   3.20 Certain Payments. To the knowledge of the Company, neither the Company, nor any stockholder, director, officer, employee or agent of the Company or Transferred Employee, has made or caused to be made, directly or indirectly, the payment of any consideration whatsoever to any public official, candidate for public office, political party, or other third person in connection with the business or operations of the Company, or pertaining to the Company's relations with any customer, supplier, or creditor, in contravention of the law of any applicable jurisdiction.

   3.21 Brokers and Finders. Neither the Company nor, to the Company's knowledge, any stockholder, director, officer, employee or agent of the Company or any Transferred Employee has retained any broker, finder or investment banker in connection with the transactions contemplated by this Agreement.

   3.22 Contracts. Section 3.22 of the Company Officer-Certified Disclosure Statement lists all oral or written agreements, notes, instruments, or contracts to which the Company is a party or by which its assets or properties may be bound which involve the payment or receipt of more than $25,000 (on an annual basis), or which have a term of more than one year, or which involve intellectual property, or which are employment or consulting agreements (the "Contracts"). The Company is not in default in performance of its obligations under any material provisions of such Contracts. The Company has no knowledge of any violation of any Contract by any other party thereto and has no knowledge of any intent by any other party to a Contract not to perform its obligations under such Contract.

   3.23 Stockholders and Employees. None of the stockholders, directors or management personnel of the Company is presently a party to any transaction with the Company, including without limitation, any contract, agreement or other arrangement: (i) providing for the furnishing of services to or by; (ii) providing for rental of real or personal property to or from; or (iii) otherwise requiring payments to or from any stockholder, director or management personnel, or any member of the family of any stockholder, director or management personnel or any corporation, trust or other entity in which any stockholder, director or management personnel has a substantial interest or is an officer, director, investor or partner.

   3.24 Absence of Environmental Liabilities. Excluding environmental liabilities that, individually or in the aggregate, have not or would not reasonably be expected to have a material adverse effect on the condition, financial or otherwise, assets, liabilities, business or results of operations of the Company: (a) Neither the Company nor the real property owned, leased, operated, or occupied by the Company is in violation of any applicable federal, state or local law, ordinance, regulation or order or any Environmental Laws or any of its applicable permits or authorizations relating to industrial hygiene, worker safety, public health and safety, environmental protection, or Hazardous Materials on, under or about such real property, including, without limitation, the soil and groundwater underlying such real property; (b) Any handling, transportation, storage, treatment or use of Hazardous Material that has occurred on or about or from the real property owned, leased, operated, or occupied by the Company during the Company's ownership, tenancy, or occupancy and prior to the Closing Date has been and will be as of the Closing Date in compliance with all applicable laws, ordinances, regulations, orders, and all Environmental Laws relating to Hazardous Material; (c) To the Company's knowledge, the real property leased, operated, or occupied by the Company, including without limitation, the soil and groundwater on or under such real property, is free of any release, spill, disposal, or discharge (as those terms are defined in Environmental Laws) of any Hazardous Material; (d) No notification of release of Hazardous Material pursuant to CERCLA or the federal Clean Water Act, or any state or local environmental law or regulatory requirement has been received by the Company as to any of such real property;
(e) No Hazardous Materials generated by the Company or any of its affiliates in operating the Company's business have ever been sent as wastes, directly or indirectly, to any site listed or formally proposed for listing on the national Priority List or Comprehensive Environmental Response, Compensation and Liability Information System, promulgated pursuant to CERCLA or to any site listed on any Federal or state list of hazardous substances sites requiring investigation, remediation, or clean-up; (f) The Company has not received from any governmental authority or third party any notice of any suit, demand, claim, violation, citation, criminal, civil or administrative action, request for information, demand letter, or other notification that, in connection with the conduct of its business, it (or any of its officers, directors, or employees) is or may be potentially responsible with respect to any investigation or clean-up of Hazardous Material at any site; (g) To the Company's knowledge, there currently are not and have never been any underground storage tanks or vaults on the real property; and (h) There is no asbestos (whether friable or not) located on or in the real property.

   3.25 Power of Attorney; Suretyships. The Company has no power of attorney outstanding, nor has any obligation or liability, either actual, accrued, accruing or contingent, as guarantor, surety, cosigner, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person, corporation, partnership, joint venture, association, organization or other entity.

   3.26 Business Practices. To the Company's knowledge, the Company has not made, offered or agreed to offer anything of value to any government official, political party or candidate for government office nor has it taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977.

   3.27 Bank Accounts. Section 3.27 of the Company Officer-Certified Disclosure Statement contains a list of all bank accounts of the Company, identifying the name of the bank, the account number, and the authorized signatories to the account.

   3.28 Order Backlog. Section 3.28 of the Company Officer-Certified Disclosure Statement of the Company contains a list of the aggregate backlog of orders for the Company's products as of September 30, 1998. All such orders have been or will be filled by the Company in the ordinary course of business, and the Company knows of no reason why any customer placing any such order may refuse delivery of the ordered products or fail timely to pay for such products in accordance with the terms of such orders.

   3.29 Hart-Scott-Rodino. The "ultimate parent entity" of the Company does not (and will not prior to the Closing) have "total assets" or "annual net sales" in excess of $100,000,000, as those terms are defined in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

   3.30 Officer's Certificate as to Tax Matters. The Company knows of no reason why it will be unable to deliver to Heller Ehrman White & McAuliffe and Brobeck, Phleger & Harrison LLP at the closing an Officer's Certificate in form sufficient to enable each such counsel to render the opinions described in Sections 6.6 and 7.4.

   3.31 Year 2000 Compliance. All of the Company's products (including products sold to date, products currently being sold or future products), both individually and when operating in conjunction with all other systems or products with which they are designed to interface, and all computer software and hardware (including microcode, firmware, system and application programs, files, databases, computer services, and microcontrollers, including those embedded in computer and noncomputer equipment) contained in the Company's products (including products sold to date, products currently being sold or future products) are Year 2000 Compliant. "Year 2000 Compliant" means that such hardware or software will: (a) process date data from at least the years 1900 through 2101 without error or interruption; and (b) maintain functionality with respect to the introduction, processing, or output of records containing dates falling on or after January 1, 2000. All of the Company's internal computer systems are, both individually and in conjunction with all other systems with which they interface, Year 2000 Compliant, except that the Company makes no such representation with respect to off-the-shelf software that is used in the Company's internal computer systems the failure or malfunctioning of which would not have a material adverse effect on the Company. The Company has made inquiries of its key suppliers of services and products and, to its knowledge, the Company is not relying on the products or services of any third party whose systems are not Year 2000 Compliant. To the Company's knowledge, the Company does not have any material expenses or other material liabilities associated with securing Year 2000 Compliance (as described above), or making contingency arrangements to address Year 2000 Compliance issues, with respect to the Company's products (including products sold to date, products currently being sold or future products), internal computer systems or the computer systems of the Company's critical suppliers or customers.

   3.32 Accuracy of Documents and Information. The copies of all instruments, agreements, other documents and written information set forth as, or referenced in, Schedules or Exhibits to this Agreement or specifically required to be furnished pursuant to this Agreement by the Company to Identix, including, without limitation, the Company Officer-Certified Disclosure Statement, are and will be complete and correct in all material respects. All information in the Company Officer-Certified Disclosure Statement is as of the date hereof. No representations or warranties made by the Company in this Agreement, nor any document, written information, statement, financial statement, certificate, Schedule or Exhibit furnished directly to Identix pursuant to this Agreement or in the Company Officer-Certified Disclosure Statement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein not misleading. The disclosure contained in this Agreement, the Exhibits and Schedules hereto and the Company Officer-Certified Disclosure Statement, taken as a whole, does not omit to state any material information regarding the Company, its financial position, assets, liabilities, business and results of operations.

   3.33 Identicator Technology Capitalization. IDT Holdings owns all outstanding capital stock of Identicator Technology free and clear of any pledges, liens or encumbrances. There do not exist any warrants, obligations, subscriptions, options, securities convertible into capital stock or other commitments to issue capital stock of Identicator Technology.

   3.34 Restructuring. The Restructuring was accomplished in compliance with all Federal, California, Nevada, Delaware and other applicable laws. The Restructuring resulted in the transfer in full to Identicator Technology of the Biometric Business that had previously been conducted by the Joint Venture, Identicator Corp. and IT Concepts and of all other assets of the Joint Venture and Identicator Corp. The disclosures made to the stockholders of Identicator Corp. and to IT Concepts in connection with the Restructuring were accurate and complete in all material respects. No stockholder of Identicator Corp. exercised dissenter or appraisal rights in connection with the Restructuring and the deadline for exercising such rights has expired. IDT Holdings and Identicator Technology (excluding the operations of Corp. and the Joint Venture to which Identicator Technology succeeded by operation of the Restructuring) did not engage in any business activities or enter into any agreements prior to the Restructuring, other than agreements with employees and consultants relating to the Company Options and capital stock and agreements related to effecting the Restructuring.

   3.35 Spinoff. The Spinoff was completed on March 31, 1997. Identicator Technology, as successor-in-interest to Identicator Corp., has no liability with respect to any failure to comply with any Federal, California, Nevada or other applicable laws with respect to the Spinoff. Identicator Technology, as successor-in-interest to Identicator Corp., is not currently subject to any contractual commitments or other liabilities relating to the conduct of the business that was spun off to Identicator, Inc. The Spinoff was not taxable either to Identicator Corp. or its stockholders pursuant to Section 355 of the Code.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF IDENTIX

   Any disclosure delivered by Identix to the Company pursuant to this Article shall have been delivered on or prior to the date hereof and certified by an officer of Identix as true, accurate and complete, shall specifically refer to this Agreement and shall identify the Section of this Agreement requiring the delivery of such disclosure (each such disclosure being referred to herein as the "Identix Officer-Certified Disclosure Statement"). For purposes of this
Article IV (other than Sections 4.1 and 4.3), any references to "Identix" shall include references to Identix's Subsidiaries. Except as set forth in the Identix Officer-Certified Disclosure Statement, Identix represents and warrants to the Company that:

   4.1 Organization and Authority. Identix and each of its Subsidiaries: (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) has all necessary corporate power to own and lease its properties, to carry on its business as now being conducted and to enter into and perform this Agreement and all agreements to which Identix is or will be a party that are exhibits to this Agreement; and
(iii) is qualified to do business in all jurisdictions in which the failure to so qualify would have a material adverse effect on the condition, financial or otherwise, assets, liabilities, business or results of operations of Identix. Identix has made available to the Company for inspection complete and correct copies of its Articles of Incorporation, as amended, and Bylaws as in effect on the date hereof and a record of any and all proceedings and actions at all meetings of, or taken by written consent by, its Board of Directors and shareholders, from and after July 1, 1996.

   4.2 Authority Relating to this Agreement; No Violation of Other Instruments.

      4.2.1 The execution and delivery of this Agreement and all agreements to which Identix is or will be a party that are exhibits to this Agreement and the performance hereunder and thereunder by the Company have been duly authorized by all necessary corporate action on the part of Identix and, assuming execution of this Agreement and such other agreements by each of the other parties thereto, this Agreement and such other agreements will constitute legal, valid and binding obligations of Identix, enforceable against Identix in accordance with their terms, subject as to enforcement: (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights; and (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

      4.2.2 Neither the execution of this Agreement or any other agreement to which Identix is or will be a party that is an exhibit to this Agreement nor the performance of any of them by Identix will: (i) conflict with or result in any breach or violation of the terms of any decree, judgment, order, law or regulation of any court or other governmental body now in effect applicable to Identix; (ii) conflict with, or result in, with or without the passage of time or the giving of notice, any breach of any of the terms, conditions and provisions of, or constitute a default under or otherwise give another party the right to terminate, or result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of Identix pursuant to, any material indenture, mortgage, lease, agreement or other instrument to which Identix is a party or by which it or any of its assets or properties are bound, including all Contracts (as defined in Section 3.22) of Identix; (iii) permit the acceleration of the maturity of any material indebtedness of Identix or of any other person secured by the assets or properties of Identix; or (iv) violate or conflict with any provision of Identix's Articles of Incorporation, Bylaws, or similar organizational instruments.

      4.2.3 No consent from any third party and no consent, approval or authorization of, or declaration, filing or registration with, any government or regulatory authority is required to be made or obtained by Identix in order to permit the execution, delivery or performance of this Agreement or any other agreement to which Identix is or will be a party that is an exhibit to this Agreement by Identix, or the consummation of the transactions contemplated by this Agreement and such other agreements, except as contemplated in Sections 2.4, 2.8, 7.6, 7.7 and 7.8 of this Agreement and except for such consents, approvals, authorizations, declarations, filings or registrations the failure to make or obtain would not have a material adverse effect on Identix.

   4.3 Capitalization. The authorized capital stock of Identix is Two Million (2,000,000) shares of Preferred Stock, none of which are issued and outstanding, and Fifty Million (50,000,000) shares of Identix Common, of which Twenty Five Million Two Hundred Ninety Eight Thousand Four Hundred Forty Four (25,298,444) shares are issued and outstanding on the date hereof. All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and non-assessable. On the date hereof, Identix has reserved a total of 4,366,146 shares of Identix Common for issuance under its 1983 Incentive Stock Option Plan, 1992 Employee Stock Option Plan, Equity Incentive Plan, Nonemployee Directors Stock Option Plan, Employee Stock Purchase Plan, Foreign Subsidiary Employee Stock Purchase Plan, ANADAC, Inc. 1984 Incentive Stock Option Plan and outstanding warrants. Of the shares reserved for issuance as described in the preceding sentence, as of the date hereof, there are outstanding options, warrants or other rights to acquire 2,709,018 shares of Identix Common. Except as set forth in the preceding sentence, there are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which Identix is or may become obligated to issue, sell, purchase, retire or redeem any shares of capital stock or other securities. Identix on the date hereof does not have any plan or present intention to issue securities, except for the securities reserved for issuance under the plans and warrants described in this Section 4.3 and for the securities issuances specifically contemplated by this Agreement.

   4.4 Financial Statements. Identix has made available to the Company its Annual Report on Form 10-K for the fiscal year ended June 30, 1998 (the "1998 Form 10-K"), which includes the following consolidated financial statements of Identix (the "Identix Financial Statements"): Audited Balance Sheets of Identix dated as of June 30, 1997 and 1998, together with audited Statements of Operations, Shareholders' Equity and Changes in Cash Flows for the three years ended June 30, 1996, 1997 and 1998. Each Identix Financial Statement together with the notes thereto is in accordance with the books and records of Identix, fairly presents the financial position of Identix and the results of operations of Identix for the period indicated, and has been prepared in accordance with generally accepted accounting principles consistently applied.

   4.5 Absence of Undisclosed Liabilities. As of June 30, 1998, Identix had no indebtedness or liability (absolute or contingent) which is not shown or provided for in full in the Identix Financial Statements. Except as set forth in the Identix Financial Statements, Identix does not have outstanding any indebtedness or liability (absolute or contingent) other than those incurred since June 30, 1998 in the ordinary course of business.

   4.6 Brokers and Finders. Neither Identix nor, to Identix's knowledge, any shareholder, director, officer, employee or agent of Identix has retained any broker, finder or investment banker in connection with the transactions contemplated by this Agreement.

   4.7 SEC Documents. Identix has filed with the SEC all required forms, reports, registration statements and documents required to be filed by it with the SEC on or after January 1, 1998 (collectively, all such forms, reports, registration statements and documents filed on or after January 1, 1998 are referred to herein as the "Identix SEC Reports"), all of which complied as to form when filed in all material respects with the applicable provisions of the 1933 Act and the Exchange Act, as the case may be. As of their respective dates the Identix SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

   4.8 Absence of Certain Changes or Events. Since June 30, 1998, except as contemplated by this Agreement, there have been no material changes in the condition, financial or otherwise, assets, liabilities, business or the results of operations of Identix, other than changes in the ordinary course of business which in the aggregate have not been materially adverse.

   4.9 Officer's Certificate as to Tax Matters. Identix knows of no reason why it will be unable to deliver to Heller Ehrman White & McAuliffe and Brobeck, Phleger & Harrison LLP at the closing an Officer's Certificate in form sufficient to enable each such counsel to render the opinions described in Sections 6.6 and 7.4.

   4.10 Shares Issued in Connection with the Merger. The shares of Identix Common to be issued to the Holders pursuant to the Merger, when issued in accordance with this Agreement and the Certificate of Merger, will be duly authorized, validly issued, fully paid and non-assessable. The shares of Identix Common to be issued to the holders of the Company Options or Company Warrants upon exercise of the Company Options or Company Warrants after the Merger, when issued upon exercise of the Company Options or Company Warrants in accordance with this Agreement, the Certificate of Merger, and either the Company Plans or the Company Warrants, will be duly authorized, validly issued, fully paid and non-assessable.

   4.11 Litigation. Neither Identix nor any officer, director, shareholder, employee or agent of Identix is a party to any pending or, to Identix's knowledge, threatened action, suit, proceeding or, to Identix's knowledge, investigation, at law or in equity or otherwise in, for or by any court or other governmental body which could have a material adverse effect on: (i) the condition, financial or otherwise, assets or properties of the Identix, liabilities, business or results of operations of Identix; or (ii) the transactions contemplated by this Agreement. Identix is not and has not been subject to any pending or, to Identix's knowledge, threatened product liability claim. Identix is not subject to any decree, judgment or order of any court or other governmental body which could have a material adverse effect on the condition, financial or otherwise, assets, liabilities, business or results of operations of Identix or which could prevent the transactions contemplated by this Agreement.

   4.12 Compliance with Law. Identix holds all licenses, permits and authorizations necessary for the lawful conduct of Identix's business wherever conducted pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over Identix or over any part of Identix's operations, and Identix knows of no violation thereof. Identix is not in violation of any decree, judgment, order, law or regulation of any court or other governmental body (including, without limitation, applicable environmental protection legislation and regulations, equal employment and civil rights regulations, wages, hours and the payment of social security taxes and occupational health and safety legislation), which violation could reasonably be expected to have a material adverse effect on the condition, financial or otherwise, assets, liabilities, business or results of operations of Identix.

   4.13 Accuracy of Documents and Information. The copies of all instruments, agreements, other documents and written information set forth as, or referenced in, Schedules or Exhibits to this Agreement or specifically required to be furnished pursuant to this Agreement by Identix to the Company, including, without limitation, the Identix Officer-Certified Disclosure Statement, are and will be complete and correct in all material respects. All information in the Identix Officer-Certified Disclosure Statement is as of the date hereof. No representations or warranties made by Identix in this Agreement, nor any document, written information, statement, financial statement, certificate, Schedule or Exhibit furnished directly to the Company pursuant to this Agreement or in the Identix Officer-Certified Disclosure Statement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein not misleading. The disclosure contained in this Agreement, the Exhibits and Schedules hereto, and Identix's Officer-Certified Disclosure Statement, taken as a whole, does not omit to state any material information regarding Identix, its financial position, assets, liabilities, business and results of operations.

   4.14 Identicator, Inc. and IT Concepts. Identix acknowledges and understands that Identicator, Inc. and IT Concepts are entities separate from the Company and its subsidiaries, are not parties to the Merger and will continue to operate as entities separate from the Company and its subsidiaries and Identix and its subsidiaries after consummation of the Merger.

                                   ARTICLE V
           REPRESENTATIONS AND WARRANTIES RELATING TO ACQUISITION SUB

   Identix and Acquisition Sub hereby represent and warrant to the Company that:

   5.1 No Business Activities. Acquisition Sub was formed in November 1998 for the purposes of carrying out the Merger and has not engaged in any business activities or entered into any agreements other than as contemplated by this Agreement.

   5.2 Organization and Authority. Acquisition Sub: (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) has all necessary corporate power to own and lease its properties, to carry on its business as now being conducted and to enter into and perform this Agreement and all agreements to which Acquisition Sub is or will be a party that are exhibits to this Agreement; and (iii) is qualified to do business in all jurisdictions in which the failure to so qualify would have a material adverse effect on the condition, financial or otherwise, assets, liabilities, business or results of operations of Acquisition Sub. Acquisition Sub has made available to the Company for inspection complete and correct copies of its Certificate of Incorporation, as amended, and Bylaws as in effect on the date hereof and a record of any and all proceedings and actions at all meetings of, or taken by written consent by, its Board of Directors and stockholders, from the date of inception.

   5.3 Authority Relating to this Agreement; No Violation of Other Instruments.

      5.3.1 The execution and delivery of this Agreement and all agreements to which Acquisition Sub is or will be a party that are exhibits to this Agreement and the performance hereunder and thereunder by the Company have been duly authorized by all necessary corporate action on the part of Acquisition Sub and, assuming execution of this Agreement and such other agreements by each of the other parties thereto, this Agreement and such other agreements will constitute legal, valid and binding obligations of Acquisition Sub, enforceable against Acquisition Sub in accordance with their terms, subject as to enforcement: (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights; and (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

      5.3.2 Neither the execution of this Agreement or any other agreement to which Acquisition Sub is or will be a party that is an exhibit to this Agreement nor the performance of any of them by Acquisition Sub will: (i) conflict with or result in any breach or violation of the terms of any decree, judgment, order, law or regulation of any court or other governmental body now in effect applicable to Acquisition Sub; or (ii) violate or conflict with any provision of Acquisition Sub's Certificate of Incorporation, Bylaws, or similar organizational instruments.

      5.3.3 Except as contemplated in Section 7.8 of this Agreement, no consent from any third party and no consent, approval or authorization of, or declaration, filing or registration with, any government or regulatory authority is required to be made or obtained by Acquisition Sub in order to permit the execution, delivery or performance of this Agreement or any other agreement to which Acquisition Sub is or will be a party that is an exhibit to this Agreement by Acquisition Sub, or the consummation of the transactions contemplated by this Agreement and such other agreements.

   5.4 Capitalization. The authorized capital stock of Acquisition Sub is One Thousand (1,000) shares of Common Stock, of which one hundred (100) shares are issued and outstanding and held by Identix. All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and non-assessable. There are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which Acquisition Sub is or may become obligated to issue, sell, purchase, retire or redeem any shares of capital stock or other securities.

                                   ARTICLE VI
          CONDITIONS TO THE OBLIGATIONS OF IDENTIX AND ACQUISITION SUB

   The obligations of Identix and Acquisition Sub to consummate the Merger are subject to the fulfillment, at or before the Closing of all the following conditions, any one or more of which may be waived by Identix.

   6.1 Representations and Warranties True at Closing. The representations and warranties of the Company contained in this Agreement shall be deemed to have been made again at and as of the Closing with respect to the stated facts (including the update of the Company Officer-Certified Disclosure Statement referred to in Section 8.1 of this Agreement) then existing and shall be true in all material respects.

   6.2 Covenants Performed. All of the obligations of the Company to be performed at or before the Closing pursuant to the terms of this Agreement shall have been duly performed.

   6.3 Certificate. At the Closing, Identix shall have received a certificate signed by the President of the Company to the effect that the conditions set forth in Sections 6.1 and 6.2 have been satisfied.

   6.4 Stockholder Approval. This Agreement and the Certificate of Merger shall have been duly approved by the stockholders of the Company.

   6.5 Dissenting Shares. The aggregate number of Dissenting Shares shall not exceed two percent of the aggregate of the outstanding shares of Identix Common that would be outstanding immediately following the Merger if there were no Dissenting Shares.

   6.6 Tax Opinion. Identix shall have received the opinion of its counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, which opinion shall be substantially similar to the opinion delivered to the Company pursuant to Section 7.4. In preparing the tax opinion, counsel may rely upon (and to the extent reasonably required, the parties shall make) reasonable representations relating thereto.

   6.7 Opinion of Counsel to the Company. Brobeck, Phleger & Harrison LLP, counsel to the Company, shall have issued an opinion in favor of Identix in the form of Exhibit B.

   6.8 AMEX Approval. The shares of Identix Common to be issued in the Merger and upon exercise of the Company Options and the Company Warrants shall have been approved for quotation on the American Stock Exchange.

   6.9 Affiliates Agreements. The Company shall have delivered to Identix the letter required by Section 8.11 naming all persons who are considered to be "affiliates" of the Company, and each such affiliate shall have executed and delivered an Affiliates Agreement to Identix.

   6.10 S-4. The S-4 shall have become effective under the 1933 Act and shall not be the subject of any stop order or proceedings seeking a stop order and the Proxy Statement/Prospectus shall on the Closing Date not be subject to any proceeding commenced or threatened by the SEC.

   6.11 Voting Agreement. The Voting Agreement shall remain in full force as of the Closing Date and there shall be no amendment or other modification to such agreements to which Identix, Acquisition Sub and all parties thereto shall not have consented in writing.

   6.12 Noncompetition Agreements. Oscar Pieper, Grant Evans, Yuri Khidekel and Yury Shapiro shall have entered into noncompetition agreements with the Company in the form attached hereto as Exhibit C.

   6.13 Employment Agreements. Oscar Pieper, Grant Evans, Yuri Khidekel and Yury Shapiro shall have entered into employment agreements with Identix or the Surviving Corporation substantially in the form attached hereto as Exhibit D and on the terms described in Section 7.9 of the Identix Officer-Certified Disclosure Statement.

   6.14 Certificate of Merger. The Certificate of Merger shall have been filed with the Secretary of State of the State of Delaware.

   6.15 Material Changes in the Business of the Company Between the Date of this Agreement and the Closing. There shall have been no material adverse change in the financial position, results of operations, assets, liabilities or business of the Company and Identicator Technology, taken as a whole, since the date of this Agreement.

   6.16 No Action to Prevent Completion. Identix shall not have determined, in the reasonable exercise of its discretion, that the transactions contemplated by this Agreement would cause a material adverse effect to Identix by reason of the institution or threat of institution of litigation or other proceedings with respect to or affecting the transactions contemplated by this Agreement.

   6.17 Consents. Identix shall have received in writing all consents, approvals, and waivers required in connection with the Merger (a) from parties to the Company's agreements, indentures, mortgages, franchises, licenses, permits, leases, and other instruments set forth in Section 6.17 of the Company Officer-Certified Disclosure Statement, and (b) from all necessary or required governmental authorities.

   6.18 Documentation. All actions, proceedings, instruments, resolutions, certificates, and documents reasonably requested by Identix to be executed and delivered to Identix in order to carry out this Agreement and to consummate the Merger, and all of the relevant legal matters, shall be reasonably satisfactory to Identix and its counsel.

   6.19 Support and Indemnification Agreements. IT Concepts and Identicator, Inc. shall have each entered into a Support and Indemnification Agreement with Identix in the forms attached to the Identix Officer-Certified Disclosure Agreement.

   6.20 Escrow. The Stockholder Representative, Identix and the Company shall have entered into the Escrow Agreement and holders of Company Options described in Section 2.5.2 shall have entered into the agreements referred to in Section
2.5.2 so that the total number of shares of Identix Common issued at the Effective Time and issuable upon exercise of assumed Company

Options that are available to satisfy the indemnification obligations under
Article X shall be not less than 434,300.

                                  ARTICLE VII
                  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

   The obligations of the Company to consummate the Merger are subject to the fulfillment, at or before the Closing, of all of the following conditions, any one or more of which may be waived by the Company:

   7.1 Representations and Warranties True at Closing. The representations and warranties of Identix and Acquisition Sub contained in this Agreement shall be deemed to have been made again at and as of the Closing with respect to the stated facts (including the update of the Identix Officer-Certified Disclosure Statement referred to in Section 8.1 of this Agreement) then existing and shall be true in all material respects.

   7.2 Covenants Performed. All of the obligations of Identix to be performed at or before the Closing pursuant to the terms of this Agreement shall have been duly performed.

   7.3 Certificate. At the Closing, the Company shall have received a certificate signed by the President of Identix to the effect that the conditions set forth in Sections 7.1 and 7.2 have been satisfied.

   7.4 Tax Opinion. The Company shall have received the opinion of its counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, which opinion shall be substantially similar to the opinion delivered to Identix pursuant to Section 6.6. In preparing the tax opinion, counsel may rely upon (and to the extent reasonably required, the parties shall make) reasonable representations relating thereto.

   7.5 Opinion of Counsel to Identix. Heller Ehrman White & McAuliffe, counsel to Identix, shall have issued an opinion in favor of the Company in the form of Exhibit E.

   7.6 AMEX Approval. The shares of Identix Common to be issued in the Merger and upon exercise of the Company Options and the Company Warrants shall have been approved for quotation on the American Stock Exchange.

   7.7 S-4. The S-4 shall have become effective under the 1933 Act and shall not be the subject of any stop order or proceedings seeking a stop order and the Proxy Statement/Prospectus shall on the Closing not be subject to any proceeding commenced or threatened by the SEC.

   7.8 Certificate of Merger. The Certificate of Merger shall have been filed with the Secretary of State of the State of Delaware.

   7.9 Employment Agreements. Identix or the Surviving Corporation shall have entered into employment agreements with Oscar Pieper, Grant Evans, Yuri Khidekel and Yury Shapiro substantially in the form attached hereto as Exhibit D and on the terms described in Section 7.9 of the Identix Officer-Certified Disclosure Statement.

   7.10 Option Grants. Identix shall have taken the necessary actions to grant stock options to purchase an aggregate of 400,000 shares of Identix Common to the employees of the Company or the Transferred Employees designated in Section
7.10 of the Identix Officer-Certified Disclosure Statement. The exercise price of such options shall be equal to the closing price of the Identix Common on the Closing Date and shall vest in accordance with the terms set forth in
Section 7.10 of the Identix Officer-Certified Disclosure Statement.

   7.11 Material Changes in the Business of Identix Between the Date of this Agreement and the Closing. There shall have been no material adverse change in the financial position, results of operations, assets, liabilities or business of Identix and its Subsidiaries, taken as a whole, since the date of this Agreement.

   7.12 No Action to Prevent Completion. The Company shall not have determined, in the reasonable exercise of its discretion, that the transactions contemplated by this Agreement would cause a material adverse effect to the Company by reason of the institution or threat of institution of litigation or other proceedings with respect to or affecting the transactions contemplated by this Agreement.

   7.13 Documentation. All actions, proceedings, instruments, resolutions, certificates, and documents reasonably requested by the Company to be executed and delivered to the Company in order to carry out this Agreement and to consummate the Merger, and all of the relevant legal matters, shall be reasonably satisfactory to the Company and its counsel.

   7.14 Stockholder Approval. This Agreement and the Certificate of Merger shall have been duly approved by the stockholders of the Company.

                                  ARTICLE VIII
                             PRE-CLOSING COVENANTS

   For the purposes of this Article VIII, references to the "Company" shall include IDT Holdings, Inc., as well as Identicator Technology. During the period from the date of this Agreement until the Effective Time, Identix and the Company covenant and agree as follows:

   8.1 Advice of Changes. Each party will promptly advise the other in writing
(i) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of such party contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (ii) of any material adverse change in such party's condition, financial or otherwise, assets, liabilities, business or results of operations, taken as a whole. Not less than four days before the Closing, each party shall deliver to the other party hereto an update of the Officer-Certified Disclosure Statement previously delivered by such party, showing any changes which have occurred with respect to the information contained therein since it was originally issued and containing a description of any representation or warranty in this Agreement which is no longer true as of such date. Such update shall also include an update to the representations contained in Sections 3.4 and 4.3. Such update shall be certified by an officer of such party.

   8.2 Maintenance of Business. The Company will use its best efforts to carry on and preserve its business and its relationships with customers, suppliers, employees, Transferred Employees and others in substantially the same manner as it has prior to the date hereof. If the Company becomes aware of a deterioration in the relationship with any customer, supplier, key employee or Transferred Employee, it will promptly bring such information to the attention of Identix in writing and, if requested by Identix, will exert its best efforts to restore the relationship.

   8.3 Conduct of Business. The Company will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, without the prior written consent of Identix (which consent shall not be unreasonably withheld or delayed):

      8.3.1 borrow any money, other than pursuant to the Company's line of credit as in existence on the date hereof;

      8.3.2 incur any liability except for those that may be incurred (i) in the ordinary course of business, consistent with past practice, and are not material in amount or (ii) in connection with the performance or consummation of this Agreement;

      8.3.3 encumber or permit to be encumbered any of its assets except in the ordinary course of its business consistent with past practice;

      8.3.4 dispose of any of its assets, except inventory in the ordinary course of business, consistent with past practice;

      8.3.5 enter into any material lease or contract for the purchase or sale of any property, real or personal, except in the ordinary course of business, consistent with past practice;

      8.3.6 fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

      8.3.7 pay any bonus, increased salary, or special remuneration to any officer, employee (other than those paid in the ordinary course of business), Transferred Employee or consultant or enter into any new employment or consulting agreement with any such person, except as expressly contemplated by this Agreement or as set forth in the Company Officer-Certified Disclosure Statement;

      8.3.8 change accounting methods, make any tax elections or file any amended tax returns;

      8.3.9 declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock (except pursuant to employee stock repurchase agreements upon termination of an employee consistent with its past practice);

      8.3.10 amend or terminate any material contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of business consistent with past practice, and which are not material in amount;

      8.3.11 loan any amount to any person or entity, other than advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount and documented by receipts for the claimed amounts;

      8.3.12 guarantee or act as a surety for any obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice, which are not material in amount;

      8.3.13 waive or release any material right or claim except in the ordinary course of business, consistent with past practice;

      8.3.14 with respect to IDT Holdings, issue or sell any shares of its capital stock of any class or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock except (a) upon exercise of an option or warrant currently outstanding as disclosed in Section 3.4, or (b) for a total of 300,000 shares of Company Common that are either (i) sold to purchasers who are not granted any contractual rights that survive the Closing, or (ii) issued or issuable under options granted after the date hereof for the purpose of recruiting new personnel in accordance with the past practices regarding the total number of options granted and the options awarded in relation to the job title of the recipient;

      8.3.15 accelerate the vesting of any outstanding options, other than such acceleration that will occur as a result of the Merger under existing contractual arrangements;

      8.3.16 split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

      8.3.17 merge, consolidate or reorganize with, or acquire any entity, except for the Merger;

      8.3.18 amend its Certificate of Incorporation or Bylaws, except as expressly contemplated by this Agreement;

      8.3.19 license any of its technology or intellectual property, except under non exclusive hardware or software licenses granted to consumers or end users in the ordinary course of business;

      8.3.20 with respect to Identicator Technology, issue any shares of capital stock or issue or create any warrants, obligations, subscriptions, options, securities convertible into capital stock or other commitments to issue capital stock;

      8.3.21 file any patent applications, except for continuations in part or foreign applications with respect to existing patents held by the Company, without first consulting with Identix; or

      8.3.22 agree to do any of the things described in the preceding clauses
8.3.1 through 8.3.21.

   8.4 Stockholder Meeting. The Company will use its best efforts to hold a special meeting of its stockholders at the earliest practicable date to submit this Agreement and related matters for their consideration and approval.

   8.5 Proxy Statement/Prospectus. The Company will send to its stockholders, for the purpose of considering and voting upon the Merger, the Proxy Statement/Prospectus satisfying all requirements of applicable state and federal laws. The Proxy Statement/Prospectus shall contain the unanimous recommendation of the board of directors of the Company in favor of the approval and adoption of the Agreement. In addition, each party shall promptly provide to the other party all information relating to its respective business or operations necessary for inclusion in the Proxy Statement/Prospectus to satisfy all requirements of applicable state and federal securities laws. The Company shall not provide to its stockholders or publish any material that violates the 1933 Act or Exchange Act with respect to the transactions contemplated hereby.

   8.6 Regulatory Approvals. Prior to the Closing, each party hereto shall execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign which may be reasonably required, or which the other party hereto may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Each party shall use its best efforts to obtain all such authorizations, approvals and consents.

   8.7 Necessary Consents. Prior to the Closing, each party hereto will use its best efforts to obtain such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in Section 8.6 to allow the consummation of the transactions contemplated hereby and to allow such party to carry on its business after the Closing.

   8.8 Litigation. Prior to the Closing, each party will notify the other party in writing promptly after learning of any material actions, suits, proceedings or investigations by or before any court, board or governmental agency, initiated by or against it, or known by it to be threatened against it.

   8.9 Exclusivity. From the date hereof until the earlier of termination of this Agreement or consummation of the Merger, the Company will not, directly or indirectly, through any officer, director, employee, affiliate or agent or otherwise, take any action to solicit, initiate, seek, entertain, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any third party regarding a public offering of the Company, any acquisition of the Company, any merger or consolidation with or involving the Company, or any acquisition of any material portion of the stock or assets of the Company, including the grant of any license to any intellectual property of the Company other than licenses in the ordinary course of business related to the sale of the Company's products. The Company will not accept or enter into any agreement, arrangement or understanding regarding any such third party acquisition transaction during such period. In the event the Company receives an unsolicited proposal for any acquisition transaction, the Board of Directors shall be able to consider such proposal in accordance with their fiduciary obligations under Delaware law; provided however, that the Company shall remain fully obligated to carry out its covenants and agreements under this Agreement, including those set forth in Sections 8.4 and 8.5, and the parties to the Voting Agreement shall remain fully bound thereunder.

   8.10 Satisfaction of Conditions Precedent. Each party will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Articles VI and VII, and each party will use its best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

   8.11 Affiliates. To ensure compliance with Rule 145 of the 1933 Act, the Company will, prior to the mailing of the Proxy Statement/Prospectus, deliver to Identix a letter identifying all persons who are "affiliates" of the Company at the time this Agreement is submitted for approval to the Company's stockholders. The Company shall use its best efforts to cause each of its affiliates to deliver to Identix, on or prior to the mailing of the Proxy Statement/Prospectus, a written agreement (the "Affiliates Agreement"), in form provided by counsel to Identix, providing that such person will make no disposition of Identix Common in violation of Rule 145 of the 1933 Act.

   8.12 Representations Regarding Tax Matters. Each party will make such representations as are reasonably requested by counsel to both parties in order that such counsel may render the tax opinions required by Sections 6.6 and 7.4 hereof.

   8.13 Customers and Suppliers. The Company will use its best efforts to keep and maintain the existing favorable business relationship with its key customers and suppliers.

   8.14 Transferred Employees. The persons identified in Section 3.18 of the Company Officer-Certified Disclosure Statement are employees or consultants of Identicator, Inc. and IT Concepts who perform services for Identicator Technology. To the extent indicated in Section 3.18 of the Company Officer-Certified Disclosure Statement, the parties intend that such personnel (the "Transferred Employees") shall become employees of Identicator Technology or Identix as of the Effective Time. The relationship of the Transferred Employees with Identicator, Inc. and IT Concepts shall terminate as of the Effective Time, subject to their becoming employees of Identix or Identicator Technology. Identicator, Inc. and IT Concepts shall pay such personnel all obligations accrued to them for their prior service and as a result of such termination other than accrued personal time disclosed in Section 3.18 of the Company Officer-Certified Disclosure Statement, which accrued personal time shall become the responsibility of Identix. Such persons shall become employees of Identicator Technology or Identix, subject to their signing Identix's standard employee proprietary rights agreements and offer letters. The Company shall use its best efforts to promote and effect the transfer of the Transferred Employees from Identicator, Inc. and IT Concepts to Identicator Technology or Identix. Identix agrees to provide the Transferred Employees with credit for all service with the Company, IT Concepts and Identicator, Inc. for purposes of vesting and eligibility under Identix's employee benefit plans to the extent permitted by such plans. To the extent that such plans do not permit credit for service, Identix shall use its best efforts to provide comparable value to such Transferred Employees.

   8.15 Proxy Statement/Prospectus and S-4. None of the information relating to the Company and its Subsidiaries or their respective officers and directors that has been or will be supplied by the Company for inclusion or incorporation by reference in the Proxy

Statement/Prospectus or the S-4 will, in the case of the Proxy Statement/Prospectus or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of the meeting of stockholders of the Company to vote upon this Agreement, the Merger and related transactions, or, in the case of the S-4, at the time it becomes effective under the 1933 Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers or directors should occur which is or is required to be described in an amendment or a supplement to the Proxy Statement/Prospectus or the S-4, such event shall be so described and such description in such amendment or supplement of such information will not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or in the Proxy Statement/Prospectus or the S-4 or necessary to make the statements therein or in the S-4 or Proxy Statement/Prospectus not false or misleading.

   8.16 Proxy Statement/Prospectus and S-4. None of the information relating to Identix and its Subsidiaries or their respective officers and directors that has been or will be supplied by Identix for inclusion or incorporation by reference in the Proxy Statement/Prospectus or the S-4 will, in the case of the Proxy Statement/Prospectus or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of the meeting of stockholders of the Company to vote upon this Agreement, the Merger and related transactions, or, in the case of the S-4, at the time it becomes effective under the 1933 Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Identix, its officers or directors should occur which is or is required to be described in an amendment or a supplement to the Proxy Statement/Prospectus or the S-4, such event shall be so described and such description in such amendment or supplement of such information will not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or in the Proxy Statement/Prospectus or the S-4 or necessary to make the statements therein or in the S-4 or Proxy Statement/Prospectus not false or misleading.

                                   ARTICLE IX
                   CONFIDENTIALITY COVENANT AND ANNOUNCEMENTS

   9.1 Confidentiality. The provisions of the Confidentiality Agreement dated August 7, 1998 between Identix and the Company shall continue to govern the use and confidential treatment of information exchanged between the Company and Identix. If this Agreement is terminated for any reason whatsoever, the terms of that Confidentiality Agreement shall govern the return or destruction of all confidential information.

   9.2 Announcements. No party to this Agreement shall issue a press release or other public communication relating to this Agreement, the Certificate of Merger or the Merger without the prior approval of the other party. Notwithstanding the foregoing, Identix may make such announcements regarding the Merger as, in the judgment of its management after consultation with legal counsel, are necessary to comply with securities laws or American Stock Exchange regulations.

                                   ARTICLE X
                                INDEMNIFICATION

   10.1 Indemnification Relating to Agreement. To the extent and in the manner set forth in the Escrow Agreement, the Company agrees, and by approval of this Agreement and the Merger at the special stockholders' meeting of the Company, the stockholders of the Company agree, that the amounts deposited in escrow pursuant to Section 2.5 of this Agreement shall be used to defend, indemnify and hold Identix harmless from and against, and to reimburse Identix with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, costs and expenses (including reasonable attorneys' fees) of every nature (collectively, "Damages") incurred by Identix by reason of or arising out of or in connection with (i) any breach by the Company of any representation or warranty of the Company contained in this Agreement or in any certificate or other document delivered to Identix pursuant to the provisions of this Agreement, including, without limitation, the Company Officer-Certified Disclosure Statement, or (ii) the failure, partial or total, of the Company to perform any agreement or covenant required by this Agreement to be performed by it. It is expressly agreed that a diminution in the value of the business of the Company by reason of any of the foregoing shall be deemed a "loss" for purposes of this Article X.

   10.2 Indemnification Relating to S-4. To the extent and in the manner set forth in the Escrow Agreement, the Company agrees, and by approval of this Agreement and the Merger at the special stockholders' meeting of the Company, the stockholders of the Company agree, that the amounts deposited in escrow pursuant to Section 2.5 of this Agreement shall be used to defend, indemnify and hold harmless Identix, its officers, directors and agents, its attorneys and accountants, and each person who controls Identix within the meaning of the 1933 Act, from and against any Damages, insofar as such Damages are incurred by reason of or arise out of or in connection with any untrue statement or alleged untrue statement of any material fact contained in the S-4 or in the Proxy Statement/Prospectus or in any amendment or supplement to any of them, or are incurred by reason of or arise out of or in connection with the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, insofar as such statement or omission relates to the Company and is based on information furnished by the Company.

   10.3 Escrow. The shares of Identix Common to be deposited in escrow in accordance with Section 2.5.1 of this Agreement and to be subject to the provisions of Section 2.5.2 shall constitute an absolute limit on the obligation of the Company or its stockholders to indemnify and hold Identix harmless under this Agreement. From and after the Effective Time, the indemnification remedies and the related escrow contained in this Agreement, the Escrow Agreement and the agreements referenced in Section 2.5.2, and any statutory, common law or equitable remedies available to Identix and Acquisition Sub for fraud, intentional misrepresentation or active concealment shall be the sole remedies, exclusive of all other statutory or common law remedies, Identix and Acquisition Sub may have for a breach of a representation, warranty or covenant under this Agreement (but does not preclude Identix and Acquisition Sub from pursuing any remedies available under other agreements attached as exhibits hereto or referred to in Section 6.19).

   10.4 Limitation. Identix may only make claims under this Article X and the Escrow Agreement and the agreements referenced in Section 2.5.2 if the amount of Damages exceed $175,000 in the aggregate, in which case Identix may make a claim for the full amount of such Damages, including the first $175,000.

                                   ARTICLE XI
                                  TERMINATION

   11.1 Mutual Agreement. This Agreement may be terminated at any time prior to the Effective Time by the unanimous consent of Identix and the Company, even if and after the stockholders of the Company have approved this Agreement and the Certificate of Merger.

   11.2 Termination by Identix. This Agreement may be terminated by Identix alone, by means of written notice to the Company if (a) the Company fails to perform any material covenant of the Company contained in this Agreement, or
(b) on or before February 28, 1999, any of the conditions set forth in Article VI of this Agreement shall not have been satisfied by the Company or waived by Identix.

   11.3 Termination by the Company. This Agreement may be terminated by the Company alone, by means of written notice to Identix if (a) Identix fails to perform any material covenant of Identix contained in this Agreement or (b) on or before February 28, 1999, any of the conditions set forth in Article VII of this Agreement shall not have been satisfied by Identix or waived by the Company.

                                  ARTICLE XII
                                 MISCELLANEOUS

   12.1 Expenses. Each of Identix and the Company shall pay its own costs and expenses, including legal, accounting and investment banking fees and expenses, relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated by this Agreement.

   12.2 Amendment. This Agreement shall not be amended except by a writing duly executed by both parties.

   12.3 Entire Agreement. This Agreement, including the Exhibit, Schedules, and other documents delivered pursuant to this Agreement, contains all the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior agreements, negotiations, correspondence, undertakings, and communications of the parties, whether oral or written, respecting that subject matter, except the Confidentiality Agreement between the Company and Identix dated August 7, 1998.

   12.4 Governing Law. Except to the extent that the DGCL shall be applicable to the Merger, the approval of the Merger and the other internal corporate affairs of the parties, this Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to agreements entered into by California residents and entirely to be performed within California.

   12.5 Headings. The headings contained in this Agreement are intended for convenience and shall not be used to determine the rights of the parties.

   12.6 Mutual Contribution. The parties to this Agreement and their counsel have mutually contributed to its drafting.

   12.7 Notices. All notices, requests, demands, and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered by hand delivery or by facsimile to the persons identified below, one business day after depositing with an overnight courier, or five days after mailing if mailed by certified or registered mail postage prepaid return receipt requested addressed as follows:

  If to Identix:

  Identix Incorporated
  510 N. Pastoria Ave.
  Sunnyvale, CA 94086
  Attn: James P. Scullion and Richard Friedman
  Facsimile: (408) 739-0178
  Confirmation Number: (408) 731-2000

  With a copy to:

  Heller, Ehrman, White & McAuliffe
  525 University Avenue
  Palo Alto, California 94301
  Attention: SAO File: 17506-0001
  Facsimile: (650) 324-0638
  Confirmation Number: (650) 324-7000

  If to the Company:

  IDT Holdings, Inc.
  1150 Bayhill Road
  San Bruno, CA 94066
  Attention: President
  Facsimile: (650) 873-8653
  Confirmation Number: (650) 873-8650

  With a copy to:

  Brobeck, Phleger & Harrison LLP
  Two Embarcadero Place, 2200 Geng Road
  Palo Alto, CA 94303
  Attention: Thomas W. Kellerman
  Facsimile: (650) 496-2885
  Confirmation Number: (650) 424-0160

Such addresses may be changed, from time to time by means of a notice given in the matter provided in this section.

   12.8 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent.

   12.9 Survival of Representation and Warranties. All representations and warranties contained in this Agreement, including the Exhibits, Schedules and other documents delivered pursuant to this Agreement shall survive the Effective Time for a period of one year.

   12.10 Waiver. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition in this Agreement.

   12.11 Assignment. Except for the contemplated reincorporation of Identix as described under the definition of "Identix" in Article I, neither party may assign, by operation of law or otherwise, all or any portion of its rights or duties under this Agreement without the prior written consent of the other party, which consent may be withheld in the absolute discretion of the party asked to give consent.

   12.12 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signatures to each party were upon a single instrument. All counterparts shall be deemed an original of this Agreement.

   12.13 Voting Agreement. Concurrently with the execution of this Agreement, IT Concepts and each director of the Company, which stockholders collectively own approximately 70% of the shares of outstanding Company Common, shall enter into the Stockholder Voting and Proxy Agreement in the form attached hereto as Exhibit F, pursuant to which, among other things, they shall agree to vote all the shares of Company capital stock held by them in favor of the Merger (the "Voting Agreement").

   12.14 Other Remedies. Except as specifically noted above, no remedies contained in this Agreement or in any of the Exhibits or Schedules hereto shall be in lieu of, or constitute a waiver of, any remedies at law or in equity (not based upon negligent misrepresentation) that one party may otherwise have against the other party hereto or against any present or former officer, director or controlling stockholder of such party.

   12.15 Continuation of Business of the Company. Identix hereby covenants and agrees that it shall continue to operate the business of the Company as a separate division or subsidiary for a period of at least nine months from the Effective Time.

   IN WITNESS WHEREOF, Identix, Acquisition Sub and the Company have executed this Agreement as of the date first above written.

                                        IDENTIX INCORPORATED

                                        By: /s/ Randall C. Fowler
                                            ----------------------------------

                                        Title: Chairman, President and CEO
                                             --------------------------------

                                        ID ACQUISITION CORP.

                                        By: /s/ Randall C. Fowler
                                            ----------------------------------

                                        Title: President
                                             --------------------------------

                                        IDT HOLDINGS, INC.

                                        By: /s/ Oscar R. Pieper
                                            ----------------------------------

                                        Title: President
                                             ---------------------------------

List of Exhibits

 Exhibit A Escrow Agreement
 Exhibit B Opinion of Brobeck, Phleger & Harrison LLP
 Exhibit C Noncompetition Agreement
 Exhibit D Employment Agreement
 Exhibit E Opinion of Heller Ehrman White & McAuliffe
 Exhibit F Stockholder Voting and Proxy Agreement



    [Signature Page to the Agreement and Plan of Reorganization and Merger]

                               AMENDMENT NO. 1 TO
                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

   This Amendment No. 1 ("Amendment") is entered into as of December 11, 1998 by and among Identix Incorporated, a California corporation, IDT Holdings, Inc, a Delaware corporation, and ID Acquisition Corp., a Delaware corporation, and amends the Agreement and Plan of Reorganization and Merger, dated November 14, 1998, by and among the parties hereto (the "Agreement"). Capitalized terms used herein without definition shall have the meanings given to them in the Agreement.

THE PARTIES HEREBY AGREE AS FOLLOWS:

   1. Article III. The first paragraph of Article III of the Agreement is hereby amended and restated in its entirety effective as of the execution of the Agreement to provide as follows:

      "Any disclosure delivered by the Company to Identix pursuant to this Article shall have been delivered on or prior to the date hereof and certified by an officer of the Company as true, accurate and complete, shall specifically refer to this Agreement and shall identify the Section of this Agreement requiring the delivery of such disclosure (such disclosure being referred to herein as an "Company Officer-Certified Disclosure Statement"). For the purposes of this Article III, references to the "Company" shall include IDT Holdings, as well as Identicator Technology and Identicator Corp. For purposes of this Article III, any references to the Company's "knowledge" means actual knowledge of the persons identified in Section 3.0 of the Company Officer-Certified Disclosure Statement as well as information contained in the files or records of IDT Holdings, Identicator Technology, Identicator Corp., Identicator, Inc. or IT Concepts. Except as set forth in the Company Officer-Certified Disclosure Statement, the Company represents and warrants to Identix that:"

   2. Section 3.4. The reference to "1,994,334" in the fifth sentence of
Section 3.4 of the Agreement is hereby corrected to read "1,944,334."

   3. Section 6.5. Section 6.5 of the Agreement is hereby amended in its entirety to provide as follows: "The aggregate number of Dissenting Shares shall not exceed five percent of the aggregate number of shares of Identix Common that would be issued pursuant to the Merger at the Effective Time if there were no Dissenting Shares."

   4. Sections 11.2 and 11.3. The references to "February 28, 1999" in Sections
11.2 and 11.3 of the Agreement are hereby amended to read "March 31, 1999."

   5. Continuing Effect. The parties hereby acknowledge and agree that the Agreement, as amended by this Amendment, continues in full force and effect.

   IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

                                        IDENTIX INCORPORATED

                                        By: /s/ James P. Scullion
                                            ----------------------------------

                                        Title: Executive Vice President
                                             --------------------------------

                                        ID ACQUISITION CORP.

                                        By: /s/ James P. Scullion
                                            ----------------------------------

                                        Title: Vice President
                                             --------------------------------

                                        IDT HOLDINGS, INC.

                                        By: /s/ Oscar Pieper
                                            ----------------------------------

                                        Title: President
                                             --------------------------------

                               AMENDMENT NO. 2 TO
                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

  This Amendment No. 2 ("Amendment") is entered into as of February 3, 1999 by and among Identix Incorporated, a Delaware corporation, IDT Holdings, Inc., a Delaware corporation, and ID Acquisition Corp., a Delaware corporation, and amends the Agreement and Plan of Reorganization and Merger, dated November 14, 1998 and amended on December 11, 1998, by and among the parties hereto (the "Agreement"). Capitalized terms used herein without definition shall have the meanings given to them in the Agreement.

  THE PARTIES HEREBY AGREE AS FOLLOWS:

  1. Sections 11.2 and 11.3. The references to "March 31, 1999" in Sections
11.2 and 11.3 of the Agreement are hereby amended to read "April 30, 1999."

  2. Continuing Effect. The parties hereby acknowledge and agree that the Agreement, as amended by this Amendment, continues in full force and effect.

  IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

                                          IDENTIX INCORPORATED

                                               /s/ Randall C. Fowler
                                          By: _________________________________

                                          Title: Chairman, President CEO

                                          ID ACQUISITION CORP.

                                               /s/ Randall C. Fowler
                                          By: _________________________________

                                          Title: President

                                          IDT HOLDINGS, INC.

                                               /s/ Oscar R. Pieper
                                          By: _________________________________

                                          Title: President

                                                                      APPENDIX B

                     STOCKHOLDER VOTING AND PROXY AGREEMENT

   STOCKHOLDER VOTING AND PROXY AGREEMENT, dated as of November 14, 1998, (this "Agreement") among Identix Incorporated, a California corporation ("Parent"), ID Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and each other person and entity listed on the signature pages hereof (each, a "Stockholder").

                                   BACKGROUND

   A. As of the date hereof, each Stockholder owns of record the number of shares of common stock (the "Common Stock"), of IDT Holdings, Inc., a Delaware corporation (the "Company"), set forth opposite such Stockholder's name on Exhibit A hereto (all such shares, together with all shares of Common Stock of the Company which are hereafter acquired by the Stockholders, being referred to herein as the "Shares").

   B. Parent, Sub and the Company have entered into an Agreement and Plan of Reorganization and Merger dated as of the date hereof (the "Merger Agreement"), which provides, upon the terms and subject to the conditions set forth therein, for the merger of Sub with and into the Company (the "Merger"); and

   C. As a condition to the willingness of Parent and Sub to enter into the Merger Agreement and in furtherance of the acquisition of the Company by Parent, Parent and Sub have required that the Stockholders agree, and in order to induce Parent and Sub to enter into the Merger Agreement, each Stockholder has agreed, severally and not jointly, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                         TRANSFER AND VOTING OF SHARES

   Section 1.1. Voting Agreement. Each Stockholder hereby agrees that from the date hereof to the earlier to occur of the termination of the Merger Agreement or the effective date of the Merger (in either case, the "Termination Date"), at any meeting of the Stockholders of the Company, however called, and in any action by consent of the Stockholders of the Company, such Stockholder shall vote the Shares; (A) in favor of the Merger, the Merger Agreement (as amended from time to time, provided that any amendment that could have a material adverse effect on a Stockholder must be approved by the Stockholder in order for this Agreement to continue to bind the Stockholder) and the transactions contemplated by the Merger Agreement and (B) against any proposal for any recapitalization, merger (other than the Merger), sale of assets or other business combination between the Company and any person or entity (other than Parent or Sub) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Merger Agreement not being fulfilled.

   Section 1.2. No Disposition or Encumbrance of Shares and Options. Each Stockholder hereby covenants and agrees that, from the date hereof to the Termination Date, it shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any pledge, lien, security interest, mortgage, charge, claim, option, proxy, voting restriction, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind on the Shares or options to acquire Company Common Stock owned by such Stockholder, unless such disposition or encumbrance (a) is either (i) made subject to the written assumption of Stockholder's obligations hereunder, or (ii) specifically required by court order or by operation of law, and (b) does not detrimentally effect the ability of Identix to carry out the purpose of this Agreement.

   Section 1.3. Voting of Shares; Further Assurances.

   (a) Each Stockholder, by this Agreement, with respect to its Shares, does hereby constitute and appoint Sub and Parent, or any nominee of Sub and Parent, with full power of substitution, from the date hereof to the Termination Date, as its true and lawful attorney and proxy (its "Proxy"), for and in its name, place and stead, to vote each of such Shares as its Proxy, at every annual, special or adjourned meeting of the Stockholders of the Company, including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require: (i) in favor of the Merger, the Merger Agreement (as amended from time to time, provided that any amendment that could have a material adverse effect on a Stockholder must be approved by the Stockholder in order for this Agreement to continue to bind the Stockholder) and the transactions contemplated by the Merger Agreement; and (ii) against any proposal for any recapitalization, merger (other than the Merger), sale of assets or other business combination between the Company and any person or entity (other than Parent or Sub) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Merger Agreement not being fulfilled.

   (b) THIS POWER OF ATTORNEY IS IRREVOCABLE, IS GRANTED IN CONSIDERATION OF PARENT AND SUB ENTERING INTO THE MERGER AGREEMENT AND IS COUPLED WITH AN INTEREST SUFFICIENT IN LAW TO SUPPORT AN IRREVOCABLE POWER.

   (c) This appointment shall revoke all prior attorneys and proxies appointed by any Stockholder at any time with respect to the Shares and no subsequent attorneys or proxies will be appointed by such Stockholder, or be effective, with respect thereto during the term of the Proxy granted pursuant to this
Section 1.3.

   (d) Each Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Sub and Parent the power to carry out and give effect to the provisions of this Agreement.

   Section 1.4. Legends.

   (a) Each Stockholder shall instruct the Company to cause each certificate of any Stockholder evidencing the Shares to bear a legend in the following form:

  THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THE STOCKHOLDER VOTING AND PROXY AGREEMENT DATED AS OF NOVEMBER 6, 1998, AS IT MAY BE AMENDED, AMONG IDENTIX INCORPORATED, ID ACQUISITION CORP. AND THE REGISTERED HOLDER OF THIS CERTIFICATE, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

   (b) In the event that the Shares shall cease to be subject to the restrictions on transfer set forth in this Agreement, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such Shares without the legend required by Section 1.4(a).

                                   ARTICLE II
                           COVENANTS OF STOCKHOLDERS

   Section 2.1 No Solicitation Of Transactions. Each Stockholder covenants and agrees that in its capacity as a Stockholder of the Company it shall not during the term of this Agreement, directly or indirectly, take any action to solicit, initiate, seek, entertain, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any third party regarding a public offering of the Company, any acquisition of the Company, any merger or consolidation with or involving the Company, or any acquisition of any material portion of the stock or assets of the Company, including the grant of any license to any intellectual property of the Company other than licenses in the ordinary course of business related to the sale of the Company's products. The Stockholder will promptly communicate to Parent any solicitation received by it in its capacity as a Stockholder of the Company with respect to any of the foregoing and the terms of such proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such transaction, or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with it.

   Section 2.2. Negative Covenants. Each Stockholder agrees not to prior to the Termination Date:

   (a) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement with respect to the sale, transfer, pledge, assignment or other disposition of, the Shares or options to acquire Company Common Stock owned by such Stockholder to any person other than Parent or Parent's designee; or

   (b) deposit any Shares into a voting trust or grant a proxy or enter into a voting agreement with respect to any Shares, except for this Agreement.

                                  ARTICLE III
                                 MISCELLANEOUS

   Section 3.1. Notices. All notices or other communications under this Agreement shall be in writing and shall be given by delivery in person, by facsimile, cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

   If to Parent:       Identix Incorporated
                       510 N. Pastoria Ave.
                       Sunnyvale, CA 94086
                       Attn: James P. Scullion and
                       Richard Friedman
                       Facsimile: (408) 739-0178

   with a copy to:     Heller Ehrman White & McAuliffe
                       525 University Avenue
                       Palo Alto, California 94301
                       Attn: SAO File 17506-0001
                       Facsimile: (650) 324-0638

   If to a Stockholder:at the address or facsimile number of such
                       Stockholder set forth on Exhibit A

   with a copy to:     Brobeck, Phleger & Harrison LLP
                       Two Embarcadero Place, 2200 Geng Road
                       Palo Alto, CA 94303
                       Attn: Thomas W. Kellerman
                       Facsimile: (650) 496-2885

(or such other address for a party as shall be specified in a notice given in accordance with this Section 3.1) and shall be deemed to have been given one business day after transmission by facsimile, cable, telegram, telex of other standard form of telecommunications, one business day after deposit with a nationally recognized overnight courier or four days after deposit in the U.S. mail.

   Section 3.2. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

   Section 3.3. Entire Agreement. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

   Section 3.4. Assignment, Binding Effect. Except as specifically permitted herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent or Sub may assign all or any of their rights and obligations hereunder to any affiliate of Parent (including by operation of law in connection with the reincorporation of Parent in Delaware). Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

   Section 3.5. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware court (without the necessity of posting a bond), this being in addition to any other remedy to which they are entitled at law or in equity.

   Section 3.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflict of laws.

   Section 3.7. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

   Section 3.8. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

   IN WITNESS WHEREOF, Parent and Sub have caused this Agreement to be executed by its officers thereunto duly authorized and each Stockholder has caused this Agreement to be executed, or duly executed by an authorized signatory, all as of the date first written above.

                                        IDENTIX INCORPORATED

                                        By: /s/ James P. Scullion
                                            ----------------------------------
                                        Title: Executive Vice President
                                             --------------------------------

                                        ID ACQUISITION CORP

                                        By: /s/ James P. Scullion
                                            ----------------------------------
                                        Title: Executive Vice President
                                             ---------------------------------

                                        /s/ Yuri Khidekel
                                        ---------------------------------------
                                        By: Yuri Khidekel

                                        /s/ Yury Shapiro
                                        --------------------------------------
                                        By: Yuri Shapiro

                                        INTERNATIONAL TECHNOLOGY CONCEPTS, INC.

                                        /s/ Yuri Khidekel
                                        ---------------------------------------
                                        By: Yuri Khidekel
                                        Title: Vice President

                                        [Entity Stockholder]

                                        By:
                                          ------------------------------------
                                        Title:
                                            ----------------------------------

                                        /s/ Harry F. Camp
                                        --------------------------------------
                                        [Individual Stockholder]

                                        [Entity Stockholder]

                                        By:
                                          ------------------------------------
                                        Title:
                                            ----------------------------------

                                        /s/ Oscar Pieper
                                        --------------------------------------
                                        [Individual Stockholder]

                                   Exhibit A

                              List of Stockholders

            Name and address             Shares of Common Options to Purchase
             of Stockholder                 Stock Held     Common Stock Held
 --------------------------------------  ---------------- -------------------
Harry F. Camp
1100 Sacramento St. #302
San Francisco, CA 94108                       300,200           255,667
Oscar Pieper
1150 Bayhill Dr. #215
San Bruno, CA 94066                           263,100           299,000
International Technology Concepts, Inc.
11501 Dublin Blvd.
Suite 101
Dublin, CA 94568                            1,358,881
Yuri Khidekel
11501 Dublin Blvd.
Suite 101
Dublin, CA 94568                                                194,650
Yury Shapiro
11501 Dublin Blvd.
Suite 101
Dublin, CA 94568                                                159,292

                                                                      APPENDIX C

                                ESCROW AGREEMENT

   THIS ESCROW AGREEMENT ("Escrow Agreement") is made as of            , 1999
among Identix Incorporated, a Delaware corporation ("Identix"); Harry F. Camp (the "Representative"); and U.S. Bank Trust National Association, Global Escrow Depository Services ("Escrow Holder").

                                   BACKGROUND

   A. Pursuant to an Agreement and Plan of Reorganization and Merger (the
"Agreement") dated as of November   , 1998, among Identix, ID Acquisition Corp,
a Delaware corporation and a wholly-owned subsidiary of Identix ("Acquisition Corp"), and IDT Holding, Inc., a Delaware corporation (the "Company"), Acquisition Corp will be merged with and into the Company and the Company will be the surviving corporation and become a wholly-owned subsidiary of Identix (the "Merger").

   B. This Escrow Agreement is being entered into pursuant to Section 2.5 and
Article X of the Agreement. Execution and delivery of this Escrow Agreement is a condition to the obligations of the parties to the Agreement to consummate the Merger.

   C. As set forth in Section 2.5.1 of the Agreement, by their approval of the Agreement and the Merger, the holders of shares of the common stock of the Company have authorized the Representative to act as the representative of those persons who, immediately prior to the effective time of the Merger, are holders (the "Former Stockholders") of shares of the common stock of the Company (other than holders of "dissenting shares" within the meaning of Section 1300(b) of the California Corporations Code or shares for which appraisal rights have been perfected in accordance with Section 262 of the Delaware General Corporation Law) under this Escrow Agreement with the powers and authority provided herein.

   D. Pursuant to the Agreement, the shares of the common stock of the Company that are outstanding immediately prior to the effective time of the Merger, other than dissenting shares, will be converted into shares of the common stock of Identix.

   E. Section 2.5.1 of the Agreement provides that at the effective time of the Merger, certain of the shares of the common stock of Identix issued in the Merger shall be delivered on behalf of the Former Stockholders to the Escrow Holder in order to secure the indemnification obligations of the Company set forth in Article X of the Agreement.

   THE PARTIES AGREE AS FOLLOWS:

                             ARTICLE I DEFINITIONS

   Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Agreement. In addition, for the purposes of this Escrow Agreement, the following terms shall have the following meanings:

   1.1 Claim Certificate. "Claim Certificate" shall mean a certificate signed by an officer of Identix stating (i) that an Indemnified Person has incurred or reasonably believes it may in the future incur the amount of Damages specified in such Claim Certificate, (ii) in reasonable detail, the facts alleged as the basis for such claim and the section or sections of the Agreement alleged to have been violated, and (iii) the number of Escrowed Shares to which Identix believes the Indemnified Person is entitled with respect to such Damages.

   1.2 Damages. "Damages" shall mean any and all losses, damages, liabilities, claims, judgments, settlements, costs and expenses (including reasonable attorneys' fees) of the type referred to in Article X of the Agreement.

   1.3 Escrow Fund. "Escrow Fund" shall mean the Escrowed Shares then held by the Escrow Holder.

   1.4 Escrowed Share. An "Escrowed Share" shall mean a share of Identix Common delivered to the Escrow Holder by the Exchange Agent on behalf of the Former Stockholders in accordance with Section 2.5 of the Agreement, together with any and all other shares of Identix Common, other securities of Identix or any other issuer, other property or cash received or receivable in respect of such share of Identix Common (other than ordinary cash dividends), including, without limitation, any and all securities, property or cash (other than ordinary cash dividends) to be issued or distributed in connection with any recapitalization, reclassification, split-up, merger, consolidation, exchange, stock dividend, stock split or similar event declared or effected with respect to such share of Identix Common.

   1.5 Indemnified Person. "Indemnified Person" shall mean Identix and any other entity or person who is a beneficiary of the indemnification obligations of the Company contained in Article X of the Agreement.

   1.6 Value. "Value," when used with respect to an Escrowed Share, shall mean the average closing price of the Identix common stock on the American Stock Exchange for a period of 21 trading days commencing on the 10th trading day before the date of this Escrow Agreement and ending on the 10th trading day after the date of this Agreement, as adjusted for stock splits, stock dividends, recapitalizations and the like.

                                   ARTICLE II
                               CREATION OF ESCROW

   2.1 Purpose. This Escrow Agreement is being executed and delivered, and the deposit of the Escrow Fund hereunder is being made, for the purpose of securing the indemnification obligations of the Company and the Former Stockholders set forth in Article X of the Agreement.

   2.2 Creation of Escrow Fund. At or promptly after the Effective Time, the Representative shall instruct the Exchange Agent to deposit with the Escrow Holder certificates representing those shares of Identix Common required to be so deposited under Section 2.5 of the Agreement. Identix and the Former Stockholders agree that any other securities, property or cash which thereafter are to become part of the Escrow Fund as provided in Section 1.4 of this Escrow

Agreement, shall be promptly deposited with the Escrow Holder upon receipt by or on behalf of the Former Stockholders, and receipt by the Escrow Holder on behalf of the Former Stockholders shall be deemed receipt by the Former Stockholders. Certificates representing securities deposited in the Escrow Fund shall be accompanied by separate stock powers endorsed in blank by the Representative on behalf of the Former Stockholders.

   2.3 Voting Rights. The Former Stockholders shall retain their voting rights with respect to securities held by the Escrow Holder unless and until such securities are delivered by the Escrow Holder to Identix in accordance with this Agreement.

   2.4 Ordinary Cash Dividends. If Identix pays an ordinary cash dividend on the Identix Common during the term hereof, such dividends payable shall be paid by Identix directly to the Former Stockholders and not included in the Escrow Fund.

   2.5 Income Tax Treatment. For income tax purposes, Identix and the Former Stockholders shall treat the Escrowed Shares as if they had been constructively received by the Former Stockholders and then placed into the Escrow Fund by the Former Stockholders.

                                  ARTICLE III
                                     CLAIMS

   3.1 Payment After Delivery of Claim Certificate. If Identix gives the Escrow Holder and the Representative a Claim Certificate, then, as soon as practicable but not earlier than 45 days after the giving of such Claim Certificate, the Escrow Holder, subject to the requirements of Section 3.2 hereof, shall deliver to Identix, from the Escrow Fund, on behalf of the Indemnified Person that number of Escrowed Shares having a Value (to the extent the Escrow Fund is sufficient for such purpose) equal to the Damages specified in such Claim Certificate.

   3.2 Disputes Respecting Claims. Unless, within 45 days after the giving of any Claim Certificate by Identix, Identix and the Escrow Holder receive a written notice from the Representative stating that the Representative questions the accuracy of a matter asserted in such Claim Certificate, such Claim Certificate shall constitute full authority to the Escrow Holder to take the action provided for in Section 3.1 and shall be conclusive and binding on all parties hereto and on the Former Stockholders. If, however, the Representative timely gives such a notice, the Escrow Holder shall not make any distribution to Identix of that portion of the Escrow Fund which the Representative asserts in his notice should not be so distributed until (i) the Escrow Holder receives the written consent of the Representative and Identix to such distribution or (ii) there is a final decision of a court of competent jurisdiction in an action between Identix and the Representative with respect to the disputed amount. For this purpose, a final decision shall mean the final judgment of any court of competent jurisdiction from which no appeal is then allowed or a final decision of an arbitrator under an arrangement providing for no appeal of such decision. The reasonable expenses, including attorneys' fees, of all of the parties to any such lawsuit or proceeding shall be reasonably apportioned among them, taking into consideration the outcome of the lawsuit or proceeding and the reasonableness of the conduct of each such party in connection with the dispute over the disposition of that portion of the Escrow Fund which was in controversy, in light of the facts known to such party at the time such party engaged in such conduct. Any and all amounts payable to Identix or any other Indemnified Person pursuant to the preceding sentence shall be paid out of the Escrow Fund as though it were an item of Damages.

   3.3 Notice and Defense of Third Party Claims. No later than 15 days after receipt by Identix of a written notice of any action, suit, audit or proceeding commenced against Identix or the Company which might be a basis for indemnification under Article X of the Agreement, Identix will give the Representative written notice thereof and will afford them an opportunity to defend such action, suit, audit or proceeding on behalf of the Former Stockholders, at the expense of the Representative or the Former Stockholders, provided that Identix may participate in the control of such defense. No Indemnified Person shall settle claims subject to this Escrow Agreement without the prior written consent of the Representative, which consent will not be unreasonably withheld.

                                   ARTICLE IV
                          DISTRIBUTION OF ESCROW FUND

   4.1 Distribution of Undisputed Amounts. Subject to Section 4.2 hereof, on the date one year after the date of this Escrow Agreement (the "Escrow Termination Date") the Escrow Holder shall promptly distribute the entire remaining Escrow Fund to the Representative for the benefit of the Former Stockholders, or to the Former Stockholders if and as the Representative shall direct, pro rata according to the number of shares of Company Common held by the Former Stockholders at the Effective Time.


   4.2 Distribution of Disputed Amounts. Notwithstanding the provisions of
Section 4.1 hereof, if, prior to the Escrow Termination Date, Identix shall have given a Claim Certificate to the Representative and the Escrow Holder and a dispute, in accordance with Section 3.2 hereof, respecting that Claim Certificate or the subject matter of such Claim Certificate has not yet been resolved in accordance with Section 3.2, then the Escrow Holder shall continue to hold that portion of the Escrow Fund which is the subject of such dispute. Any portion of the Escrow Fund so withheld shall continue to be held by the Escrow Holder until it receives authorization to distribute the portion of the Escrow Fund so withheld in accordance with the second sentence of Section 3.2.

   4.3 Dispute Resolution. It is the intention of the parties that if a dispute arises with respect to a Claim Certificate issued by Identix, that such dispute be resolved in an expeditious manner. Accordingly, within 10 days of the issuance by the Representative of a notice disputing a Claim Certificate, the Representative and an executive officer of Identix shall meet to resolve the dispute and shall use their good faith efforts to resolve the dispute over the next 20 days. If no resolution is reached after such 20-day period, either party may immediately request arbitration of such dispute. The parties shall negotiate in good faith to agree on an expedited binding arbitration procedure to resolve such dispute. If the parties in 15 days cannot agree in writing to such a procedure, either party may cause the dispute to immediately go into binding arbitration before one arbitrator who is a lawyer knowledgeable and experienced with respect to the issues being arbitrated in accordance with the commercial arbitration rules of the American Arbitration Association in San Francisco County, San Mateo County or Santa Clara County, California. The costs of the arbitrator and the arbitration proceeding (other than attorney's fees) shall be apportioned among the parties inversely in accordance with the percentage of the amount claimed in the Claim Certificate that is actually awarded to Identix by the arbitrator. Notwithstanding the foregoing provisions, if a Claim Certificate is issued by Identix with respect to an ongoing action, suit, audit or proceeding commenced against Identix or the Company, then the dispute resolution mechanism set forth in this Section 4.3 shall not commence until the final adjudication or settlement of such action, suit, audit or proceeding.

                                   ARTICLE V
                                 ESCROW HOLDER

   The "General Provisions Regarding Corporate Escrow Agreements" attached hereto as Exhibit A are incorporated herein by reference.

                                   ARTICLE VI
                                 REPRESENTATIVE

   6.1 Action by Representative. The Representative shall have full power and authority to represent all Former Stockholders with respect to all matters arising under this Escrow Agreement and with respect to the obligations set forth in Article X of the Agreement. All action taken by the Representative hereunder shall be binding upon the Former Stockholders as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Representative shall have full power and authority on behalf of all of the Former Stockholders to interpret all the terms and provisions of this Escrow Agreement, to give all approvals and take any other actions with respect to the Former Stockholders in connection with the subject matter of this Agreement and to consent to any amendment hereof. All action to be taken by the Representative shall be conclusive and binding upon all of the Former Stockholders. Identix may deal solely with and rely solely upon the Representative as the representative of all the Former Stockholders.

   6.2 Successor Representative. In case of the resignation, death or inability to act of the Representative, a successor or successors shall be named by a majority in interest of the Former Stockholders or if any such vacancy shall not be filled within 25 business days, by the Escrow Holder. Each such successor Representative shall have all of the power, authority, rights and privileges hereby conferred upon an original Representative, and the term "Representative" as used herein shall be deemed to include each such successor Representative.

   6.3 Limitation of Liability. The Representative shall incur no liability to the Former Stockholders except by reason of his willful misconduct or gross negligence.

   6.4 Posting Bond; Compensation. The Representative shall not be required to post a bond for the performance of services hereunder and shall receive no compensation for the performance of services, other than the reimbursement for out-of-pocket expenses, attorneys fees and any costs of arbitration borne by the Company hereunder which it may recover from the Escrow Fund (i) in an amount up to $100,000 at any time prior to the satisfaction of any claims made by Identix hereunder, and (ii) in any remaining amount upon the termination of this Escrow Agreement after satisfaction of any claims made by Identix hereunder.

                                  ARTICLE VII
                                 MISCELLANEOUS

   7.1 Notices. Except as expressly provided in this Escrow Agreement, all notices (including any Claim Certificate) given in connection with this Escrow Agreement shall be deemed to have been duly given on the date of delivery if personally delivered, one business day after deposit with a nationally recognized overnight courier or three days after mailing if mailed by certified or registered mail, return receipt requested, addressed as follows:

   If to Identix:

           Identix Incorporated
           510 N. Pastoria Ave.
           Sunnyvale, California 94086
           Attention: President and General Counsel

   With a copy to:

           Heller Ehrman White & McAuliffe
           525 University Avenue
           Palo Alto, California 94301
           Attention: SAO File 17506-0001

   If to the Representative:

           Harry F. Camp
           1100 Sacramento Street, #302
           San Francisco, CA 94108

   With a copy to:

           Brobeck, Phleger & Harrison LLP
           Two Embarcadero Place, 2200 Geng Road
           Palo Alto, CA 94303
           Attention: Thomas W. Kellerman

   If to the Escrow Holder:

           U.S. Bank Trust National Association
           Global Escrow Depository Services #SANF0527
           One California Street, 4th Floor
           San Francisco, CA 94111
           Attn: Cora Murphy

Such addresses may be changed from time to time by means of a notice given in the manner provided in this Section 7.1.

   7.2 Successors and Assigns. Neither the Escrow Holder nor the Representative may assign, by operation of law or otherwise, all or any portion of its or their rights, obligations or liabilities under this Escrow Agreement without the prior written consent of Identix, which consent may be withheld in the absolute discretion of Identix. The foregoing sentence is not intended to limit the right of the Former Stockholders to appoint a successor Representative pursuant to Section 6.2. Any attempted assignment in violation of this Section 7.2 shall be voidable. This Escrow Agreement and all action taken hereunder in accordance with its terms shall be binding upon and inure to the benefit of Identix and the other Indemnified Persons and their respective successors, assigns, heirs, executors, administrators and legal representatives, the Former Stockholders and their respective successors, assigns, heirs, executors, administrators and legal representatives, the Escrow Holder and its successors and the Representative and their successors, assigns, heirs, executors, administrators and legal representatives.

   7.3 Headings. The headings contained in this Escrow Agreement are intended principally for convenience and shall not, by themselves, determine the rights of the parties to this Escrow Agreement.

   7.4 Waiver. Waiver of any term or condition of this Escrow Agreement by any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Escrow Agreement.

   7.5 Governing Law. This Escrow Agreement shall be governed by, and construed in accordance with, the laws of the State of California as applied to agreements entered into and entirely to be performed within the state.

   IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be signed the day and year first above written.

IDENTIX:                                Identix Incorporated

                                        By:
                                           -----------------------------------

                                        Title:
                                            ----------------------------------

REPRESENTATIVE:

                                        ---------------------------------------
                                        Harry F. Camp

ESCROW HOLDER:

                                        U.S. Bank Trust National Association
                                        Global Escrow Depository Services

                                        By:
                                           -----------------------------------

                                        Title:
                                            ----------------------------------

                                                                      APPENDIX D

               DELAWARE GENERAL CORPORATION CODE APPRAISAL RIGHTS

SECTION 262 APPRAISAL RIGHTS

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. b. and c. of this paragraph.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to (S)228 or
(S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholder's of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholder's. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 120 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX E

                                   CHAPTER 13
                     GENERAL CORPORATION LAW OF CALIFORNIA
                               DISSENTERS' RIGHTS

SECTION 1300. RIGHT TO REQUIRE PURCHASE; "DISSENTING SHARES" AND
"DISSENTING SHAREHOLDER" DEFINED.

   (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of such corporation entitled to vote on the transaction, and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

  (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

     (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
  (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

     (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
  (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
  (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

     (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

     (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

   (c) As used in this chapter, "dissenting shareholder" means the record holder of dissenting shares and includes a transferee of record.

SECTION 1301. DEMAND FOR PURCHASE.

   (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision
(b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

   (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

   (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302. ENDORSEMENT OF SHARES.

   Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303. AGREED PRICE; TIME FOR PAYMENT.

   (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

   (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304. DISSENTER'S ACTION TO ENFORCE PAYMENT.

   (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within 6 months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

   (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

   (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305. APPRAISER'S REPORT--PAYMENT--COSTS.

   (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

   (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

   (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

   (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

   (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300,1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

SECTION 1306. DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

   To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307. DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

   Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308. CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

   Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309. TERMINATION OF DISSENTING SHAREHOLDER STATUS.

   Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

   (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

   (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

   (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

   (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION 1310. SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

   If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311. EXEMPT SHARES.

   This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312. ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

   (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof, but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

   (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-for merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

   (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

SUPPLEMENTAL NOTICE TO INTERNATIONAL TECHNOLOGY CONCEPTS, INC.:

   As noted in the prospectus of which this Supplement is a part, neither Heller Ehrman White & McAuliffe (Identix's tax counsel) nor Brobeck, Phleger & Harrison LLP (Identicator Technology's tax counsel) has rendered or will render an opinion with respect to the tax consequences to IDT or the IDT stockholders of transactions previously engaged in by IDT or Identicator Technology. The effect of transactions previously engaged in by IDT or Identicator Technology is of special importance to International Technology Concepts, Inc. ("IT Concepts") and its stockholders. Because IT Concepts transferred assets to IDT, the tax treatment of IT Concepts could be different from the treatment of the other IDT stockholders. IT Concepts should therefore seek its own tax counsel as to this separate issue.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 15. Indemnification of Directors and Officers

   In accordance with the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes provisions regarding the limitation of liability and indemnification of officers and directors of the Registrant. Articles NINTH and TENTH of the Registrant's Certificate of Incorporation provide as follows:

  NINTH. No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (a) for any breach of the director's duty of loyalty to the corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the corporation existing at the time of the repeal or modification.

  TENTH.

   A. Right to Indemnification

     Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than that law permitted the corporation to provide before the amendment) against all expenses, liabilities and losses including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. However, the corporation shall indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by that person only if that action, suit or proceeding (or part thereof) was authorized by the board of directors of the corporation. The rights set forth in this Article TENTH shall be contract rights and shall include the right to be paid expenses incurred in defending any such proceeding in advance of its final disposition. However, the payment of such expenses incurred by a director or officer of the corporation in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be so indemnified.

   B. Right of Claimant to bring Suit

     If a claim under Paragraph A of this Article TENTH is not paid in full by the corporation within 90 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part, the claimant shall be entitled to be paid the expense of prosecuting that claim. It shall be a defense to any such action (other than an action an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to this corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed. However, the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel or its stockholders) to have made a determination before the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

   C. Non Exclusivity of Rights

     The rights conferred on any person by Paragraphs A and B of this Article TENTH shall not be exclusive of any other rights which such person may have or hereafter may acquire under any statute, provision of the Certificate of Incorporation, by law, agreement, vote of stockholders or of disinterested directors, or otherwise.

   D. Expenses as a Witness

     To the extent that any director, officer, employee, or agent of the corporation is by reason of such position, or a position with another entity at the request of the corporation, a witness in any action, suit or proceeding, he or she shall be indemnified and held harmless against all costs and expenses actually and reasonably incurred by him or her on his or her behalf in connection therewith.

   E. Indemnity Agreements

     The corporation may enter into agreements with any director, officer, employee or agent of the corporation or any person who serves at the request of the corporation as a director, officer, employee, or agent of another corporation or other enterprise, providing for indemnification to the fullest extent permissible under the Delaware General Corporation Law and the corporation's Certificate of Incorporation.

   F. Effect of Repeal or Modification

     Any repeal or modification of this Article TENTH shall not adversely affect any right of indemnification or advancement of expenses of a director or officer, employee or agent of the corporation existing at the time of such repeal or modification with respect to any action or omission occurring before the repeal or modification.

   G. Separability

     Each and every paragraph, sentence, term and provision of this Article TENTH is separate and distinct. If any paragraph, sentence, term or provision is held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of any other such paragraph, sentence, term or provision. To the extent required in order to make any such paragraph, sentence, term or provision of this Article TENTH valid or enforceable, the corporation shall, and the indemnitee or potential indemnitee may, request a court of competent jurisdiction to modify the paragraph, sentence, term or provision in order to preserve its validity and provide the broadest possible indemnification permitted by applicable law.

   H. Insurance

     The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss of the type referred to in this Article TENTH, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under applicable law.

   I. Indemnification of Employees and Agents of the Corporation

     The corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and to the advancement of expenses to any employee or agent of the corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the corporation.

Item 21. Exhibits and Financial Statement Schedules

   (a) Exhibits

 Exhibits
   No.                                 Description
 --------                              -----------
   2.1    Agreement and Plan of Reorganization and Merger, dated November 14,
          1998 and amended as of December 11, 1998 and February 3, 1999, among
          Identix Incorporated, IDT Holdings, Inc. and ID Acquisition Corp.
          (included as Appendix A in the Proxy Statement/Prospectus)
   2.2    Stockholder Voting and Proxy Agreement, dated as of November 14,
          1998, among Identix Incorporated and certain stockholders of IDT
          Holdings, Inc. (included as Appendix B in the Proxy
          Statement/Prospectus)
   2.3    Form of Escrow Agreement among Identix Incorporated, Harry F. Camp and U.S. Bank Trust Association, Global Escrow Depository Services
          (included as Appendix C in the Proxy Statement/Prospectus)
   5.1*   Opinion of Heller Ehrman White & McAuliffe
   8.1*   Tax Opinion of Heller Ehrman White & McAuliffe
   8.2*   Tax Opinion of Brobeck, Phleger & Harrison LLP
  23.1*   Consent of Heller Ehrman White & McAuliffe (contained in opinions filed as Exhibits 5.1 and 8.1)
  23.2*   Consent of Brobeck, Phleger & Harrison LLP (contained in opinion filed as Exhibit 8.2)
  23.3    Consent of PricewaterhouseCoopers LLP, Independent Accountants for
          Identix
  23.4    Consent of PricewaterhouseCoopers LLP, Independent Accountants for
          IDT
  24.1*   Power of Attorney (see pages II-8 and II-9)
  99.1*   Form of IDT Proxy

--------
*  Previously filed.

   (b) Financial Statement Schedules.

   The information required to be set forth herein is incorporated by reference to Identix's Annual Report on Form 10-K for the fiscal year ended June 30, 1998.

Item 22. Undertakings

   A. The undersigned registrant hereby undertakes:

  (1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   B. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   C. (1) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by person who may be deemed underwriters, in addition to the information called for by other items of the applicable form.

     (2) That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed a bona fide offering thereof.

   D. To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   E. To supply by means of a post-effective amendment all required information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Restated Articles of Incorporation and Bylaws, and the California Corporations Code, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person for liabilities arising under the Act in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, California on March 17, 1999.

                                          IDENTIX INCORPORATED

                                                 /s/ James P. Scullion
                                          By: _________________________________
                                             James P. Scullion, Executive Vice
                                                        President,
                                                Chief Financial Officer and
                                                         Secretary

                               POWER OF ATTORNEY

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

                  *                   Chairman, President and    March 17, 1999
 ____________________________________  Chief Executive Officer
          Randall C. Fowler            (Principal Executive
                                       Officer)

       /s/ James P. Scullion          Executive Vice             March 17, 1999
 ____________________________________  President, Chief
          James P. Scullion            Financial Officer,
                                       Secretary and Director
                                       (Principal Financial
                                       and Accounting Officer)

                  *                   Director                   March 17, 1999
 ____________________________________
          Randall Hawks Jr.

                  *                   Director                   March 17, 1999
 ____________________________________
          Patrick H. Morton

                  *                   Director                   March 17, 1999
 ____________________________________
            Fred U. Sutter

                  *                   Director                   March 17, 1999
 ____________________________________
          Charles W. Richion

                  *                   Director                   March 17, 1999
 ____________________________________
            Larry J. Wells


    /s/ James P. Scullion
*By: __________________________
       James P. Scullion
       Attorney-in-fact

                                 EXHIBIT INDEX

 Exhibit                            Description
 -------                            -----------
   2.1   Agreement and Plan of Reorganization and Merger, dated November
         14, 1998 and amended December 11, 1998 and February 3, 1999, among Identix Incorporated, IDT Holdings, Inc. and ID
         Acquisition Corp. (included as Appendix A in the Proxy
         Statement/Prospectus)
   2.2   Stockholder Voting and Proxy Agreement, dated as of November 14,
         1998, among Identix Incorporated and certain stockholders of IDT
         Holdings, Inc. (included as Appendix B in the Proxy
         Statement/Prospectus)
   2.3   Form of Escrow Agreement among Identix Incorporated, Harry F.
         Camp and U.S. Bank Trust Association, Global Escrow Services
         (included as Appendix C in the Proxy Statement/Prospectus)
   5.1*  Opinion of Heller Ehrman White & McAuliffe
   8.1*  Tax Opinion of Heller Ehrman White & McAuliffe
   8.2*  Tax Opinion of Brobeck, Phleger & Harrison LLP
  23.1*  Consent of Heller Ehrman White & McAuliffe (contained in opinions filed as Exhibits 5.1 and 8.1)
  23.2*  Consent of Brobeck, Phleger & Harrison LLP (contained in opinion filed as Exhibit 8.2)
  23.3   Consent of PricewaterhouseCoopers LLP, Independent Accountants
         for Identix
  23.4   Consent of PricewaterhouseCoopers LLP, Independent Accountants
         for IDT
  24.1*  Power of Attorney (see pages II-8 and II-9)
  99.1*  Form of IDT Proxy

--------
*  Previously filed.